     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2003


                                                      REGISTRATION NO. 333-97017
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                          EL PASO NATURAL GAS COMPANY
             (Exact name of registrant as specified in its charter)

             DELAWARE                             4922                            74-0608280
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                      ------------------------------------

                 EL PASO BUILDING                                 JUDY A. HEINEMAN, ESQ.
               1001 LOUISIANA STREET                                 EL PASO BUILDING
               HOUSTON, TEXAS 77002                                1001 LOUISIANA STREET
                  (713) 420-2600                                   HOUSTON, TEXAS 77002
    (Address, including zip code, and telephone                       (713) 420-2600
   number, including area code, of registrant's      (Name, address, including zip code, and telephone
           principal executive officer)             number, including area code, of agent for service)

                      ------------------------------------

                                              COPIES TO:
                  DAVID F. TAYLOR                                 KELLY J. JAMESON, ESQ.
             LOCKE LIDDELL & SAPP LLP                                EL PASO BUILDING
             3400 JPMORGAN CHASE TOWER                             1001 LOUISIANA STREET
                 600 TRAVIS STREET                                 HOUSTON, TEXAS 77002
               HOUSTON, TEXAS 77002                                   (713) 420-2600
                  (713) 226-1200

                      ------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective Amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                            AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                TO BE           OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED           PER UNIT(1)           PRICE(1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
8 3/8% Notes due June 15, 2032......     $300,000,000             100%             $300,000,000          $27,600(1)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Note was assumed to be the stated principal amount of each original note that may be received by the Registrant in the exchange transaction in which the Notes will be offered.
                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 11, 2003

PROSPECTUS

                          EL PASO NATURAL GAS COMPANY

                               OFFER TO EXCHANGE
                   REGISTERED 8 3/8% NOTES DUE JUNE 15, 2032
                                      FOR
                 ALL OUTSTANDING 8 3/8% NOTES DUE JUNE 15, 2032
                 ($300,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

     We are offering to exchange all of our outstanding 8 3/8% Notes due June 15, 2032 for our registered 8 3/8% Notes due June 15, 2032. In this prospectus, we will call the original notes the "Old Notes" and the registered notes the "New Notes." The Old Notes and New Notes are collectively referred to in this prospectus as the "notes."

                               THE EXCHANGE OFFER

     - Expires 5:00 p.m., New York City time,                , 2003, unless
       extended.

     - Subject to certain customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

     - All outstanding Old Notes validly tendered and not withdrawn will be exchanged.

     - The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

                                 THE NEW NOTES

     - The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that we have registered the New Notes with the Securities and Exchange Commission. In addition, the New Notes will not be subject to certain transfer restrictions.


     - Interest on the New Notes will accrue from June 10, 2002 at the rate of 8 3/8% per annum, payable semi-annually in arrears on each June 15 and December 15, beginning December 15, 2003.



     - The New Notes will not be listed on any securities exchange or the NASDAQ Stock Market.

                             ---------------------


     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
                             ---------------------

             The date of this prospectus is                , 2003.

                             ---------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Selected Financial Information..............................    8
Ratio of Earnings to Fixed Charges..........................    9
Risk Factors................................................   10
Cautionary Statement Regarding Forward-Looking Statements...   18
Where You Can Find More Information.........................   19
Business....................................................   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   24
Quantitative and Qualitative Disclosures About Market
  Risk......................................................   31
Changes in and Disagreements with Accountants on Accounting
  and Financial Disclosure..................................   31
Use of Proceeds.............................................   32
Capitalization..............................................   32
The Exchange Offer..........................................   33
Description of the Notes....................................   41
United States Federal Income Tax Consequences...............   49
ERISA Considerations........................................   52
Global Securities; Book-Entry System........................   55
Exchange Offer and Registration Rights......................   58
Plan of Distribution........................................   60
Legal Matters...............................................   61
Experts.....................................................   61
Index to Consolidated Financial Statements..................  F-1


                               ------------------

     UNTIL           , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT EL PASO NATURAL GAS COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE, EXCLUDING ANY EXHIBITS TO THOSE DOCUMENTS UNLESS THE EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS DOCUMENT. YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM US AT THE FOLLOWING ADDRESS:

                          EL PASO NATURAL GAS COMPANY
                          OFFICE OF INVESTOR RELATIONS
                                EL PASO BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                         TELEPHONE NO.: (713) 420-2600

     TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT
DECISION. PLEASE MAKE ANY SUCH REQUESTS ON OR BEFORE           , 2003. SEE
"WHERE YOU CAN FIND MORE INFORMATION" FOR MORE INFORMATION ABOUT THESE MATTERS.

                               PROSPECTUS SUMMARY


     This summary highlights some basic information appearing in other sections of this prospectus. It is not complete and does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus and the documents incorporated by reference to understand fully the terms of the exchange offer and the New Notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the "Risk Factors" section beginning on page 10 of this prospectus. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context otherwise indicates, when we refer to "El Paso Natural Gas," "us," "we," "our," or "ours," we are describing El Paso Natural Gas Company, together with its subsidiaries. References to "El Paso" mean El Paso Corporation.



     Below is a list of terms that are common to our industry and used throughout this document.



/d     = per day                              Bcf     = billion cubic feet
BBtu   = billion British thermal units        MMcf    = million cubic feet
                                              MMDth   = million dekatherm



     When we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.


                                  OUR BUSINESS


     We are a Delaware corporation incorporated in 1928, and an indirect wholly owned subsidiary of El Paso Corporation (El Paso). Our sole business is the interstate transportation of natural gas. We conduct our business activities through two pipeline systems, each of which is discussed below.


     The EPNG system. The El Paso Natural Gas system consists of approximately 10,600 miles of pipeline with a winter sustainable west-flow capacity of 4,530 MMcf/d and approximately 800 MMcf/d of east-end deliverability. The west-flow capacity includes approximately 230 MMcf/d of capacity added in November 2002 related to the completion of our Line 2000 project which converted a pipeline from oil transmission to natural gas transmission. This pipeline extends from West Texas to the Arizona and California border. During 2002, 2001 and 2000, average throughput on the EPNG system was 3,799 BBtu/d, 4,253 BBtu/d and 3,937 BBtu/d. This system delivers natural gas from the San Juan, Permian and Anadarko Basins to California, which is our single largest market, as well as markets in Arizona, Nevada, New Mexico, Oklahoma, Texas and northern Mexico.

     The Mojave system. The Mojave Pipeline system consists of approximately 400 miles of pipeline with a design capacity of approximately 400 MMcf/d. During 2002, 2001 and 2000, average throughput on the Mojave system was 266 BBtu/d, 283 BBtu/d and 407 BBtu/d. This system connects with the EPNG and Transwestern transmission systems at Topock, Arizona, the Kern River Gas Transmission Company transmission system in California and extends to customers in the vicinity of Bakersfield, California.

     Our principal executive offices are in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.


                                 RECENT EVENTS



     On June 26, 2003, El Paso announced that it had executed two definitive settlement agreements to resolve the principal litigation and claims against it relating to the sale or delivery of natural gas and/or electricity to or in the Western United States (the Western Energy Settlement). Parties to the settlement agreements include private class action litigants in California; the governor and lieutenant governor of California; the attorneys general of California, Washington, Oregon and Nevada; the California Public

Utilities Commission; the California Electricity Oversight Board; the California Department of Water Resources; Pacific Gas and Electric Company; Southern California Edison Company; five California municipalities and six non-class private plaintiffs. We are a party to these definitive settlement agreements, and as such, will bear a portion of the costs and obligations of the settlements, as discussed more fully in our Current Report on Form 8-K filed July 9, 2003.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer............   We are offering to exchange up to $300,000,000
                                 of the New Notes for up to $300,000,000 of the Old Notes. Old Notes may be exchanged only in $1,000 increments.

                                 The terms of the New Notes are identical in all material respects to the Old Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the Old Notes. The New Notes and the Old Notes will be governed by the same indenture.


Registration Rights
Agreement.....................   We sold the Old Notes on June 10, 2002 to
                                 Credit Suisse First Boston Corporation, the initial purchaser, under a purchase agreement dated June 4, 2002. Pursuant to the purchase agreement, we and Credit Suisse First Boston
                                 Corporation entered into a registration rights agreement that granted the holders of the Old
                                 Notes certain exchange and registration rights.
                                 Specifically, we agreed to file, on or prior to 90 days after the closing of the offering of the Old Notes, this exchange offer registration statement with respect to a registered offer to exchange the Old Notes for the New Notes. We also agreed to use our commercial reasonable efforts to have this exchange offer registration statement declared effective by the SEC within 220 days after the closing of the offering of the Old Notes and to consummate the exchange offer within 30 business days thereafter. If we fail to fulfill our obligations under the registration rights agreement, additional interest will accrue on the Old Notes at an annual rate of 0.25% for the first 90 days and will increase by an additional 0.25% for each subsequent 90-day period up to a maximum additional annual rate of 0.75%. See "Exchange Offer and Registration
                                 Rights." We are currently paying additional interest at an annual rate of 0.50%.


Resale........................   We believe that you will be able to freely
                                 transfer the New Notes without registration or any prospectus delivery requirement; however, certain broker-dealers and certain of our affiliates may be required to deliver copies of this prospectus if they resell any New Notes.

Expiration Date...............   5:00 p.m., New York City time, on           ,
                                 2003, unless the exchange offer is extended.
                                 You may withdraw Old Notes you tender pursuant to the exchange offer at any time prior to
                                           , 2003. See "The Exchange
                                 Offer -- Expiration Date; Extensions;
                                 Termination; Amendments."

Conditions to the Exchange
Offer.........................   The exchange offer is not subject to any
                                 conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Old
Notes.........................   If you wish to accept the exchange offer, sign
                                 and date the letter of transmittal that was delivered with this prospectus in accordance with the instructions, and deliver the letter of transmittal, along with the Old Notes and any other required documentation, to the exchange agent. Alternatively, you can tender your outstanding Old Notes by following the procedures for book-entry transfer, as described in this prospectus. By executing the letter of transmittal or by transmitting an agent's message in lieu thereof, you will represent to us that, among other things:


                                 - the New Notes you receive will be acquired in
                                   the ordinary course of your business;



                                 - you are not participating, and you have no
                                   arrangement with any person to participate, in the distribution of the New Notes;


                                 - you are not our "affiliate," as defined in
                                   Rule 405 under the Securities Act, or a
                                   broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

                                 - if you are not a broker-dealer, that you are
                                   not engaged in and do not intend to engage in the distribution of the New Notes.

Effect of Not Tendering.......   Old Notes that are not tendered or that are
                                 tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof.

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner whose Old Notes
                                 are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery
Procedures....................   If you wish to tender your Old Notes, you may,
                                 in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under "The
                                 Exchange Offer -- Procedures for Tendering Old
                                 Notes -- Guaranteed Delivery."

Withdrawal Rights.............   You may withdraw Old Notes that you tender
                                 pursuant to the exchange offer by furnishing a written or facsimile transmission notice of withdrawal to the exchange agent containing the information set forth in "The Exchange
                                 Offer -- Withdrawal of Tenders" at any time prior to the expiration date.

Acceptance of Old Notes and
Delivery of New Notes.........   We will accept for exchange any and all Old
                                 Notes that are properly tendered in the
                                 exchange offer prior to the expiration date.
                                 See "The Exchange Offer -- Procedures for
                                 Tendering Old Notes." The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Broker-Dealers................   Each broker-dealer that receives New Notes for
                                 its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                         SUMMARY OF TERMS OF NEW NOTES

Issuer........................   El Paso Natural Gas Company

New Notes.....................   $300,000,000 aggregate principal amount of
                                 8 3/8% Notes due June 15, 2032.

Maturity Date.................   June 15, 2032.

Interest Rate.................   8 3/8% per annum, accruing from June 15, 2003.


Interest Payment Dates........   June 15 and December 15 of each year, beginning
                                 December 15, 2003.


Optional Redemption...........   We may redeem some or all of the New Notes, at
                                 any time or from time to time, at the
                                 redemption price described in the section entitled "Description of the Notes -- Optional
                                 Redemption of Notes."


Ranking.......................   As of March 31, 2003, we had total long-term
                                 capital market debt (including the Old Notes) of approximately $960 million. We also had guarantees of approximately $11 million and letters of credit of approximately $4 million.
                                 The New Notes rank equally with approximately
                                 $675 million of our debt, guarantees and letters of credit, as well as the guarantee of El Paso's $3 billion revolving credit facility described below.



                                 We are a designated borrower under El Paso's $3 billion revolving credit facility, which matures in June 2005. We are jointly and severally liable for any amounts outstanding under the $3 billion facility until August 19, 2003. Except as set forth below, after August 19, 2003, we are only liable for the amounts we borrow under the $3 billion facility. If, on August 19, 2003, (1) an event of default is continuing with respect to the $3 billion facility or (2) El Paso or any of the subsidiary guarantors under the facility or any of El Paso's restricted subsidiaries (each as defined in the facility) is subject to a bankruptcy or similar proceeding, then we will continue to be jointly and severally liable for any amounts outstanding under such facility until none of the events described in (1) or
                                 (2) above exists. Once our joint and several liability expires on August 19, 2003 as set forth above, there are no circumstances in which we could again become liable under El Paso's $3 billion facility except for amounts borrowed by us under the facility. As of March 31, 2003, $1.5 billion was outstanding under the $3 billion facility, none of which was borrowed by us. In addition, at March 31, 2003, after giving pro forma effect to this offering, we would have had outstanding approximately $11 million in other guarantees.



                                 We are also a designated borrower under El
                                 Paso's $1 billion revolving credit facility. We are jointly and severally liable for any amounts outstanding under the $1 billion facility until its maturity on August 4, 2003. As of March 31, 2003, $500 million was outstanding (which amount has since been repaid). As of March 31, 2003, $456 million in letters of credit were issued under the $1 billion facility, none of which was borrowed by us.

                                 Upon maturity of the $1 billion facility, any amounts outstanding will be transferred to El Paso's $3 billion facility.



                                 Our direct subsidiary, Sabine River Investors V, L.L.C. (Sabine), is one of 17 subsidiary guarantors of El Paso's $3 billion facility. In connection with its guarantee of the $3 billion facility, Sabine pledged its equity interests in each of EPNG Mojave, Inc. and El Paso Mojave Pipeline Co., its sole assets, to collateralize that facility. In addition, in connection with its guarantee of El Paso's $3 billion facility, our direct parent El Paso EPNG Investments, L.L.C. pledged its equity interest in us to collateralize that facility. As a result, our ownership is subject to a change in control if El Paso's lenders under the $3 billion facility are required to exercise rights over their collateral. El Paso EPNG Investments' equity in us and Sabine's equity interests in EPNG Mojave, Inc. and El Paso Mojave Pipeline Co. also collateralize approximately $1 billion of other financing arrangements, including leases, letters of credit and other facilities. As a result of these guarantees and pledges, holders of the notes will be effectively subordinated to the secured creditors of El Paso under the $3 billion facility and the approximately $1 billion of other financing arrangements with respect to the equity interests of EPNG Mojave, Inc. and El Paso Mojave Pipeline Co. owned by Sabine. At March 31, 2003, the assets of Sabine represented approximately $369 million, or 12%, of our total consolidated assets and Sabine's EBIT represented approximately $5 million, or 6%, of our consolidated EBIT.


Certain Covenants.............   The indenture governing the New Notes contains
                                 covenants, including covenants limiting (i) the creation of liens securing indebtedness, and
                                 (ii) sale-leaseback transactions.

Use of Proceeds...............   We will not receive any proceeds from the
                                 exchange of the New Notes for the outstanding
                                 Old Notes.


Risk Factors..................   You should read the "Risk Factors" section
                                 beginning on page 10, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks involved with the exchange of the New Notes for the outstanding Old Notes.

                         SELECTED FINANCIAL INFORMATION


     The following selected financial information was obtained from and should be read in conjunction with our consolidated financial statements and related notes included in this prospectus beginning on page F-1. This historical information is not necessarily indicative of the results to be expected in the future.



                                       THREE MONTHS
                                          ENDED
                                        MARCH 31,              YEAR ENDED DECEMBER 31,
                                       ------------   ------------------------------------------
                                       2003    2002    2002     2001     2000     1999     1998
                                       -----   ----   ------   ------   ------   ------   ------
                                       (UNAUDITED)
                                                             (IN MILLIONS)
OPERATING RESULTS DATA:
  Operating revenues.................  $132    $152   $  564   $  572   $  508   $  501   $  480
  Depreciation, depletion and
     amortization....................    17      13       63       70       66       63       61
  Operating income (loss)(1).........    73      82     (105)     186      223      214      213
  Income (loss) before income
     taxes...........................    57      72     (154)     155      206      170      150
  Income taxes.......................    22      28      (55)      60       78       64       58
  Net income (loss) from continuing
     operations......................    35      44      (99)      95      128      106       92



                                            AS OF                  AS OF DECEMBER 31,
                                          MARCH 31,    ------------------------------------------
                                            2003        2002     2001     2000     1999     1998
                                         -----------   ------   ------   ------   ------   ------
                                         (UNAUDITED)
                                                              (IN MILLIONS)
FINANCIAL POSITION DATA:
  Total assets.........................    $3,203      $3,189   $3,344   $2,993   $3,100   $2,793
  Short-term debt (including current
     maturities of long-term debt).....       200         200      654      280      567      268
  Long-term debt, less current
     maturities........................       758         758      659      873      873      980
  Western Energy Settlement
     Current Portion...................       100         100       --       --       --       --
     Noncurrent Portion................       316         312       --       --       --       --
  Stockholder's equity.................     1,182       1,153    1,298    1,227    1,126    1,044


---------------


(1) In March 2003, we entered into an agreement in principle to settle claims associated with the western energy crisis from September 1996 to the date of the proposed settlement. We accrued a charge of $412 million in December 2002 related to this settlement. In 2001, we incurred merger-related costs of $98 million related to El Paso's merger with The Coastal Corporation. For a further discussion of these matters, see our financial statements included in this prospectus beginning on page F-1.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents the ratio of earnings to fixed charges for El Paso Natural Gas and its consolidated subsidiaries for the periods indicated:


                                                                                   THREE MONTHS
                                                                                      ENDED
                                                 YEAR ENDED DECEMBER 31,            MARCH 31,
                                           ------------------------------------    ------------
                                           1998    1999    2000    2001    2002    2002    2003
                                           ----    ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges.......  2.1x    2.5x    2.8x    2.5x      --(1) 5.2x    3.8x


------------------

(1) Earnings were inadequate to cover fixed charges by $160 million for the year ended December 31, 2002.


     For the purposes of computing these ratios, earnings means income (loss) from continuing operations before income taxes and fixed charges, less capitalized interest. Fixed charges means the sum of the following:


     - interest costs, not including interest on rate refunds;


     - amortization of debt costs; and



     - that portion of rental expense which we believe represents an interest factor.

                                  RISK FACTORS

     Before you decide to participate in the exchange offer, you should read the following risks, uncertainties and factors that may adversely affect us.

                         RISKS RELATED TO OUR BUSINESS

OUR SUCCESS DEPENDS ON FACTORS BEYOND OUR CONTROL.

     Our business is the transportation of natural gas for third parties. As a result, the volume of natural gas involved in these activities depends on the actions of those third parties, and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current transmission volumes and rates, to renegotiate existing contracts as they expire, or to remarket unsubscribed capacity:

     - future weather conditions, including those that favor alternative energy sources;

     - price competition;

     - drilling activity and supply availability;

     - expiration and/or turn back of significant contracts;

     - service area competition;

     - changes in regulation and actions of regulatory bodies;

     - credit risk of customer base;

     - increased cost of capital; and

     - natural gas and liquids prices.

THE REVENUES OF OUR PIPELINE BUSINESSES ARE GENERATED UNDER CONTRACTS THAT MUST BE RENEGOTIATED PERIODICALLY.


     Our revenues are generated under transportation contracts which expire periodically and must be renegotiated and extended or replaced. We cannot assure that we will be able to extend or replace our contracts when they expire or that the terms of any renegotiated contracts will be as favorable as the existing contracts. For a further discussion of these matters, see "Business -- Markets and Competition" beginning on page 22 and Note 4 to the Condensed Consolidated Financial Statements beginning on page F-34.


     In particular, our ability to extend and/or replace transportation contracts could be adversely affected by factors we cannot control, including:

     - the proposed construction by other companies of additional pipeline capacity in markets served by us;

     - changes in state regulation of local distribution companies, which may cause them to negotiate short-term contracts or turn back their capacity when their contracts expire;

     - reduced demand and market conditions;


     - the availability of alternative energy sources or gas supply points;



     - obligations in connection with the settlement of litigation; and


     - regulatory actions.

     If we are unable to renew, extend or replace these contracts or if we renew them on less favorable terms, we may suffer a material reduction in our revenues and earnings.

WE FACE COMPETITION THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     Our competitors include other pipeline companies, as well as participants in other industries supplying and transporting alternative fuels. If we are unable to compete effectively, our future profitability may be negatively impacted.

FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT OUR BUSINESS.

     Revenues generated by our contracts depend on volumes and rates, both of which can be affected by the prices of natural gas. Increased natural gas prices could result in loss of load from our customers, such as power companies not dispatching gas fired power plants, industrial plant shutdown or load loss to competitive fuels and local distribution companies' loss of customer base due to conversion from natural gas. The success of our operations is subject to continued development of additional oil and natural gas reserves in the vicinity of our facilities and our ability to access additional suppliers from interconnecting pipelines to offset the natural decline from existing wells connected to our systems. A decline in energy prices could precipitate a decrease in these development activities and could cause a decrease in the volume of reserves available for transmission on our system. Fluctuations in energy prices are caused by a number of factors, including:

     - regional, domestic and international supply and demand;

     - availability and adequacy of transportation facilities;

     - energy legislation;

     - federal and state taxes, if any, on the transportation of natural gas;

     - abundance of supplies of alternative energy sources; and

     - political unrest among oil-producing countries.

THE AGENCIES THAT REGULATE US AND OUR CUSTOMERS AFFECT OUR PROFITABILITY.

     Our pipeline businesses are regulated by the FERC, the U.S. Department of Transportation, and various state and local regulatory agencies. Regulatory actions taken by those agencies have the potential to adversely affect our profitability. In particular, the FERC regulates the rates we are permitted to charge our customers for our services. If our tariff rates were reduced in a future rate proceeding, if our volume of business under our currently permitted rates was decreased significantly or if we were required to substantially discount the rates for our services because of competition, our profitability and liquidity could be reduced.

     Further, state agencies that regulate our local distribution company customers could impose requirements that could impact demand for our services.

COSTS OF ENVIRONMENTAL LIABILITIES, REGULATIONS AND LITIGATION COULD EXCEED OUR ESTIMATES.

     Our operations are subject to various environmental laws and regulations. These laws and regulations obligate us to install and maintain pollution controls and to clean up various sites at which regulated materials may have been disposed of or released. We are also party to legal proceedings involving environmental matters pending in various courts and agencies.

     It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

     - the uncertainties in estimating clean up costs;

     - the discovery of new sites or information;

     - the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties;

     - the nature of environmental laws and regulations; and

     - the possible introduction of future environmental laws and regulations.

     Although we believe we have established appropriate reserves for liabilities, including clean up costs, we could be required to set aside additional reserves in the future due to these uncertainties. For additional information, see Note 4 to the Condensed Consolidated Financial Statements beginning on page F-34.


OUR OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS AND UNINSURED RISKS.

     Our operations are subject to the inherent risks normally associated with those operations, including pipeline ruptures, explosions, pollution, release of toxic substances, fires and adverse weather conditions, and other hazards, each of which could result in damage to or destruction of our facilities or damages to persons and property. In addition, our operations face possible risks associated with acts of aggression on our assets. If any of these events were to occur, we could suffer substantial losses.

     While we maintain insurance against many of these risks, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

ONE CUSTOMER CONTRACTS FOR A SUBSTANTIAL PORTION OF OUR FIRM TRANSPORTATION CAPACITY.


     For 2002, contracts with Southern California Gas Company were substantial. For additional information on our relationship with Southern California Gas Company, see "Business -- Markets and Competition" beginning on page 22 and Note 12 to the Consolidated Financial Statements beginning on page F-26. The loss of this customer or a decline in its credit-worthiness could adversely affect our results of operations, financial position and cash flow.


TERRORIST ATTACKS AIMED AT OUR FACILITIES COULD ADVERSELY AFFECT OUR BUSINESS.

     On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scale. Since the September 11th attacks, the U.S. government has issued warnings that energy assets, including our nation's pipeline infrastructure, may be a future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

                 RISKS RELATED TO OUR AFFILIATION WITH EL PASO

     El Paso files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Each prospective investor should consider this information and the matters disclosed therein in addition to the matters described in this report. Such information is not incorporated by reference herein.

OUR RELATIONSHIP WITH EL PASO AND ITS FINANCIAL CONDITION SUBJECTS US TO POTENTIAL RISKS THAT ARE BEYOND OUR CONTROL.


     Due to our relationship with El Paso, adverse developments or announcements concerning El Paso could adversely affect our financial condition, even if we have not suffered any similar development. The outstanding senior unsecured indebtedness of El Paso has been downgraded to below investment grade, currently rated Caa1 by Moody's and B by Standard & Poor's (with a developing outlook by Moody's and a negative outlook by Standard & Poor's), which in turn resulted in a similar downgrading of our outstanding senior unsecured indebtedness to B1 by Moody's and B+ by Standard & Poor's (with a developing outlook by Moody's and a negative outlook by Standard & Poor's). These downgrades will increase our cost of capital and collateral requirements, and could impede our access to capital markets. As a result of these recent downgrades, El Paso has realized substantial demands on its liquidity. These downgrades may subject El Paso to additional liquidity demands in the future. These downgrades are a result, at least in part, of the outlook generally for the consolidated businesses of El Paso and its needs for liquidity.

     In order to meet its short term liquidity needs, El Paso has embarked on its 2003 Operational and Financial Plan. Pursuant to the plan, El Paso has substantially reduced its capital expenditures for 2003, signed purchase and sale agreements for or closed approximately $2.6 billion in asset sales, retired and/or restructured two of its financing vehicles, entered into a new $3 billion revolving credit facility, resolved significant litigation and regulatory matters, and achieved cost reductions for 2003. To fully achieve the plan's objectives, El Paso must complete an additional $0.8 billion in non-core asset sales during 2003 and continue to recover substantial amounts of the cash collateral committed to its trading, petroleum and other businesses. There can be no assurance that the remaining actions contemplated under the plan will be consummated on favorable terms, if at all, or even if consummated, that such remaining actions will be successful in satisfying El Paso's liquidity needs. In the event that El Paso's liquidity needs are not satisfied, El Paso could be forced to seek protection from its creditors in bankruptcy. Such a development could materially adversely affect our financial condition.



     Pursuant to El Paso's cash management program, surplus cash is made available to El Paso in exchange for an affiliated receivable. In addition, we conduct commercial transactions with some of our affiliates. As of March 31, 2003, we have receivables of approximately $1,039 million from El Paso and its affiliates and payables of approximately $7 million to El Paso and its affiliates. El Paso provides cash management and other corporate services for us. If El Paso is unable to meet its liquidity needs, there can be no assurance that we will be able to access cash under the cash management program, or that our affiliates would pay their obligations to us. However, we might still be required to satisfy affiliated company payables. Our inability to recover any intercompany receivables owed to us could adversely affect our ability to repay our outstanding indebtedness. For a further discussion of our related party transactions, see Note 11 to the Consolidated Financial Statements beginning on page F-25 and Note 5 to the Condensed Consolidated Financial Statements beginning on page F-42.



WE ARE JOINTLY AND SEVERALLY LIABLE FOR ALL OUTSTANDING AMOUNTS UNDER EL PASO'S CREDIT FACILITIES AND CERTAIN OTHER OBLIGATIONS.



     We are a designated borrower under El Paso's $3 billion revolving credit facility, which matures in June 2005. We are jointly and severally liable for any amounts outstanding under the $3 billion facility until August 19, 2003. Except as set forth below, after August 19, 2003, we are only liable for the amounts we borrow under the $3 billion facility. If, on August 19, 2003, (1) an event of default is continuing with respect to the $3 billion facility or (2) El Paso or any of the subsidiary guarantors under the facility or any of El Paso's restricted subsidiaries (each as defined in the facility) is subject to a bankruptcy or similar proceeding, then we will continue to be jointly and severally liable for any amounts outstanding under such facility until none of the events described in (1) or (2) above exists. Once our joint and several liability expires on August 19, 2003 as set forth above, there are no circumstances in which we could again become liable under El Paso's $3 billion facility except for amounts borrowed by us under the facility. As of March 31, 2003, $1.5 billion was outstanding under the $3 billion facility, none of which was borrowed by us.



     We are also a designated borrower under El Paso's $1 billion revolving credit facility. We are jointly and severally liable for any amounts outstanding under the $1 billion facility until its maturity on August 4, 2003. As of March 31, 2003, $500 million was outstanding (which amount has since been repaid). As of March 31, 2003, $456 million in letters of credit were issued under the $1 billion facility, none of which was borrowed by us. Upon maturity of the $1 billion facility, any amounts outstanding will be transferred to El Paso's $3 billion facility.



     Our direct subsidiary, Sabine, is one of 17 subsidiary guarantors of El Paso's $3 billion facility. In connection with its guarantee of this facility, Sabine pledged its equity interests in each of EPNG Mojave, Inc. and El Paso Mojave Pipeline Co., its sole assets, to collateralize that facility. In addition, in connection with its guarantee of El Paso's $3 billion facility, our direct parent El Paso EPNG Investments, L.L.C. pledged its equity interests in us to collateralize that facility. As a result, our ownership is subject to a change in control if El Paso's lenders under the $3 billion facility are required to exercise rights over their collateral. El Paso EPNG Investments' equity in us and Sabine's equity interest in EPNG Mojave,

Inc. and El Paso Mojave Pipeline Co. also collateralize approximately $1 billion of other financing arrangements, including leases, letters of credit and other facilities. As a result of these guarantees and pledges, holders of the notes will be effectively subordinated to the secured creditors of El Paso under the $3 billion facility and the approximately $1 billion of other financing arrangements with respect to the equity interests of EPNG Mojave, Inc. and El Paso Mojave Pipeline Co. owned by Sabine.



     If, for any reason, El Paso does not repay any of the outstanding amounts under these facilities and other obligations, and we are required to repay any such amounts, our financial condition and liquidity could be materially adversely affected.



WE ARE JOINTLY AND SEVERALLY LIABLE FOR EL PASO'S AND EL PASO MERCHANT ENERGY'S OBLIGATIONS IN CONNECTION WITH THE WESTERN ENERGY SETTLEMENT.



     We have guaranteed the payment of certain obligations of El Paso and El Paso Merchant Energy in connection with the Western Energy Settlement in the event that they fail to pay these amounts or if pledged collateral does not otherwise satisfy these obligations. If, for any reason, either El Paso or El Paso Merchant Energy does not pay any of these obligations, or if pledged collateral does not otherwise satisfy these obligations, and we are required to pay such amounts, our financial condition and liquidity could be materially adversely affected.


WE COULD BE SUBSTANTIVELY CONSOLIDATED WITH EL PASO IF EL PASO WERE FORCED TO SEEK PROTECTION FROM ITS CREDITORS IN BANKRUPTCY.


     If El Paso were the subject of voluntary or involuntary bankruptcy proceedings, El Paso and its other subsidiaries and their creditors could attempt to make claims against us, including claims to substantively consolidate our assets and liabilities with those of El Paso and its other subsidiaries. The equitable doctrine of substantive consolidation permits a bankruptcy court to disregard the separateness of related entities and to consolidate and pool the entities' assets and liabilities and treat them as though held and incurred by one entity where the interrelationship between the entities warrants such consolidation. We believe that any effort to substantively consolidate us with El Paso and/or its other subsidiaries would be without merit. We would aggressively defend against any attempt to substantively consolidate us with El Paso and/or its other subsidiaries. However, we cannot assure you that El Paso and/or its other subsidiaries or their respective creditors would not attempt to advance such claims in a bankruptcy proceeding or, if advanced, how a bankruptcy court would resolve the issue. If a bankruptcy court were to substantively consolidate us with El Paso and/or its other subsidiaries, there could be a material adverse effect on our financial condition and liquidity and thus on our ability to make payments on the notes.


ONGOING LITIGATION AND INVESTIGATIONS REGARDING US AND EL PASO COULD SIGNIFICANTLY ADVERSELY AFFECT OUR BUSINESS.


     On March 20, 2003, we and our affiliates entered into an agreement in principle (the Western Energy Settlement) to resolve the principal litigation, claims, and regulatory proceedings against us and our affiliates relating to the sale or delivery of natural gas and/or electricity to or in the Western United States. On June 26, 2003, El Paso entered into two definitive settlement agreements with various public and private claimants, including the states of California, Washington, Oregon and Nevada, to resolve this litigation. For further information on these matters, see "Prospectus Summary -- Recent Events," Notes 2 and 8 to the Consolidated Financial Statements beginning on pages F-10 and F-15, and Notes 2 and 4 to the Condensed Consolidated Financial Statements beginning on pages F-32 and F-34. The definitive settlement agreements are subject to approval by the California Superior Court for San Diego County and the structural settlement is subject to approval by the FERC. We currently expect final approval of these settlement agreements in late 2003 or early 2004. If the settlement is not approved by the court or the FERC, the proceedings and litigation will continue. We cannot assure you that the results of any such continued proceedings and litigation would be on terms as favorable as those of the current settlement agreements.

     Since July 2002, twelve purported shareholder class action suits alleging violations of federal securities laws have been filed against El Paso and several of its officers. Eleven of these suits are now consolidated in federal court in Houston before a single judge. The suits generally challenge the accuracy or completeness of press releases and other public statements made during 2001 and 2002. The twelfth shareholder class action lawsuit was filed in federal court in New York City in October 2002 challenging the accuracy or completeness of El Paso's February 27, 2002 prospectus for an equity offering that was completed on June 21, 2002. It has since been dismissed, in light of similar claims being asserted in the consolidated suits in Houston. Four shareholder derivative actions have also been filed. One shareholder derivative lawsuit was filed in federal court in Houston in August 2002. This derivative action generally alleges the same claims as those made in the shareholder class action, has been consolidated with the shareholder class actions pending in Houston and has been stayed. A second shareholder derivative lawsuit was filed in Delaware State Court in October 2002 and generally alleges the same claims as those made in the consolidated shareholder class action lawsuit. A third shareholder derivative suit was filed in state court in Houston in March 2002, and a fourth shareholder derivative suit was filed in state court in Houston in November 2002. The third and fourth shareholder derivative suits both generally allege that manipulation of California gas supply and gas prices exposed El Paso to claims of antitrust conspiracy, FERC penalties and erosion of share value. At this time, El Paso's legal exposure related to these lawsuits and claims is not determinable.

     Another action was filed against El Paso in December 2002, on behalf of participants in El Paso's 401(k) plan.


     If we and El Paso do not prevail in these cases (or any of the other litigation, administrative or regulatory matters disclosed in El Paso's Form 10-Q for the quarter ended March 31, 2003 to which El Paso, is or may be, a party), and if the remedy adopted in these cases substantially impairs our and El Paso's financial position, the long-term adverse impact on our and El Paso's credit rating, liquidity and our ability to raise capital to meet ongoing and future investing and financing needs could be substantial.



ALTHOUGH PRELIMINARY RESULTS INDICATE THE TWELVE DIRECTOR NOMINEES OF EL PASO HAVE BEEN RE-ELECTED, THE PROXY CONTEST INITIATED BY SELIM ZILKHA TO REPLACE EL PASO'S ENTIRE BOARD OF DIRECTORS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.



     Preliminary results from El Paso's 2003 annual meeting of stockholders indicate that El Paso's stockholders have voted to elect El Paso's twelve director nominees standing for re-election, thereby rejecting the slate of nominees presented by Selim Zilkha in connection with his proxy contest. The independent inspectors of the election are finalizing the vote count and it is expected that the final results will be certified in the several weeks following the El Paso annual meeting. Until the election results are final, any continuing uncertainty with respect to the outcome of this proxy contest may be disruptive and may negatively impact El Paso's ability to achieve the stated objectives of its 2003 Operational and Financial Plan. In addition, El Paso may have difficulty attracting and retaining key personnel until the final election results are certified. Furthermore, in the event the preliminary results are incorrect and Mr. Zilkha's slate of director nominees has been elected by El Paso's stockholders, the resulting replacement of El Paso's entire board of directors will be highly disruptive. Therefore, this proxy contest, whether or not ultimately successful, could have a material adverse effect on El Paso's liquidity and financial condition, which, in turn, could adversely affect our liquidity and financial condition.


WE ARE AN INDIRECT WHOLLY OWNED SUBSIDIARY OF EL PASO.

     El Paso has substantial control over:

     - our payment of dividends;

     - decisions on our financings and our capital raising activities;

     - mergers or other business combinations;

     - our acquisitions or dispositions of assets; and

     - our participation in El Paso's cash management program.

     El Paso may exercise such control in its interests and not necessarily in the interests of us or the holders of our long-term debt.

                      RISKS RELATED TO OUR LONG-TERM DEBT

OUR SUBSTANTIAL LONG-TERM DEBT COULD IMPAIR OUR FINANCIAL CONDITION AND OUR ABILITY TO FULFILL OUR DEBT OBLIGATIONS.


     We have substantial long-term debt. As of March 31, 2003, we had total long-term debt of approximately $960 million, all of which was senior unsecured long-term indebtedness.



     We are a designated borrower under El Paso's $3 billion revolving credit facility, which matures in June 2005. We are jointly and severally liable for any amounts outstanding under the $3 billion facility until August 19, 2003. Except as set forth below, after August 19, 2003, we are only liable for the amounts we borrow under the $3 billion facility. If, on August 19, 2003, (1) an event of default is continuing with respect to the $3 billion facility or (2) El Paso or any of the subsidiary guarantors under the facility or any of El Paso's restricted subsidiaries (each as defined in the facility) is subject to a bankruptcy or similar proceeding, then we will continue to be jointly and severally liable for any amounts outstanding under such facility until none of the events described in (1) or (2) above exists. Once our joint and several liability expires on August 19, 2003 as set forth above, there are no circumstances in which we could again become liable under El Paso's $3 billion facility except for amounts borrowed by us under the facility. As of March 31, 2003, $1.5 billion was outstanding under the $3 billion facility, none of which was borrowed by us. In addition, at March 31, 2003, after giving pro forma effect to this offering, we would have had outstanding approximately $11 million in guarantees.



     We are also a designated borrower under El Paso's $1 billion revolving credit facility. We are jointly and severally liable for any amounts outstanding under the $1 billion facility until its maturity on August 4, 2003. As of March 31, 2003, $500 million was outstanding (which amount has since been repaid). As of March 31, 2003, $456 million in letters of credit were issued under the $1 billion facility, none of which was borrowed by us. Upon maturity of the $1 billion facility, any amounts outstanding will be transferred to El Paso's $3 billion facility.



     Our direct subsidiary, Sabine, is one of 17 subsidiary guarantors of El Paso's $3 billion facility. In connection with its guarantee of this facility, Sabine pledged its equity interests in each of EPNG Mojave, Inc. and El Paso Mojave Pipeline Co., its sole assets, to collateralize that facility. In addition, in connection with its guarantee of El Paso's $3 billion facility, our direct parent El Paso EPNG Investments, L.L.C. pledged its equity interests in us to collateralize that facility. As a result, our ownership is subject to a change in control if El Paso's lenders under the $3 billion facility are required to exercise rights over their collateral. El Paso EPNG Investments' equity in us and Sabine's equity interests in EPNG Mojave, Inc. and El Paso Mojave Pipeline Co. also collateralize approximately $1 billion of other financing arrangements, including leases, letters of credit and other facilities. As a result of these guarantees and pledges, holders of the notes will be effectively subordinated to the secured creditors of El Paso under the $3 billion facility and the approximately $1 billion of other financing arrangements with respect to the equity interests of EPNG Mojave, Inc. and El Paso Mojave Pipeline Co. owned by Sabine.



     Our substantial long-term debt and obligations could have important consequences. For example, it could:


     - make it more difficult for us to satisfy our obligations with respect to our long-term debt, which could in turn result in an event of default on any or all of such long-term debt;

     - impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     - diminish our ability to withstand a downturn in our business or the economy generally;

     - require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     - place us at a competitive disadvantage compared to our competitors that have proportionately less debt.


     If we are unable to meet our debt service obligations or satisfy our guarantees, we could be forced to restructure or refinance our long-term debt, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.


     Covenants applicable to our long-term debt allow us to incur significant amounts of additional indebtedness. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to repay our long-term debt.

SOME OF OUR LONG-TERM DEBT IS SUBJECT TO CROSS-ACCELERATION PROVISIONS.

     It is an event of default in the indenture governing one issue of our long-term debt if we default in compliance with the terms of any of our other indebtedness with an outstanding principal amount that exceeds $25 million, and the default results in the acceleration of such indebtedness. If this were to occur, this issue of long-term debt would be subject to possible acceleration, and we may not be able to repay such long-term debt upon such acceleration.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this document and the documents that are incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal and regulatory proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for our stock. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are estimates that reflect the best judgment of our senior management and are not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.


     For a description of certain risks relating to us and our business, see "Risk Factors" beginning on page 10 of this document and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 24 of this document. In addition, we can give you no assurance that:


     - we have correctly identified and assessed all of the factors affecting our businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this document, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.


     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including El Paso Natural Gas, who file electronically with the SEC. The address of that site is http://www.sec.gov.


     We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. This important information is not included in or delivered with this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. The documents listed below and incorporated by reference into this prospectus contain important information about El Paso Natural Gas and its financial condition.


        - Annual Report on Form 10-K and Amendment No. 1 on Form 10-K/A for the year ended December 31, 2002;



        - Quarterly Report on Form 10-Q and Amendment No. 1 on Form 10-Q/A for the quarter ended March 31, 2003; and



        - Current Reports on Form 8-K dated March 21, 2003, April 18, 2003, April 23, 2003, June 5, 2003 and July 9, 2003.


     We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.

     All documents filed by us with the SEC from the date of this prospectus to the end of the offering of the notes under this prospectus shall also be deemed to be incorporated herein by reference.

     You can obtain any of the documents listed above or any additional documents that we may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements, through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

                          El Paso Natural Gas Company
                          Office of Investor Relations
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2600

     TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT
DECISION. PLEASE MAKE ANY SUCH REQUESTS ON OR BEFORE           , 2003.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                    BUSINESS

                                    GENERAL


     We are a Delaware corporation incorporated in 1928, and an indirect wholly owned subsidiary of El Paso Corporation (El Paso). Our sole business is the interstate transportation of natural gas. We conduct our business activities through two pipeline systems, each of which is discussed below.


     The EPNG system. The El Paso Natural Gas system consists of approximately 10,600 miles of pipeline with a winter sustainable west-flow capacity of 4,530 MMcf/d and approximately 800 MMcf/d of east-end deliverability. The west-flow capacity includes approximately 230 MMcf/d of capacity added in November 2002 related to the completion of our Line 2000 project which converted a pipeline from oil transmission to natural gas transmission. This pipeline extends from West Texas to the Arizona and California border. During 2002, 2001 and 2000, average throughput on the EPNG system was 3,799 BBtu/d, 4,253 BBtu/d and 3,937 BBtu/d. This system delivers natural gas from the San Juan, Permian and Anadarko Basins to California, which is our single largest market, as well as markets in Arizona, Nevada, New Mexico, Oklahoma, Texas and northern Mexico.

     The Mojave system. The Mojave Pipeline system consists of approximately 400 miles of pipeline with a design capacity of approximately 400 MMcf/d. During 2002, 2001 and 2000, average throughput on the Mojave system was 266 BBtu/d, 283 BBtu/d and 407 BBtu/d. This system connects with the EPNG and Transwestern transmission systems at Topock, Arizona, the Kern River Gas Transmission Company transmission system in California and extends to customers in the vicinity of Bakersfield, California.

                             REGULATORY ENVIRONMENT

     Our interstate natural gas transmission systems are regulated by the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Our systems operate under FERC-approved tariffs that establish rates and terms and conditions for service to our customers. Generally, the FERC's authority extends to:

     - rates and charges for natural gas transportation;

     - certification and construction of new facilities;

     - extension or abandonment of facilities;

     - maintenance of accounts and records;

     - relationships between pipeline and marketing affiliates;

     - terms and conditions of services;

     - depreciation and amortization policies;

     - acquisition and disposition of facilities; and

     - initiation and discontinuation of services.

     The fees or rates established under our tariffs are a function of our costs of providing service to our customers, including a reasonable return on our invested capital. Approximately 94 percent of our transportation services revenue is attributable to a capacity reservation, or demand charge, paid by firm customers. These firm shippers are obligated to pay a monthly demand charge, regardless of the amount of natural gas they transport, for the term of their contracts. The remaining 6 percent of our transportation services revenue is attributable to charges based solely on the volumes of gas actually transported on our pipeline systems. Consequently, our financial results have historically been relatively stable; however, they can be subject to volatility due to factors such as weather, changes in natural gas prices and market conditions, regulatory actions, competition and the credit-worthiness of our customers.

     Our interstate pipeline systems are also subject to federal, state and local pipeline safety and environmental statutes and regulations. We have continuing programs designed to keep all of our facilities in compliance with pipeline safety and environmental requirements. We believe that our systems are in material compliance with the applicable requirements.


     A discussion of significant rate and regulatory matters is included in Note 4 to the Condensed Consolidated Financial Statements beginning on page F-34.


                            MARKETS AND COMPETITION

     We have firm and interruptible customers, including distribution and industrial companies, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. We provide transportation services in both our natural gas supply and market areas. Our pipeline systems connect with multiple pipelines that provide our shippers with access to diverse sources of supply and various natural gas markets served by these pipelines. The following table details our markets and competition on each of our interstate pipeline systems.

  PIPELINE
   SYSTEM         CUSTOMER INFORMATION            CONTRACT INFORMATION                      COMPETITION
------------  ----------------------------   -------------------------------   -------------------------------------
EPNG          Approximately 230 firm and     Approximately 180 firm            EPNG faces competition from other
                interruptible                transportation contracts          pipelines as well as alternative
              transportation                 Contracted capacity:(1)           energy sources that generate
                customers                    Weighted average remaining        electricity such as hydroelectric
                                             contract term:                    power, nuclear, coal and fuel oil.
                                               approximately 5 years
              Major Customer:
                Southern California Gas
                  Company                    Contract term expires in 2006.
              (1,235 BBtu/d)                 Contract terms expiring
              (95 BBtu/d)                    2004-2007.

Mojave        Approximately 35 firm and      Eight firm contracts              Mojave faces competition from other
                interruptible                Contracted capacity: 98%          pipelines as well as alternative
              transportation   customers     Weighted average remaining        energy sources that generate
                                             contract term:                    electricity such as hydroelectric
                                               approximately 4 years           power, nuclear, coal and fuel oil.
              Major Customers:
                Texaco Natural Gas Inc.
                  (185 BBtu/d)               Contract term expires in 2007.
                Burlington Resources
                  Trading Inc.
                  (76 BBtu/d)                Contract term expires in 2007.
                Los Angeles Department of
                  Water and Power
                  (50 BBtu/d)                Contract term expires in 2007.

---------------

(1) A discussion of significant rate and regulatory matters regarding our capacity is included in Note 4 to the Condensed Consolidated Financial Statements beginning on page F-34.


     The combined capacity of all pipeline companies serving the California market is approximately 7.4 Bcf/d and we provide approximately 44 percent of this capacity. In 2002, the demand for interstate pipeline capacity to California averaged 5.0 Bcf/d, equivalent to approximately 68 percent of the total interstate pipeline capacity serving that state. Natural gas shipped to California across our system represented approximately 34 percent of the natural gas consumed in the state in 2002.

     Electric power generation is one of the fastest growing demand sectors of the natural gas market. The potential consequences of proposed and ongoing restructuring and deregulation of the electric power industry are currently unclear. Restructuring and deregulation benefit the natural gas industry by creating more demand for natural gas turbine generated electric power, but this effect is offset, in varying degrees, by increased generation efficiency and more effective use of surplus electric capacity as a result of open market access.

     Our ability to extend our existing contracts or re-market expiring capacity at maximum rates is dependent on competitive alternatives, the regulatory environment at the federal, state and local levels and market supply and demand factors at the relevant dates these contracts are extended or expire. The duration of new or re-negotiated contracts will be affected by current prices, competitive conditions and judgments concerning future trends and volatility.


                                 ENVIRONMENTAL



     A description of our environmental activities is included in Note 8 to our Consolidated Financial Statements beginning on page F-15 and Note 4 to our Condensed Consolidated Financial Statements beginning on page F-34.



                                   EMPLOYEES



     As of July 9, 2003, we had approximately 745 full-time employees, none of whom are subject to collective bargaining agreements.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


     The notes to our consolidated financial statements included in this prospectus beginning on page F-7 and F-32 contain information that is pertinent to the following analysis, including a discussion of our significant accounting policies.


                                    GENERAL

     Our business is the interstate transportation of natural gas. Our interstate natural gas transportation systems face varying degrees of competition from other pipelines, as well as from alternative energy sources used to generate electricity, such as hydroelectric power, nuclear, coal and fuel oil. We are regulated by the FERC which regulates the rates we can charge our customers. These rates are a function of our costs of providing services to our customers, and include a return on our invested capital. As a result, our financial results have historically been relatively stable; however, they can be subject to volatility due to factors such as weather, changes in natural gas prices and market conditions, regulatory actions, competition and the credit-worthiness of our customers. In addition, our ability to extend our existing customer contracts or re-market expiring contracted capacity at maximum rates is dependent on competitive alternatives, the regulatory environment and supply and demand factors at the relevant dates these contracts are extended or expire.


                                 RECENT EVENTS



     As discussed in our current report on Form 8-K filed July 9, 2003, we currently expect an additional pre-tax charge of approximately $146 million during the second quarter of 2003 in connection with the Western Energy Settlement. The historical information presented herein does not include this charge.



                                REVENUE OUTLOOK



     As discussed in Note 8 to the Consolidated Financial Statements beginning on page F-15, on September 20, 2002, the FERC issued an order related to the allocation of capacity on our EPNG system. This order required us to:



     - give reservation charge credits prospectively to our firm shippers if we fail to schedule the shippers' confirmed volumes (except in the case of force majeure);



     - refrain from entering into new firm contracts or remarketing turned back capacity under contracts terminating or expiring after May 31, 2002; and



     - add additional compression to our Line 2000 project increasing the capacity by 320 MMcf/d without the opportunity to recover these costs in our rates until our next rate case which will be effective January 1, 2006.



     Our future results of operations will be impacted as a result of this FERC order. Based on the order, we are unable to remarket approximately 471 MMDth/d of capacity, of which approximately 200 MMDth/d was rejected by Enron Corporation in May 2002 in its bankruptcy proceeding. The remaining 271 MMDth/d relates to contracts that expired within the time frame specified under the order. Prior to the rejection and expiration of the 471 MMDth/d contracts, we were earning approximately $3.5 million per month, net of revenue credits, related to this capacity. In July 2003, the FERC issued two orders related to our capacity allocation proceedings discussed more fully on page F-39. In these rulings, the FERC reaffirmed its decision that our full requirements contracts must be converted to contract demand contracts effective September 1, 2003, supported our position relative to the maximum amount of capacity we can make available to our shippers and confirmed that we have honored our obligations under our existing rate settlement, our contracts, the FERC's regulations and our certificates. We do not believe that these rulings will have a material impact on our ongoing revenues.

     In addition, as discussed in Note 8 to our consolidated financial statements beginning on page F-15 and in Note 4 to the Condensed Financial Statements beginning on page F-34 of this Offering Memorandum, we have risk sharing mechanisms under our most recent rate case settlement. Under these risk sharing mechanisms, we collect cash from our customers, refund a portion of the cash received as required by the mechanism and then recognize the difference as revenues over the risk sharing period. This risk sharing period will expire on December 31, 2003. The expiration of the risk sharing mechanism will decrease our annual revenues by $23 million.


                             RESULTS OF OPERATIONS


     We use earnings before interest and income taxes (EBIT) to assess the operating results and effectiveness of our business. EBIT is operating income adjusted to include miscellaneous non-operating income. Items that are not included in this measure are financing costs, including interest and debt expense, affiliated interest income and income taxes. We believe this measurement is useful to our investors because it allows them to evaluate the effectiveness of our businesses and operations and our investments from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes. This measurement may not be comparable to measurements used by other companies and should not be used as a substitute for net income or other performance measures such as operating income or operating cash flow. Presented below is a reconciliation of our operating income (loss) to EBIT and EBIT to net income (loss):



                                        THREE MONTHS ENDED
                                            MARCH 31,              YEAR ENDED DECEMBER 31,
                                        ------------------      ------------------------------
                                         2003        2002        2002        2001        2000
                                        ------      ------      ------      ------      ------
                                           (UNAUDITED)
                                                 (IN MILLIONS, EXCEPT VOLUME AMOUNTS)
Operating revenues....................  $  132      $  152      $  564      $  572      $  508
Operating expenses....................     (59)        (70)       (669)       (386)       (285)
                                        ------      ------      ------      ------      ------
  Operating income (loss).............      73          82        (105)        186         223
Other income and expense..............       1          --           1          (2)          4
                                        ------      ------      ------      ------      ------
  EBIT................................      74          82        (104)        184         227
Interest and debt expense.............     (20)        (16)        (72)        (87)        (96)
Affiliated interest income............       3           6          22          58          75
Income taxes..........................     (22)        (28)         55         (60)        (78)
                                        ------      ------      ------      ------      ------
  Net income (loss)...................  $   35      $   44      $  (99)     $   95      $  128
                                        ======      ======      ======      ======      ======
Total throughput (BBtu/d)(1)..........   4,069       4,203       4,065       4,535       4,310
                                        ======      ======      ======      ======      ======


---------------


(1) Excludes Mojave throughput on behalf of EPNG.



OPERATING RESULTS -- EBIT



  FIRST QUARTER 2003 COMPARED TO FIRST QUARTER 2002



     Operating revenues for the quarter ended March 31, 2003, were $20 million lower than the same period in 2002. A decrease of $15 million was due to capacity contracts that have expired which we are prohibited from remarketing due to our September 20, 2002 FERC order. For further discussion of this order, see Note 4 to the Condensed Consolidated Financial Statements beginning on page F-34. Also contributing to the decrease was a $6 million fuel settlement related to our Mojave Pipeline rate case settled in the first quarter of 2002. These decreases were partially offset by $2 million of higher throughput-based revenues from transportation to interconnecting pipelines serving markets in the midwest and east due to colder weather in 2003.



     Operating expenses for the quarter ended March 31, 2003, were $11 million lower than the same period in 2002. A decrease of $9 million was due to bad debt expense recorded in 2002 related to the bankruptcy of Enron Corp. Also contributing to the decrease was a $4 million decrease in our estimated power purchase costs in 2003, $2 million due to the periodic revaluation of natural gas imbalances due to higher natural gas prices in 2003 and $1 million related to an insurance settlement for environmental claims received in 2003. These decreases were partially offset by a $4 million expense related to the amortization of the discount associated with the Western Energy Settlement obligation and a $2 million unfavorable fuel variance due to lower pipeline fuel recoveries.


  YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     Operating revenues for the year ended December 31, 2002, were $8 million lower than in 2001. The decrease was due to $13 million from lower fuel efficiencies and lower natural gas prices, $8 million from lower throughput to California and other southwestern states due to lower electric generation demand and milder weather in 2002 and $4 million from lower rates on the Mojave Pipeline system as a result of a rate case settlement effective October 2001. The decreases were partially offset by $13 million in higher revenues associated with a larger portion of our available system capacity earning maximum tariff rates and $3 million related to higher demand revenues in 2002 resulting from annual inflation increases as provided in the EPNG tariff.

     Operating expenses for the year ended December 31, 2002, were $283 million higher than in 2001 primarily as a result of a $412 million accrual for our Western Energy Settlement in December 2002. Also contributing to the increase were a $10 million contribution to a charitable foundation, a $6 million increase in corporate allocations, a $6 million increase in bad debt expense related to the bankruptcy of Enron Corporation and a $3 million increase in payroll and other costs. These increases were partially offset by the merger related costs of $98 million incurred in 2001 related to the relocation of our headquarters from El Paso, Texas to Colorado Springs, Colorado and costs associated with severed employees as part of El Paso's merger with Coastal. For a further discussion of these charges, see Note 3 to the Consolidated Financial Statements beginning on page F-11. Also offsetting the increase was a $22 million reduction associated with the periodic revaluation of natural gas imbalances as a result of changes in imbalance volumes and gas prices, $10 million of lower compressor operating costs resulting from lower electric usage and prices in 2002, $8 million of lower property and other taxes due to a change in an estimated business activity tax settlement and property and franchise tax refunds received in 2002, $7 million of lower legal fees, $7 million of depreciation adjustments due to the finalization of regulatory issues in 2002 and $6 million in decreased environmental costs.


     Other income for the year ended December 31, 2002, was $3 million higher than in 2001 due to gains on sales of non-pipeline assets of $1 million in 2002 and a 2001 accrual of $3 million for proposed fines from the Department of Transportation related to the August 2000 pipeline rupture.


  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Operating revenues for the year ended December 31, 2001, were $64 million higher than the same period in 2000. The increase was due to higher reservation revenues as a result of a larger portion of our capacity earning maximum tariff rates compared to the same period in 2000 and higher throughput from increased deliveries to California and other western states. The increase was partially offset by the impact of lower prices on fuel recoveries.

     Operating expenses for the year ended December 31, 2001, were $101 million higher than the same period in 2000. The increase was primarily due to merger-related costs incurred related to the relocation of our headquarters as part of El Paso's merger with Coastal, the impact of price changes on natural gas imbalances, higher power costs for compression and increases to our reserve for bad debts during the fourth quarter of 2001 in connection with the bankruptcy of Enron Corp. The increase was partially offset by unfavorable shipper and producer settlements in 2000.


     Other income (expense), net for the year ended December 31, 2001, was $6 million lower than the same period in 2000 due primarily to the sales of non-pipeline related assets in 2000.

INTEREST AND DEBT EXPENSE


     Below is the analysis of our interest expense:



                                                    THREE MONTHS
                                                       ENDED             YEAR ENDED
                                                     MARCH 31,          DECEMBER 31,
                                                    ------------    --------------------
                                                    2003    2002    2002    2001    2000
                                                    ----    ----    ----    ----    ----
                                                    (UNAUDITED)
                                                               (IN MILLIONS)
Long term debt, including current maturities......  $20     $14     $69     $73     $74
Short term borrowings.............................   --       4       8      23      30
Other.............................................    1      --       1      --      --
Less: Capitalized interest........................   (1)     (2)     (6)     (9)     (8)
                                                    ---     ---     ---     ---     ---
  Total interest and debt expense.................  $20     $16     $72     $87     $96
                                                    ===     ===     ===     ===     ===



FIRST QUARTER 2003 COMPARED TO FIRST QUARTER 2002



     Interest and debt expense for the quarter ended March 31, 2003, was $4 million higher than the same period in 2002. The increase was primarily due to a $6 million increase in interest related to the issuance of $300 million of long-term debt in June 2002, which was partially offset by lower interest expense of $4 million due to the discontinuation of commercial paper activities in the fourth quarter of 2002.



YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001



     Interest and debt expense for the year ended December 31, 2002, was $15 million lower than in 2001. The decrease in interest expense was primarily due to a decrease in average commercial paper balances outstanding of $480 million in 2001 compared with $296 million in 2002 with the weighted average interest rate decreasing from 4.61% in 2001 to 2.67% in 2002. Also contributing to the decrease was a lower weighted average outstanding long-term debt principal balance in 2002 compared with 2001. In January 2002, we retired $215 million aggregate principal amount of 7.75% notes and in June 2002, we issued $300 million aggregate principal amount 8.375% notes. Offsetting the decrease was lower capitalized interest in 2002 compared to 2001 due to lower interest capitalization rates partially offset by a larger average construction work in progress balance in 2002.



YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000



     Interest and debt expense for the year ended December 31, 2001, was $9 million lower than in 2000. The decrease was primarily due to a decrease in the weighted average interest rate on commercial paper borrowings. The rate decreased from 6.46% in 2000 to 4.61% in 2001. There were no maturities of long-term debt during 2001, resulting in a stable long-term debt balance.


AFFILIATED INTEREST INCOME


FIRST QUARTER 2003 COMPARED TO FIRST QUARTER 2002



     Affiliated interest income for the quarter ended March 31, 2003, was $3 million lower than the same period in 2002 due to lower short-term interest rates in 2003 and lower average balances advanced to El Paso under our cash management program. The average short-term interest rates for the first quarter decreased from 1.9% in 2002 to 1.4% in 2003. The average advance balance decreased in the first quarter from $1.3 billion in 2002 to $1.0 billion in 2003.



YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001



     Affiliated interest income for the year ended December 31, 2002, was $36 million lower than in 2001 due to lower short-term interest rates in 2002 and lower average advances to El Paso under the cash management program. The average short-term interest rates decreased from 4.3% in 2001 to 1.8% in 2002, and average advances to El Paso under its cash management program, were $1,227 million in 2002 versus $1,352 million in 2001.


YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000



     Affiliated interest income for the year ended December 31, 2001, was $17 million lower than in 2000 due to lower short-term interest rates in 2001. The average short-term interest rates for the twelve months decreased from 6.4% in 2000 to 4.3% in 2001.


INCOME TAXES


FIRST QUARTER 2003 COMPARED TO FIRST QUARTER 2002



     The income tax expense for the quarters ended March 31, 2003 and 2002, was $22 million and $28 million, resulting in effective tax rates of 39 percent for both periods. Our effective tax rates were different from the statutory rate of 35 percent primarily due to state income taxes.



YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001


     Income tax benefit for the year ended December 31, 2002, was $55 million and the income tax expense for the years ended December 31, 2001 and 2000 was $60 million and $78 million, resulting in effective tax rates of 36 percent, 38 percent and 38 percent. Our effective tax rates were different from the statutory rate of 35 percent in all periods primarily due to state income taxes. For a reconciliation of the statutory rate to the effective rates, see Note 4 to the Consolidated Financial Statements beginning on page F-11.

                        LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY


     Our liquidity needs are provided by cash flow from operating activities and the use of El Paso's cash management program. Under El Paso's cash management program, depending on whether we have short-term cash surpluses or requirements, we either provide cash to El Paso or El Paso provides cash to us. We have historically provided cash advances to El Paso, and we reflect these net advances to our parent as investing activities in our statement of cash flows. As of March 31, 2003, we had net receivables from El Paso and its subsidiaries of $1,033 million as a result of this program. These receivables are due upon demand. However, as of March 31, 2003, we have classified $608 million as non-current because we do not anticipate settlement within twelve months. We believe that cash flow from operating activities and cash provided by El Paso's cash management program will be adequate to meet our short-term capital and debt servicing requirements for existing operations. Our cash flows were as follows:



                                               THREE MONTHS
                                             ENDED MARCH 31,     YEAR ENDED DECEMBER 31,
                                             ----------------    -----------------------
                                              2003      2002     2002     2001     2000
                                             ------    ------    -----    -----    -----
                                               (UNAUDITED)
                                                            (IN MILLIONS)
Cash flows from operating activities.......   $ 48      $ 72     $ 269    $ 324    $ 160
Cash flows from investing activities.......    (51)       22       120     (455)     155
Cash flows from financing activities.......     --       (94)     (386)     131     (315)



     In a series of credit rating agency actions in late 2002 and early 2003, and contemporaneously with the downgrades of the senior unsecured indebtedness of El Paso, our senior unsecured indebtedness was downgraded to below investment grade and is currently rated B1 by Moody's and B+ by Standard & Poor's (with a developing outlook at Moody's and a negative outlook at Standard & Poor's). These downgrades will increase our cost of capital and collateral requirements and could impede our access to capital markets in the future.

     As a result of El Paso's credit ratings being downgraded to below investment grade status, cash generated by Mojave, our indirect wholly owned subsidiary, can be used only for Mojave's operating and maintenance needs and for purposes of redeeming the preferred interests of Trinity River, an El Paso financing arrangement that Mojave and other El Paso affiliates collateralize. Until the preferred interests were redeemed in full, Mojave was required to distribute a portion of its cash-based earnings each quarter to its parent Sabine River Investors V, L.L.C. and was no longer able to provide excess cash to El Paso's cash management program. On January 8, 2003, Mojave, through its parent paid approximately $3 million under this provision to the preferred interest members of Trinity River. As of December 31, 2002, the total amount outstanding under this agreement was approximately $980 million. In March 2003, El Paso entered into a $1.2 billion two-year term loan and the proceeds were used to retire the outstanding balance under the Trinity River financing agreement. See Note 7 to the Consolidated Financial Statements beginning on page F-13.


     In April 2003, El Paso entered into a new $3 billion revolving credit facility, with a $1.5 billion letter of credit sublimit, which matures in June 2005. This facility replaces the previous $3 billion, 364-day revolving credit facility. El Paso's existing $1 billion revolving credit facility, which matures in August 2003, and approximately $1 billion of other financing arrangements (including leases, letters of credit and other facilities) were also amended to conform El Paso's obligations to the new $3 billion revolving credit facility. We, along with our affiliates, ANR Pipeline Company, Tennessee Gas Pipeline Company (TGP) and El Paso, are borrowers under the $3 billion revolving credit facility, and we, TGP and El Paso are borrowers under the $1 billion revolving credit facility.



     Our direct subsidiary, Sabine, is one of 17 subsidiary guarantors of El Paso's $3 billion facility. In connection with its guarantee of the $3 billion facility, Sabine pledged its equity interests in each of EPNG Mojave, Inc. and El Paso Mojave Pipeline Co., its sole assets, to collateralize that facility. In addition, in connection with its guarantee of El Paso's $3 billion facility, our direct parent El Paso EPNG Investments, L.L.C. pledged its equity interests in us to collateralize that facility. El Paso EPNG Investments' equity in us and Sabine's equity interests in EPNG Mojave, Inc. and El Paso Mojave Pipeline Co. also collateralize approximately $1 billion of other financing arrangements, including leases, letters of credit and other facilities. We will remain jointly and severally liable under the $3 billion revolving credit facility through August 19, 2003. After that date, we will only be liable for the amounts we borrow under the facility other than as described above. We are also jointly and severally liable for any amounts outstanding under the $1 billion revolving credit facility until it matures on August 4, 2003.



     The revolving credit facilities have a borrowing cost of LIBOR plus 350 basis points and letter of credit fees of 350 basis points. A key financial covenant of the facilities is the requirement for El Paso to maintain debt to total capitalization, as defined in the revolving credit facilities, not to exceed 75 percent. In addition, we and the other pipeline company borrowers cannot incur incremental debt if the incurrence of debt would cause our debt to EBITDA ratio, as defined in the revolving credit facilities, to exceed 5 to 1. The proceeds from the issuance of debt by the pipeline company borrowers can be used only for maintenance and expansion capital expenditures or investments in other FERC-regulated assets, to fund working capital and to refinance existing debt. As of March 31, 2003, $1.5 billion was outstanding under the $3 billion facility, none of which was borrowed by us, and $500 million was outstanding (which amount has since been repaid) and $456 million in letters of credit were issued under the $1 billion facility, none of which was borrowed by us.


     In August 2002, the FERC issued a notice of proposed rulemaking requiring, among other things, that FERC regulated entities participating in cash management arrangements with non-FERC regulated parents maintain a minimum proprietary capital balance of 30 percent, and that the FERC regulated entity and its parent maintain investment grade credit ratings, as a condition to participating in the cash management program. If this proposal is adopted, our participation in El Paso's cash management program would terminate, which could affect our liquidity. We cannot predict the outcome of this proposal at this time.

     On March 20, 2003, we and our affiliates entered into an agreement in principle (the Western Energy Settlement) with various public and private claimants, including the states of California, Washington, Oregon and Nevada, to resolve the principal litigation, claims and regulatory proceedings against us and our affiliates relating to the sale or delivery of natural gas and electricity from September 1996 to the date of the Western Energy Settlement. On June 26, 2003, El Paso announced that it had executed two definitive settlement agreements that resolve this litigation. See "Prospectus Summary -- Recent Events," Notes 2 and 8 to the Consolidated Financial Statements beginning on pages F-10 and F-15, and Notes 2 and 4 to the Condensed Consolidated Financial Statements beginning on pages F-32 and F-34.


CAPITAL EXPENDITURES

     Our capital expenditures during the periods indicated are listed below:


                                           THREE MONTHS
                                         ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
                                         ----------------      ------------------------
                                         2003       2002       2002      2001      2000
                                         -----      -----      ----      ----      ----
                                                         (IN MILLIONS)
Maintenance............................   $25        $32       $123      $105      $ 86
Expansion/Other........................    13          5         70        52       142
                                          ---        ---       ----      ----      ----
     Total.............................   $38        $37       $193      $157      $228
                                          ===        ===       ====      ====      ====


     Under our current plan, we expect to spend between approximately $100 million and $150 million in each of the next three years for capital expenditures to maintain the integrity of our pipelines and ensure the reliable delivery of natural gas to our customers. In addition, we have budgeted to spend between approximately $70 million and $195 million in each of the next three years to expand the capacity of our pipeline systems. We expect to fund our maintenance and expansion capital expenditures using a combination of internally generated funds and external financing.

DEBT


     For a discussion of our debt obligations, see Note 7 to the Consolidated Financial Statements beginning on page F-13 and Note 3 to the Condensed Consolidated Financial Statements beginning on page F-33.


                         COMMITMENTS AND CONTINGENCIES


     For a discussion of our commitments and contingencies, see Note 8 to our Consolidated Financial Statements beginning on page F-15 and Note 4 to the Condensed Consolidated Financial Statements beginning on page F-34.


            NEW ACCOUNTING PRONOUNCEMENTS ISSUED BUT NOT YET ADOPTED


     None.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     Our primary market risk is exposure to changing interest rates. The table below shows the carrying value and related weighted average interest rates of our interest bearing securities, by expected maturity dates, and the fair value of those securities. The fair values of our fixed rate long-term debt securities have been estimated based on quoted market prices for the same or similar issues.


                                                 DECEMBER 31, 2002                      DECEMBER 31, 2001
                                 --------------------------------------------------   ---------------------
                                          EXPECTED FISCAL YEAR OF MATURITY
                                                OF CARRYING AMOUNTS
                                 --------------------------------------------------   CARRYING
                                 2003   2004-2007   THEREAFTER   TOTAL   FAIR VALUE   AMOUNTS    FAIR VALUE
                                 ----   ---------   ----------   -----   ----------   --------   ----------
                                                           (DOLLARS IN MILLIONS)
LIABILITIES:
  Long-term debt, including
     current portion -- fixed
     rate......................  $200       --         $758      $958       $739        $874        $891
       Average interest rate...   6.8%      --          7.9%


     As of March 31, 2003, there were no material changes in our quantitative and qualitative disclosures about market risk from those as of December 31, 2002.


   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     None.

                                USE OF PROCEEDS

     We received net proceeds of $296 million from the issuance of the Old Notes which we used to pay related transaction fees, to repay outstanding commercial paper and other short-term indebtedness, for payments to minority interest shareholders and for general corporate purposes. We will not receive any cash proceeds from the issuance of the New Notes. We will exchange outstanding Old Notes for New Notes in like principal amount as contemplated in this prospectus. The terms of the New Notes are identical in all material respects to the existing Old Notes except as otherwise described herein under "Description of the Notes." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in our total debt and other financing obligations.

                                 CAPITALIZATION


     The following table sets forth our historical capitalization as of March 31, 2003, which includes the original issuance of $300 million of Old Notes on June 10, 2002, and our application of the net proceeds of $296 million from that issuance to reduce our short-term indebtedness. The exchange of the Old Notes for the New Notes will not impact our overall capitalization. This table should be read in conjunction with our condensed consolidated financial statements and related notes contained in our March 31, 2003 Form 10-Q, which are included in this prospectus beginning on page F-29.



                                                                  AS OF
                                                                MARCH 31,
                                                                  2003
                                                              -------------
                                                               (UNAUDITED)
                                                              (IN MILLIONS)
Short-term borrowings (including current maturities of
  long-term debt)...........................................     $  200
                                                                 ------
Total long-term debt........................................        758
                                                                 ------
Stockholder's equity:
  Preferred stock, 8%, par value $0.01 per share; authorized
     1,000,000 shares; issued 500,000 shares; stated at
     liquidation value......................................        350
  Common stock, par value $1 per share; authorized and
     issued 1,000 shares....................................         --
  Additional paid-in capital................................        715
  Retained earnings.........................................        117
                                                                 ------
          Total stockholder's equity........................      1,182
                                                                 ------
          Total capitalization..............................     $2,140
                                                                 ======

                               THE EXCHANGE OFFER

EXCHANGE TERMS

     Old Notes in an aggregate principal amount of $300,000,000 are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $300,000,000. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest.


     The New Notes will bear interest at a rate of 8.375% per year, payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2003. Holders of New Notes will receive interest from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for transferable New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:


     - any New Notes that you receive will be acquired in the ordinary course of your business;

     - you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes;

     - you are not our "affiliate," as defined in Rule 405 under the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.

     If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under "-- Transfer Taxes."

     WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR EXISTING OLD NOTES INTO THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer expires at 5:00 p.m., New York City time, on           ,
2003, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

     We expressly reserve the right, so long as applicable law allows:

     - to delay our acceptance of Old Notes for exchange;

     - to terminate the exchange offer if any of the conditions set forth under "-- Conditions of the Exchange Offer" exist;

     - to waive any condition to the exchange offer;

     - to amend any of the terms of the exchange offer; and

     - to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under "-- Withdrawal of Tenders."

     Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

     We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

     In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

     - you are acquiring New Notes in the ordinary course of your business;

     - you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

     If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

     - you cannot rely on those interpretations by the SEC staff, and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

     Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of New Notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE

     We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

     - terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under "-- Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.

     If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments", "-- Conditions of the Exchange Offer" and "-- Withdrawal of Tenders", subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Old Notes -- Book-Entry Transfer", such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.

     Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in "Transfer Taxes" or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner's behalf.

  TENDER OF OLD NOTES HELD THROUGH DEPOSITORY TRUST COMPANY

     The exchange agent and Depository Trust Company ("DTC") have confirmed that the exchange offer is eligible for the DTC's automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

  TENDER OF OLD NOTES HELD IN CERTIFICATED FORM

     For a holder to validly tender Old Notes held in certificated form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

     - the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, AND NOT TO US OR TO DTC.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERTY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

  SIGNATURE GUARANTEE

     Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

     - the Old Notes are tendered for the account of an eligible institution.

     An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

  BOOK-ENTRY TRANSFER

     The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT DTC, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of Old Notes into the exchange agent's account at DTC is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

  GUARANTEED DELIVERY

     If you wish to tender your Old Notes and:

          (1) certificates representing your Old Notes are not lost but are not immediately available,

          (2) time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

          (3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following conditions are complied with:

        - your tender is made by or through an eligible institution; and

        - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

             (a) set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

             (b) state that the tender is being made thereby;

             (c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

             (d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

  OTHER MATTERS

     New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

     - a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and

     - any other documents required by the letter of transmittal.

     We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. WE RESERVE THE ABSOLUTE RIGHT TO REJECT ANY OR ALL TENDERS OF OLD NOTES THAT ARE NOT IN PROPER FORM OR THE ACCEPTANCE OF WHICH, IN OUR OPINION, WOULD BE UNLAWFUL. WE ALSO RESERVE THE RIGHT TO WAIVE ANY DEFECTS, IRREGULARITIES OR CONDITIONS OF TENDER AS TO PARTICULAR OLD NOTES.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

     Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "-- Exchange Agent", or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the Old Notes to be withdrawn and

     - identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.

     If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under "-- Procedures for Tendering Old Notes" at any time on or prior to the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, or postpone the acceptance for exchange of tendered Old Notes.

TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

     - delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

     - tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order,

the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.

CONSEQUENCES OF FAILING TO EXCHANGE

     If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

     - as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering circular distributed in connection with the private offering of the Old Notes.

     In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

EXCHANGE AGENT

     Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                      DEUTSCHE BANK TRUST COMPANY AMERICAS


         By Overnight,                      By Mail:                    By Hand in New York:
 Registered or Certified Mail      DB Services Tennessee, Inc.       Deutsche Bank Trust Company
     or Overnight Courier:             Reorganization Unit                    Americas
  DB Services Tennessee, Inc.            P.O. Box 292737              C/O The Depository Trust
   Corporate Trust & Agency      Nashville, Tennessee 37229-2737        Clearing Corporation
           Services                       By Facsimile:              55 Water Street, 1st Floor
      Reorganization Unit          (for eligible institutions          Jeanette Park Entrance
    648 Grassmere Park Road                   only)                   New York, New York 10041
  Nashville, Tennessee 37211             (615) 835-3701              Information: (800) 735-7777
                                      Confirm by telephone:
                                         (615) 835-3572

                            DESCRIPTION OF THE NOTES

     The New Notes will be issued, and the Old Notes were issued, under an indenture between us and Wilmington Trust Company (as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank)), as indenture trustee, as supplemented through June 10, 2002. You may obtain a copy of the indenture from the trustee at its corporate trust office in New York, New York. The terms of the notes include those stated in the indenture and made a part thereof by reference to the Trust Indenture Act in effect on the date of the indenture. This summary of the material terms of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including the definitions of terms therein, and the Trust Indenture Act. We have included at the end of this section a summary of capitalized terms used in this section. Terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the indenture.

GENERAL

     The notes:

     - are our general unsecured obligations;

     - rank equally with all of our other existing and future senior, unsecured and unsubordinated debt;

     - rank senior to all of our existing and future subordinated debt; and

     - constitute a new series of our senior unsecured obligations under the indenture.


     As of March 31, 2003, we had total long-term capital market debt (including the Old Notes) of approximately $960 million. We also had guarantees of approximately $11 million and letters of credit of approximately $4 million. The New Notes rank equally with approximately $675 million of our debt, guarantees and letters of credit, as well as the guarantee of El Paso's $3 billion revolving credit facility described below.



     We are a designated borrower under El Paso's $3 billion revolving credit facility, which matures in June 2005. We are jointly and severally liable for any amounts outstanding under the $3 billion facility until August 19, 2003. Except as set forth below, after August 19, 2003, we are only liable for the amounts we borrow under the $3 billion facility. If, on August 19, 2003, (1) an event of default is continuing with respect to the $3 billion facility or (2) El Paso or any of the subsidiary guarantors under the facility or any of El Paso's restricted subsidiaries (each as defined in the facility) is subject to a bankruptcy or similar proceeding, then we will continue to be jointly and severally liable for any amounts outstanding under such facility until none of the events described in (1) or (2) above exists. Once our joint and several liability expires on August 19, 2003 as set forth above, there are no circumstances in which we could again become liable under El Paso's $3 billion facility except for amounts borrowed by us under the facility. As of March 31, 2003, $1.5 billion was outstanding under the $3 billion facility, none of which was borrowed by us. In addition, at March 31, 2003, after giving pro forma effect to this offering, we would have had outstanding approximately $11 million in other guarantees.



     We are also a designated borrower under El Paso's $1 billion revolving credit facility. We are jointly and severally liable for any amounts outstanding under the $1 billion facility until its maturity on August 4, 2003. As of March 31, 2003, $500 million was outstanding (which amount has since been repaid). As of March 31, 2003, $456 million in letters of credit were issued under the $1 billion facility, none of which was borrowed by us. Upon maturity of the $1 billion facility, any amounts outstanding will be transferred to El Paso's $3 billion facility.



     Our direct subsidiary, Sabine, is one of 17 subsidiary guarantors of El Paso's $3 billion facility. In connection with its guarantee of this facility, Sabine pledged its equity interests in each of EPNG Mojave, Inc. and El Paso Mojave Pipeline Co., its sole assets, to collateralize that facility. In addition, in connection with its guarantee of El Paso's $3 billion facility, our direct parent El Paso EPNG Investments, L.L.C. pledged its equity interests in us to collateralize that facility. As a result, our ownership is subject to a change in control if El Paso's lenders under the $3 billion facility are required to exercise rights over their collateral. El Paso EPNG Investments' equity in us and Sabine's equity interests in EPNG Mojave, Inc. and El Paso Mojave Pipeline Co. also collateralize approximately $1 billion of other financing arrangements, including leases, letters of credit and other facilities. As a result of these guarantees and pledges, holders of the notes will be effectively subordinated to the secured creditors of El Paso under the $3 billion facility and the approximately $1 billion of other financing arrangements with respect to the equity interests of EPNG Mojave, Inc. and El Paso Mojave Pipeline Co. owned by Sabine.



     Furthermore, there are no contractual limitations in the indenture on the issuance of additional indebtedness that could rank equal with the notes or the issuance of additional indebtedness at our subsidiaries, to which the notes would be structurally subordinated.


PRINCIPAL, MATURITY AND INTEREST

     The notes will mature on June 15, 2032. We may issue additional notes of this series from time to time in the future which would contain the same terms and the same CUSIP numbers as the notes offered hereby, without the consent of the holders of the notes, in compliance with the covenants of the indenture.

     Interest on the notes will:

     - accrue at the rate of 8.375% per year;

     - be payable semiannually on each June 15 and December 15, commencing December 15, 2002;

     - be payable to the person in whose name the notes are registered at the close of business on the relevant June 1 and December 1 preceding the applicable interest payment date;

     - be computed on the basis of a 360-day year comprised of twelve 30-day months; and

     - be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

     If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

DENOMINATIONS

     The notes will be issued in registered form in denominations of $1,000 each or integral multiples thereof.

OPTIONAL REDEMPTION OF NOTES

     The notes will be redeemable, in whole or in part, at our option at any time in whole, or from time to time in part, prior to their maturity date, at the Make-Whole Price, on not less than 30 calendar days nor more than 60 calendar days notice prior to the date of redemption and in accordance with the provisions of the indenture.

     The notice of redemption will set forth the manner of calculation of the Make-Whole Price, but not necessarily its amount. We will notify the trustee of the amount of the Make-Whole Price, and the Trustees will not be responsible for the accuracy of the calculation.

SINKING FUND

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

CONSOLIDATION, MERGER OR SALE

     Under the indenture, we may not consolidate with or merge into any other person or entity or sell, lease or transfer all or substantially all of our properties and assets to any other person or entity unless:

     - in the case of a merger, we are the surviving entity, or the entity formed by the consolidation or into which we are merged expressly assumes, by execution and delivery to the trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance of every covenant and condition in the indenture;

     - in the case of the sale, lease or transfer of all or substantially all of our properties and assets, the person or entity which acquires our properties and assets expressly assumes, by execution and delivery to the Trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance of every covenant and condition in the indenture;

     - immediately after giving effect to the transaction, no default or event of default under the indenture exists; and

     - we have delivered to the trustee an officer's certificate and an opinion of counsel each stating that the consolidation, merger, sale, transfer or lease and the supplemental indenture required in connection with the transaction comply with the terms of the indenture and that we have complied with all conditions precedent.

     After any consolidation or merger or any sale, lease or transfer of our properties and assets, the successor person or entity formed by such consolidation or into which we are merged or to which such sale, lease or transfer is made shall succeed to and be substituted for us under the indenture as if the successor person or entity had been originally named in the indenture and may exercise every one of our rights and powers under the indenture. Thereafter, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the notes.

MODIFICATION OF INDENTURE

     At any time and without the consent of the holders of the notes, we and the trustee may modify the indenture for any of the following purposes:

     - to secure the notes;

     - to evidence the succession of another person or entity under the indenture and the assumption by the succeeding person or entity of our covenants;

     - to add to our covenants or events of default for the benefit of the holders of the notes or to surrender any of our rights and powers under the indenture;

     - to add to, change or eliminate any of the provisions of the indenture provided there is no outstanding security entitled to the benefit of such provision;

     - to establish the general forms and terms of securities of any series as permitted under the indenture;

     - to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision; to comply with any applicable mandatory provisions of law, provided that any such actions shall not materially adversely affect the interest of the holders of the notes;

     - to evidence and provide for the acceptance of the appointment of a successor trustee and to add to or change any provisions necessary to provide for or facilitate the administration of the trusts by more than one trustee; and

     - to modify, eliminate or add to the provisions of this indenture to the extent necessary to comply with the Trust Indenture Act.

     With the consent of the holders of a majority in aggregate principal amount of the outstanding notes, we and the trustee may add, change or eliminate any provision of the indenture or modify in any manner the rights of the holders of the notes; provided, however, we and the trustee may not, without the consent of each holder of the notes:

     - change the stated maturity of the principal of, or any installment of principal or interest on, the notes, or reduce the principal amount of, the premium on or the rate of interest on the notes;

     - reduce the percentage in principal amount of the notes required to consent to any supplemental indenture or waive compliance with the indenture or waive defaults under it;

     - change our obligation to maintain an office or agency as specified in the indenture; or

     - modify any provisions of the indenture governing modifications, waiver of past defaults and waiver of certain covenants, except to increase any percentages required under such provisions or to provide that other provisions of the indenture cannot be modified without the consent of each holder of the notes.

EVENTS OF DEFAULT

     "Event of default" when used in the indenture will mean any of the following:

     - failure to pay the principal of or any premium on any note when due;

     - failure to pay interest on any note for 30 days;

     - failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

     - if we commence a voluntary case in bankruptcy, consent to the entry of any order of relief against us in an involuntary bankruptcy base, consent to the appointment of a custodian over us or all or substantially all of our assets or make a general assignment for the benefit of creditors; or

     - if a court of competent jurisdiction enters a bankruptcy order either for relief against us in an involuntary case, or appointing a custodian over us or all or substantially all of our assets, or ordering our liquidation; and the order or decree remains unstayed and in effect for 90 days.

     An event of default for the notes does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of the notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default for the notes occurs and continues, the trustee or the holders of at least 25% in the aggregate principal amount of the notes of the series may declare the entire principal of the notes to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes can void the declaration.

     Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for the notes.

COVENANTS

     Under the indenture, we will:

     - pay the principal of, and interest and any premium on, the notes when due;

     - maintain a place of payment;

     - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

     - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     Limitation on Liens. The indenture provides that we will not, nor will we permit any restricted subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any of our debt or of any other person (other than the senior debt securities issued under the indenture), without causing all of the senior debt securities (including the notes) outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long as the new debt is so secured. This restriction does not, however, prohibit us from creating the following:

     - liens existing on the date of the indenture or created under an "after-acquired property" clause;

     - purchase price liens created within one year after purchase;

     - liens already existing on newly acquired property or assets;

     - liens already existing on the property or assets of a new restricted subsidiary;

     - liens already on property or assets when acquired by us or a restricted subsidiary, or when we or a restricted subsidiary acquire the owner of the property or asset;

     - liens securing construction or improvement incurred prior to or up to one year after completion;

     - liens on oil, gas, mineral and processing and other plant properties to secure costs associated with the properties and their exploration, development, maintenance or operation;

     - liens connected with our conveyance (including conveyances by our restricted subsidiaries) of a production payment relating to oil, gas, natural gas or other natural resources;

     - liens in favor of us or our restricted subsidiaries;

     - liens connected to the issuance of a tax-exempt debt to acquire or construct property or assets;

     - liens of a foreign restricted subsidiary to secure its debt;

     - permitted liens (as defined below);

     - liens upon additions, improvements, replacements, repairs, fixtures, appurtenances or component parts attaching to or required to be attached to property or assets under the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted above; or

     - any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to above, or of any debt which it secures; provided, that the principal amount of the debt secured shall not exceed the greater of the principal amount of debt secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); and further provided, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

     In addition, this limitation on liens does not apply to other liens, not otherwise excepted above, provided that the aggregate principal amount of all debt then outstanding secured by such other liens together will all net sale proceeds from sale-leaseback transactions (other than the permitted sale-leaseback transactions discussed below) does not exceed 15% or our Consolidated Net Tangible Assets (as defined below).

     Limitation on Sale-Leaseback Transactions. The indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless:

     - such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later;

     - the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years;

     - we or such restricted subsidiary would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the senior debt securities; or

     - we or such restricted subsidiary, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to
       (A) the repayment, redemption or retirement of our funded debt or funded debt of such restricted subsidiary, or (B) investment in another principal property.

     In addition, this limitation on sale-leaseback transactions does not apply to other sale-leaseback transactions, not otherwise excepted above, provided that the net sale proceeds from such other sale-leaseback transactions together with the aggregate principal amount of outstanding debt secured by liens upon any principal property (other than that debt secured by liens excepted from the limitation on liens as discussed above) does not exceed 15% of our Consolidated Net Tangible Assets (as defined below).

DEFINITIONS

     The following is a summary of capitalized terms used in this summary description of the notes:

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Consolidated net tangible assets" means, at any date of determination, the total amount of assets after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

     "Funded debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

     "Independent Investment Banker" means Credit Suisse First Boston Corporation and its successors, or, if such firm or the successors, if any, to such firm, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

     "Make-Whole Price" means an amount equal to the greater of:

          (1) 100% of the principal amount of the notes to be redeemed; and

          (2) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in the case of both (1) and (2), accrued and unpaid interest to the redemption date. Unless we default in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes to be redeemed. If we redeem a note in part only, a new note of like tenor for the unredeemed portion thereof and otherwise having the same terms as the note partially redeemed will be issued in the name of the holder of the note upon the presentation and surrender thereof.

     "Permitted liens" means (1) liens upon rights-of-way for pipeline purposes;
(2) any governmental lien, mechanics', materialmen's, carriers' or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction; (3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (4) liens of taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity of which is being contested at the time by us or any of our subsidiaries in good faith; (5) liens of, or to secure performance of, leases; (6) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (7) any lien upon property or assets acquired or sold by us or any of our restricted subsidiaries resulting from the exercise of any rights arising out of defaults on receivables; (8) any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (9) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by us or any of our restricted subsidiaries in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (10) any lien in favor of the United States or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.

     "Principal property" means (1) any pipeline assets owned by us or any of our subsidiaries, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the United States or Canada, and (2) any processing or manufacturing plant owned or leased by us or any of our subsidiaries that are located within the United States or Canada, except, in the case of either clause (1) or (2), any such assets or plant which, in the opinion of our board of directors, is not material in relation to the activities of us and our subsidiaries as a whole.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     "Reference Treasury Dealer" means Credit Suisse First Boston Corporation and three additional primary U.S. government securities dealers in New York City selected by the trustee after consultation with us, and their respective successors (provided, however, that if any such firm or any such successor shall cease to be a primary U.S. government securities dealer in New York City, the trustee, after consultation with us, shall substitute therefor another dealer).

     "Restricted subsidiary" means any of our subsidiaries owning or leasing any principal property.

     "Sale-leaseback transaction" means the sale or transfer by us or any of our restricted subsidiaries of any principal property to a person (other than us or a subsidiary) and the taking back by us or any of our restricted subsidiaries, as the case may be, of a lease of such principal property.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if the release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

DEFEASANCE

     We will be discharged from our obligations on the notes at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes. If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to us, we will make all payments of principal of, premium, if any, and interest and liquidated damages (as defined below under the caption "Exchange Offer and Registration Rights"), if any, on the notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the security register.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made in immediately available funds. So long as DTC continues to make its settlement system available to us, all payments of principal of and premium, if any, interest and liquidated damages, if any, on the global securities will be made by us in immediately available funds.

TRANSFER AND EXCHANGE

     Subject to the restrictions set forth under the caption "Transfer Restrictions," a holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. In addition, we are not required to transfer or exchange any note between a record date and the next succeeding interest payment date.

     The registered holder of a note will be treated as its owner for all purposes.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

     Notices to holders of the notes will be given by mail to the addresses of such holders as they appear in the security register. No periodic evidence is required to be furnished as to the absence of default or as to compliance with the terms of the indenture.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of El Paso or any of our affiliates will have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such.

CONCERNING THE TRUSTEE

     Wilmington Trust Company (as successor to JPMorgan Chase Bank) is the trustee under the Indenture. In the ordinary course of business, Wilmington Trust Company and its affiliates have provided and may in the future continue to provide trust services and other financial services to us and our subsidiaries for which they have received and will receive compensation.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     Except where otherwise stated, the following discussion constitutes the opinion of Locke Liddell & Sapp LLP as to the material United States federal income tax consequences of exchanging Old Notes for New Notes and owning and disposing of New Notes. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), its legislative history, existing and proposed regulations thereunder, published rulings, and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. Unless otherwise indicated, this discussion deals only with notes held as a capital asset by a holder who is a United States person and purchased the Old Notes upon original issuance at their original issue price. A "United States person" is:


     - a citizen or resident of the United States or any political subdivision thereof;

     - a corporation, or a partnership or other entity that is treated as a corporation or partnership for United States federal income tax purposes, that is created or organized in the United States or under the laws of the United States or of any state thereof including the District of Columbia;

     - an estate whose income is subject to United States federal income taxation regardless of its source; or

     - a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or it was in existence on August 19, 1996, and has elected to be treated as a United States person.

     Your tax treatment may vary depending on your particular situation. This discussion does not address all of the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:


     - dealers in securities or currencies;

     - financial institutions;

     - tax-exempt investors;

     - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     - persons liable for alternative minimum tax;

     - insurance companies;

     - real estate investment trusts;

     - regulated investment companies;


     - persons holding notes as part of a hedging, conversion, integrated or constructive sale transaction or a straddle;



     - United States persons whose functional currency is not the United States dollar;



     - partners in a partnership, or other entity treated as a partnership for United States federal income tax purposes, that holds notes;



     - controlled foreign corporations;



     - foreign personal holding companies;



     - corporations that accumulate earnings to avoid United States federal income tax; or



     - United States expatriates.



     We urge you to consult your own tax advisors regarding your particular United States federal tax consequences of exchanging, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.


RECEIPT OF NEW NOTES

     Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes. As a result:

     - you will not recognize taxable gain or loss when you receive New Notes in exchange for Old Notes;

     - your holding period in the New Notes will include your holding period in the Old Notes; and

     - your basis in the New Notes will equal your adjusted basis in the Old Notes at the time of the exchange.

TAXATION OF INTEREST

     Interest paid on the New Notes generally will be taxable to you as ordinary interest income at the time payments are accrued or received in accordance with your regular method of accounting for United States federal income tax purposes.

SALE OR OTHER TAXABLE DISPOSITION OF NEW NOTES

     You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a New Note. The amount of your gain or loss equals the difference between the amount you receive for the New Note in cash or other property, valued at the fair market value, minus the amount attributable to accrued qualified stated interest on the New Note, if any, and your adjusted tax basis in the New Note. Your initial tax basis in a New Note equals the price you paid for the Old Note that you exchanged for the New Note reduced by any payments other than payments of qualified stated interest made on the notes.


     Your gain or loss will generally be a long-term capital gain or loss if your holding period in the New Note is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued qualified stated interest that you have not yet included in income will be taxed as ordinary interest income.

NON-UNITED STATES HOLDERS


     The following discussion applies to Non-United States Holders. You are a "Non-United States Holder" if you are not a United States person.


  Exchange of Old Notes

     Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes, and the consequences of the exchange to you will be the same as those of a United States person described above under the heading "-- Receipt of New Notes."

  Interest

     Interest that we pay to you will not be subject to United States federal income tax and withholding of United States federal income tax will not be required on interest payments if you:

     - do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     - are not a controlled foreign corporation with respect to which we are a related person;

     - are not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

     - you certify to us, our payment agent, or the person who would otherwise be required to withhold United States tax, on Form W-8BEN (or applicable substitute form), under penalties of perjury, that you are not a United States person and provide your name and address.


If you do not satisfy the preceding requirements, your interest on a note would generally be subject to United States withholding tax at a flat rate of 28% (or a lower applicable treaty rate).



     If you are engaged in a trade or business in the United States, and if interest on a note is effectively connected with the conduct of that trade or business (or in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), you will be exempt from United States withholding tax but will be subject to regular United States federal income tax on the interest in the same manner as if you were a United States person. See "-- Taxation of Interest." In order to establish an exemption from United States withholding tax, you may provide to us, our payment agent or the person who would otherwise be required to withhold United States tax, a properly completed and executed IRS Form W-8ECI (or applicable substitute form). In addition to regular United States federal income tax, if you are a foreign corporation, you may be subject to a United States branch profits tax.


  Gain on Disposition

     You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption, exchange or other disposition of a note unless:

     - the gain is effectively connected with the conduct by you of a trade or business within the United States, or, under an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States; or

     - if you are an individual, you are present in the United States for 183 or more days in the taxable year and certain other requirements are met.

  Applicable Tax Treaties


     This discussion does not address any benefits you may receive under any applicable tax treaties. You should consult with your own tax advisor as to any applicable income tax treaties that may provide for a lower rate of withholding tax, exemption from, or a reduction of, branch profits tax, or other rules different from the general rules under United States federal income tax laws.


INFORMATION REPORTING AND BACKUP WITHHOLDING

  United States Persons

     In general, information reporting requirements may apply to payments made to you and to the proceeds of a disposition of the notes, unless you are an exempt recipient such as a corporation. Backup withholding may apply if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

  Non-United States Holders

     Backup withholding and information reporting will not apply to payments of principal or interest on the notes by us or our paying agent to you if you certify as to your status as a Non-United States Holder under penalties of perjury or otherwise establish an exemption (provided that neither we nor our paying agent has actual knowledge that you are a United States person or that the conditions of any other exemptions are not in fact satisfied).

     The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your status as a Non-United States Holder and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

     You should consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided you furnish the required information to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

     If you intend to use plan assets to exchange for any of the New Notes offered by this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of ERISA. If you intend to use governmental or church plan assets to exchange for any of the New Notes, you should consult with counsel on the potential consequences of your investment under similar provisions applicable under laws governing governmental and church plans.

     The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary does not attempt to be a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance will change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.

FIDUCIARY RESPONSIBILITIES

     ERISA imposes requirements on (1) employee benefit plans subject to ERISA,
(2) entities whose underlying assets include employee benefit plan assets, for example, collective investment funds and insurance company general accounts, and
(3) fiduciaries of employee benefit plans. Under ERISA, fiduciaries generally include persons who exercise discretionary authority or control over plan assets. Before investing any employee benefit plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

          (1) is permitted under the plan document and other instruments governing the plan; and

          (2) is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

     You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in "Risk Factors" and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

     We are not making any representation that the sale of any notes to a plan meets the fiduciary requirements for investment by plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

PROHIBITED TRANSACTIONS

     ERISA and the Code prohibit a wide range of transactions involving (1) employee benefit plans and arrangements subject to ERISA and/or the Code, and
(2) persons who have specified relationships to the plans. These persons are called "parties in interest" under ERISA and "disqualified persons" under the Code. The transactions prohibited by ERISA and the Code are called "prohibited transactions." If you are a party in interest or disqualified person who engages in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using plan assets to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

     Prohibited transactions may arise, for example, if the notes are acquired by a plan with respect to which we, or any of our affiliates, are a party in interest or a disqualified person. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Some of these exemptions include:

          (1) Prohibited transaction class exemption or "PTCE" exemptions 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks).

          (2) PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

          (3) PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

          (4) PTCE 91-38 (relating to specified transactions by bank collective investment funds);

          (5) PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

          (6) PTCE 96-23 (relating to specified transactions directed by in-house asset managers);

     These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and the Code. In addition, there is no assurance that any of these class exemptions or other exemption will be available with respect to any particular transaction involving the notes.

TREATMENT OF NOTES AS DEBT INSTRUMENTS

     Some transactions involving our operations could give rise to prohibited transactions under ERISA and the Code if our assets were deemed to be plan assets. Pursuant to Department of Labor Regulations Section 2510.3-101 (which we refer to as the "plan assets regulations"), in general, when a plan acquires an "equity interest" in an entity such as El Paso Natural Gas, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless exceptions set forth in the plan assets regulations apply.

     In general, an "equity interest" is defined under the plan assets regulations as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is very little published authority concerning the application of this definition, we believe that the notes should be treated as debt rather than equity interest under the plan assets regulations because the notes (1) should be treated as indebtedness under applicable local law and debt, rather than equity, for United States tax purposes and (2) should not be deemed to have any "substantial equity features." However, no assurance can be given that the notes will be treated as debt for purposes of ERISA. If the notes were to be treated as an equity interest under the plan assets regulations, the purchase of the notes using plan assets could cause our assets to become subject to the fiduciary and prohibited transaction provisions of ERISA and the Code unless investment in the notes by "benefit plan investors" is not "significant," as determined under the plan assets regulations. We cannot assure you that the criteria for this exception will be satisfied at any particular time and no monitoring or other measures will be taken to determine whether such criteria are met. This means that, if the notes are treated as equity interests under the plan asset regulations and investment in the notes by benefit plan investors is significant, our assets could be treated as plan assets subject to ERISA and a non-exempt prohibited transaction could arise in connection with our operating activities.

     Any insurance company proposing to invest assets of its general account in the notes should consider the implications of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993), which, in some circumstances, treats such general account as including the assets of a plan that owns a policy or other contract with such insurance company, as well as the effect of Section 401(c) of ERISA, as interpreted by regulations proposed by the Department of Labor.

GOVERNMENT AND CHURCH PLANS

     Governmental plans and some church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transactions provisions of ERISA or the Code, may be subject to state or other federal laws that are very similar to the provisions of ERISA and the Code. If you are a fiduciary of a governmental or church plan, you should consult with counsel before purchasing any notes offered for sale in connection with this prospectus.

FOREIGN INDICIA OF OWNERSHIP

     ERISA also prohibits plan fiduciaries from maintaining the indicia of ownership of any plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.

REPRESENTATIONS AND WARRANTIES

     If you acquire or accept a note offered in connection with this prospectus, you will be deemed to have represented and warranted that either:

          (1) you have not used plan assets to acquire such note; or

          (2) your acquisition and holding of a note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, and (B) meets the fiduciary requirements of ERISA.

                      GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

THE GLOBAL SECURITIES

     The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the "global securities") which will be registered in the name of Cede & Co., as nominee of DTC and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

     We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of Credit Suisse First Boston Corporation, the initial purchaser, and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the "participants") or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture and, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Luxembourg").

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL SECURITIES

     The operations and procedures of DTC, Euroclear and Clearstream Luxembourg are solely within the control of the respective settlement systems and are subject to change by them from time to time. Investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is:

     - a limited-purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

     - a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants (collectively, the "participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including Credit Suisse First Boston Corporation), banks and trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. We understand that DTC has no knowledge of the actual beneficial owners of the securities. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.

     Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants of DTC to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.

     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments with respect to the principal of and premium, if any, and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. It is our understanding that DTC's practice is to credit direct its participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC, us or the trustee, subject to statutory or regulatory requirements in effect at the time. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to those beneficial interests.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those crossmarket transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

     Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC's settlement date.

     Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     DTC, Euroclear or Clearstream Luxembourg may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificates for the securities will be printed and delivered.

     We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We obtained the information in this section and elsewhere in this prospectus concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable. Although we expect DTC, Euroclear or Clearstream Luxembourg and their participants to follow the foregoing procedures in order to facilitate transfers of interests in global securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

                     EXCHANGE OFFER AND REGISTRATION RIGHTS

     In connection with the issuance of the Old Notes, we entered into a registration rights agreement with Credit Suisse First Boston Corporation. The following summary of selected provisions of the registration rights agreement is not complete and is subject to all the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us upon request as described under "Where You Can Find More Information."

     Pursuant to the registration rights agreement, we agreed to file with the SEC this exchange offer registration statement with respect to a registered offer to exchange the Old Notes for New Notes, which have terms identical to the Old Notes in all material respects except that such notes will not contain terms with respect to transfer restrictions, registration rights and payment of additional interest. Upon the effectiveness of this exchange offer registration statement, pursuant to the exchange offer we will offer to the holders of Transfer Restricted Securities (as defined below) who are able to make certain representations, the opportunity to exchange their Transfer Restricted Securities for New Notes. If, upon consummation of the exchange offer, Credit Suisse First Boston Corporation holds notes acquired by it as part of the Old Notes' initial distribution, we, simultaneously with the delivery of the New Notes pursuant to the exchange offer, will issue and deliver to Credit Suisse First Boston Corporation, in a private exchange for the notes held by Credit Suisse First Boston Corporation, a like principal amount of our New Notes issued under the indenture and identical in all material respects to the New Notes issued in the exchange offer, except such notes issued in the private exchange shall include restrictions on transfer under the Securities Act and the securities laws of the several states of the United States.

     If:

     - we are not permitted to file this exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

     - Credit Suisse First Boston Corporation so requests with respect to notes, including New Notes acquired in a private exchange, not eligible to be exchanged for New Notes in the exchange offer and held by it following consummation of the exchange offer;

     - any holder of Transfer Restricted Securities notifies us in writing prior to the consummation of the exchange offer that, based upon an opinion of counsel, it is not eligible to participate in the exchange offer, or, in the case of any holder, other than a broker-dealer, that participates in the exchange offer, such holder does not receive freely tradeable New Notes, or

     - the exchange offer is not consummated within 260 days of the closing of the offering of the Old Notes, then we will file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     We also agreed to use our reasonable commercial efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, "Transfer Restricted Securities" means each note, including notes acquired in a private exchange, until the earlier to occur of:

     - the date on which such note has been exchanged by a person other than a broker-dealer for a freely tradeable New Note in the exchange offer;

     - following the exchange by a broker-dealer in the exchange offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in this exchange offer registration statement;

     - the date on which such note, including a note acquired in a private exchange, has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

     - the date on which such note, including a note acquired in a private exchange, is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     The registration rights agreement also provides that:

     - we will file this exchange offer registration statement with the SEC on or prior to 90 days after the closing of the offering of the Old Notes;

     - we will use our reasonable commercial efforts to have this exchange offer registration statement declared effective by the SEC within 220 days after the closing of the offering of the Old Notes;

     - unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our reasonable commercial efforts to issue on or prior to 30 business days after the date on which this exchange offer registration statement is declared effective by the SEC, New Notes in exchange for all notes properly tendered and not withdrawn prior thereto in the exchange offer; and

     - if obligated to file the shelf registration statement, we will use our reasonable commercial efforts to file the shelf registration statement with the SEC as promptly as practicable but in no event more than 30 business days after such filing obligation arises and to thereafter cause the shelf registration statement to be declared effective by the SEC as promptly as practicable thereafter. We are permitted to suspend use of the prospectus that is part of the shelf registration statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the SEC and similar events.

     Additional interest with respect to the Old Notes shall be assessed as follows if any of the following events occur:

     - if on or prior to the 90 days following the closing of the offering of the Old Notes, neither this exchange offer registration statement nor a shelf registration statement has been filed with the SEC; or

     - if on or prior to the 220 days following the closing of the offering of the Old Notes, this exchange offer registration statement has not been declared effective by the SEC or, if required to be filed in lieu thereof, the shelf registration statement has not been declared effective by the SEC; or

     - if the exchange offer has not been consummated within 30 business days after this exchange offer registration statement has been declared effective by the SEC; or

     - if after either this exchange offer registration statement or the shelf registration statement is declared effective:

      - such registration statement thereafter ceases to be effective; or

      - such registration statement or the related prospectus ceases to be usable, except as permitted in the registration rights agreement, in connection with the exchanges of the notes or resales of Transfer Restricted Securities, as applicable, during the periods specified therein because either any event occurs as a result of which the related prospectus forming part of such registration statement would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or it shall be necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act or the Securities Exchange Act or the respective rules thereunder.

     Additional interest shall accrue on the Transfer Restricted Securities over and above the interest set forth in the title of the notes at an annual rate of 0.25% for the first 90-day period from and including the date on which any of the previous events shall occur, and such annual rate will increase by an additional 0.25% with respect to each subsequent 90-day period until all such events have been cured, up to a maximum additional annual rate of 0.75%. We are currently paying additional interest at an annual rate of 0.50%.

     Holders of notes will be required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement and will be named as a selling security holder in such shelf registration statement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. Any holders, other than Credit Suisse First Boston Corporation, who are eligible to participate in the exchange offer but fail to, or elect not to, participate therein will continue to hold Transfer Restricted Securities and will have no further rights to exchange their Transfer Restricted Securities or have such securities registered under the registration rights agreement.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer that acquired Old Notes directly from us; or

     - a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.

     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.

     Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until             , 2003, all dealers effecting transactions in the
New Notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity and enforceability of the notes offered hereby and certain United States federal income taxation matters will be passed upon for El Paso Natural Gas by Locke Liddell & Sapp LLP, Houston, Texas.

                                    EXPERTS


     The consolidated financial statements and financial statement schedule as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Accountants...........................   F-2
Consolidated Statements of Income for the years ended
  December 31, 2002, 2001 and 2000..........................   F-3
Consolidated Balance Sheets as of December 31, 2002 and
  2001......................................................   F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 2002, 2001 and 2000..........................   F-5
Consolidated Statements of Stockholder's Equity for the
  years ended December 31, 2002, 2001 and 2000..............   F-6
Notes to Consolidated Financial Statements..................   F-7
Schedule II -- Valuation and Qualifying Accounts............  F-28
Condensed Consolidated Statements of Income (Unaudited) for
  the three months ended March 31, 2003 and 2002............  F-29
Condensed Consolidated Balance Sheets (Unaudited) as of
  March 31, 2003 and December 31, 2002......................  F-30
Condensed Consolidated Statements of Cash Flows (Unaudited)
  for the three months ended March 31, 2003 and 2002........  F-31
Notes to the Condensed Consolidated Financial Statements
  (Unaudited)...............................................  F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of El Paso Natural Gas Company:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholder's equity and cash flows present fairly, in all material respects, the consolidated financial position of El Paso Natural Gas Company and its subsidiaries, (the "Company") at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 25, 2003

                          EL PASO NATURAL GAS COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN MILLIONS)

                                           YEAR ENDED DECEMBER 31,
                                           -----------------------
                                           2002     2001     2000
                                           -----    -----    -----
Operating revenues......................   $564     $572     $508
                                           ----     ----     ----
Operating expenses
  Operation and maintenance.............    173      190      189
  Merger-related costs..................     --       98       --
  Depreciation, depletion and
     amortization.......................     63       70       66
  Western Energy Settlement.............    412       --       --
  Taxes, other than income taxes........     21       28       30
                                           ----     ----     ----
                                            669      386      285
                                           ----     ----     ----
Operating income (loss).................   (105)     186      223
Other income (expense)..................      1       (2)       4
Interest and debt expense...............    (72)     (87)     (96)
Affiliated interest income..............     22       58       75
                                           ----     ----     ----
Income (loss) before income taxes.......   (154)     155      206
Income taxes............................    (55)      60       78
                                           ----     ----     ----
Net income (loss).......................   $(99)    $ 95     $128
                                           ====     ====     ====

                            See accompanying notes.

                          EL PASO NATURAL GAS COMPANY

                          CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                            DECEMBER 31,
                                          ----------------
                                           2002      2001
                                          ------    ------
                          ASSETS
Current assets
  Cash and cash equivalents.............  $    3    $   --
  Accounts and notes receivable
     Customer, net of allowance of $18
      in 2002 and $6 in 2001............      79        97
     Affiliates.........................     432     1,298
     Other..............................      13         6
  Materials and supplies................      43        39
  Deferred income taxes.................      36        --
  Other.................................      27        16
                                          ------    ------
          Total current assets..........     633     1,456
                                          ------    ------
Property, plant and equipment, at
  cost..................................   3,060     2,940
  Less accumulated depreciation,
     depletion and amortization.........   1,152     1,142
                                          ------    ------
          Total property, plant and
           equipment, net...............   1,908     1,798
                                          ------    ------
Note receivable from affiliate..........     565        --
                                          ------    ------
Other...................................      83        90
                                          ------    ------
          Total assets..................  $3,189    $3,344
                                          ======    ======

           LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable
     Trade..............................  $   43    $   54
     Affiliates.........................      33         9
     Other..............................      11         9
  Short-term borrowings (including
     current maturities of long-term
     debt)..............................     200       654
  Accrued interest......................      15        22
  Taxes payable.........................     133       117
  Contractual deposits..................      35         1
  Western Energy Settlement payable.....     100        --
  Other.................................      53        70
                                          ------    ------
          Total current liabilities.....     623       936
                                          ------    ------
Long-term debt, less current
  maturities............................     758       659
                                          ------    ------
Other liabilities
  Deferred income taxes.................     221       282
  Western Energy Settlement
     obligation.........................     312        --
  Other.................................     122       169
                                          ------    ------
                                             655       451
                                          ------    ------
Commitments and contingencies
Stockholder's equity
  Preferred stock, 8%, par value $0.01
     per share; authorized 1,000,000
     shares; issued 500,000 shares;
     stated at liquidation value........     350       350
  Common stock, par value $1 per share;
     authorized and issued 1,000
     shares.............................      --        --
  Additional paid-in capital............     715       714
  Retained earnings.....................      88       234
                                          ------    ------
          Total stockholder's equity....   1,153     1,298
                                          ------    ------
          Total liabilities and
           stockholder's equity.........  $3,189    $3,344
                                          ======    ======

                            See accompanying notes.

                          EL PASO NATURAL GAS COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                          YEAR ENDED DECEMBER 31,
                                          -----------------------
                                          2002     2001     2000
                                          -----    -----    -----
Cash flows from operating activities
Net income (loss).......................  $ (99)   $  95    $ 128
  Adjustments to reconcile net income
    (loss) to net cash from operating
    activities
    Depreciation, depletion and
      amortization......................     63       70       66
    Western Energy Settlement...........    412       --       --
    Deferred income tax expense
      (benefit).........................   (113)      29       34
    Net gain on the sale of assets......     (1)      --       (3)
    Risk-sharing revenue................    (32)     (32)     (32)
    Non-cash portion of merger-related
      costs.............................     --       92       --
    Bad debt expense....................     12        6       --
    Other non-cash income items.........      2        2        3
    Working capital changes, net of
      non-cash transactions
       Accounts receivable..............     (4)      25      (64)
       Accounts payable.................     (4)      (5)      12
       Taxes payable....................     24       17       16
       Other working capital changes
         Assets.........................      4       (6)      (7)
         Liabilities....................     14       12       (2)
    Non-working capital changes
       Assets...........................     (1)      28       18
       Liabilities......................     (8)      (9)      (9)
                                          -----    -----    -----
         Net cash provided by operating
           activities...................    269      324      160
                                          -----    -----    -----
Cash flows from investing activities
  Additions to property, plant and
    equipment...........................   (193)    (157)    (228)
  Net proceeds from the sale of
    assets..............................      9       --       36
  Net change in affiliated advances
    receivable..........................    304     (298)     344
  Other.................................     --       --        3
                                          -----    -----    -----
         Net cash provided by (used in)
           investing activities.........    120     (455)     155
                                          -----    -----    -----
Cash flows from financing activities
  Net borrowings (repayments) of
    commercial paper....................   (439)     159     (287)
  Payments to retire long-term debt.....   (215)      --       --
  Net proceeds from the issuance of
    long-term debt......................    296       --       --
  Dividends paid........................    (28)     (28)     (28)
                                          -----    -----    -----
         Net cash provided by (used in)
           financing activities.........   (386)     131     (315)
                                          -----    -----    -----
Increase in cash and cash equivalents...      3       --       --
Cash and cash equivalents
  Beginning of period...................     --       --       --
                                          -----    -----    -----
  End of period.........................  $   3    $  --    $  --
                                          =====    =====    =====

                            See accompanying notes.

                          EL PASO NATURAL GAS COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                        8%        COMMON STOCK     ADDITIONAL                  TOTAL
                                     PREFERRED   ---------------    PAID-IN     RETAINED   STOCKHOLDER'S
                                       STOCK     SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                     ---------   ------   ------   ----------   --------   -------------
January 1, 2000....................    $350      1,000     $ --       $700        $ 76        $1,126
  Net income.......................                                                128           128
  Preferred stock dividends........                                                (28)          (28)
  Allocated tax benefit of El Paso
     equity plans..................                                      5                         5
  Non-cash capital contributions
     from El Paso..................                                      5                         5
  Dividends........................                                                 (9)           (9)
                                       ----      -----     ----       ----        ----        ------
December 31, 2000..................     350      1,000       --        710         167         1,227
  Net income.......................                                                 95            95
  Preferred stock dividends........                                                (28)          (28)
  Allocated tax benefit of El Paso
     equity plans..................                                      4                         4
                                       ----      -----     ----       ----        ----        ------
December 31, 2001..................     350      1,000       --        714         234         1,298
  Net loss.........................                                                (99)          (99)
  Preferred stock dividends........                                                (28)          (28)
  Allocated tax benefit of El Paso
     equity plans..................                                      1                         1
  Dividends........................                                                (19)          (19)
                                       ----      -----     ----       ----        ----        ------
December 31, 2002..................    $350      1,000     $ --       $715        $ 88        $1,153
                                       ====      =====     ====       ====        ====        ======

                            See accompanying notes.

                          EL PASO NATURAL GAS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Principles of Consolidation

     Our consolidated financial statements include the accounts of all majority-owned, controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. We consolidate entities when we have the ability to control the operating and financial decisions and policies of that entity. Our financial statements for prior periods include reclassifications that were made to conform to the current year presentation. Those reclassifications had no impact on reported net income or stockholder's equity.

  Use of Estimates

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these financial statements. Actual results can, and often do, differ from those estimates.

  Accounting for Regulated Operations

     Our natural gas systems are subject to the jurisdiction of FERC in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978, and we apply the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Accounting requirements for regulated businesses can differ from the accounting requirements for non-regulated businesses. Transactions that have been recorded differently as a result of regulatory accounting requirements include the capitalization of an equity return component on regulated capital projects, employee related benefits and other costs and taxes included in, or expected to be included in, future rates.

     Our application of SFAS No. 71 is based on the current regulatory environment, our current tariff rates and our ability to collect those rates. Future regulatory developments and rate cases could impact this accounting. Although discounting of our maximum tariff rates does occur, we believe the standards required by SFAS No. 71 for its application are met and the continued use of regulatory accounting under SFAS No. 71 best reflects the results of operations in the economic environment in which we currently operate. Regulatory accounting requires us to record assets and liabilities that result from the rate-making process that would not be recorded under GAAP for non-regulated entities. We will continue to evaluate the application of regulatory accounting principles based on on-going changes in the regulatory and economic environment. Items that may influence our assessment are:

     - inability to recover cost increases due to rate caps and rate case moratoriums;

     - inability to recover capitalized costs, including an adequate return on those costs through the rate-making process and FERC proceedings;

     - excess capacity;

     - increased competition and discounting in the markets we serve; and

     - impacts of ongoing regulatory initiatives in the natural gas industry.

  Cash and Cash Equivalents

     We consider short-term investments with an original maturity of less than three months to be cash equivalents.

  Allowance for Doubtful Accounts

     We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.

  Materials and Supplies

     We value materials and supplies at the lower of cost or market value with cost determined using the average cost method.

  Natural Gas Imbalances

     Natural gas imbalances occur when the actual amount of natural gas delivered from or received by a pipeline system differs from the contractual amount scheduled to be delivered or received. We value these imbalances due to or from shippers and operators at the end of year actual or appropriate market index price. Imbalances are settled in cash or made up in kind, subject to the contractual terms of settlement.

     Imbalances due from others are reported in our balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported on the balance sheet as either trade accounts payable or accounts payable to affiliates. In addition, all imbalances are classified as current.

  Property, Plant and Equipment

     Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that first placed the asset in service. We capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and an allowance for funds used during construction for our regulated business as allowed by FERC. We capitalize the major units of property replacements or improvements and expense minor items. Included in our pipeline property balances are additional acquisition costs which represent the excess purchase costs associated with purchase business combinations allocated to our regulated interstate systems. These costs are amortized on a straight-line basis over 36 years, and we do not recover these excess costs in our rates. As of December 31, 2002, we had unamortized additional acquisition costs of $71 million net of accumulated amortization of $80 million.

     We use the composite (group) method to depreciate regulated property, plant and equipment. Under this method, assets with similar lives and other characteristics are grouped and depreciated as one asset. For aircraft, we apply the depreciation rates to the total cost of the group until its net book value equals its salvage value. For all other property, plant and equipment we depreciate the asset to zero. Currently, our depreciation rates vary from 2 to 33 percent. Using these rates, the average remaining depreciable lives of these assets range from 2 to 39 years. We re-evaluate depreciation rates each time we redevelop our transportation rates when we file with the FERC for an increase or decrease in rates.

     When we retire regulated property, plant and equipment, we charge accumulated depreciation and amortization for the original cost, plus the cost to remove, sell or dispose, less its salvage value. We do not recognize a gain or loss unless we sell an entire operating unit. We include gains or losses on dispositions of operating units in income. On non-regulated property, plant and equipment, we record a gain or loss in income for the difference between the net book value relative to proceeds received, if any, when the asset is sold or retired.

     At December 31, 2002 and 2001, we had approximately $146 million and $262 million of construction work in progress included in our property, plant and equipment. In addition, during 2002, 2001 and 2000, we had capitalized an allowance for funds used during construction of $6 million, $9 million and $8 million.

  Asset Impairments

     We apply the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets to account for asset impairments. Under this standard, we evaluate an asset for impairment when events or circumstances indicate that a long-lived asset's carrying value may not be recovered. These events include market declines, changes in the manner in which we intend to use an asset or decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. At the time we decide to exit an activity or sell a long-lived asset or group of assets, we adjust the carrying value of those assets downward, if necessary, to the estimated sales price, less costs to sell. We also classify these asset or assets as either held for sale or as discontinued operations, depending on whether the asset or assets have independently determinable cash flows.

  Revenue Recognition

     Our revenues consist primarily of demand and throughput-based transportation services. We recognize demand revenues on firm contracted capacity monthly over the contract period regardless of the amount of capacity that is actually used. For throughput-based services, we record revenues when we complete the delivery of natural gas to the agreed upon delivery point. Revenues are generally based on the thermal quantity of gas delivered or subscribed at a price specified in the contract or tariff. We are subject to FERC regulations and, as a result, revenues we collect may be refunded in a final order of a pending rate proceeding or as a result of a rate settlement. We establish reserves for these potential refunds.

     We also record risk sharing revenues related to our most recent rate settlement. The majority of the risk sharing amounts were collected in advance from our customers. These collections were initially deferred and are then amortized over the risk sharing period as specified in our tariff. See Note 8 beginning on page F-15 for a further discussion of our rate settlement and these risk sharing provisions.

  Environmental Costs and Other Contingencies

     We record liabilities when our environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. We recognize a current period expense when clean-up efforts do not benefit future periods. We capitalize costs that benefit more than one accounting period, except in instances where separate agreements or legal and regulatory guidelines dictate otherwise. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into account the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies' clean-up experience and data released by the Environmental Protection Agency
(EPA) or other organizations. These estimates are subject to revision in future periods based on actual costs or new circumstances and are included in our balance sheet in other current and long-term liabilities at their undiscounted amounts. We evaluate recoveries from insurance coverage, rate recovery, government sponsored and other programs separately from our liability and, when recovery is assured, we record and report an asset separately from the associated liability in our financial statements.

     We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against a reserve, if one exists, or expensed. When a range of probable loss can be estimated, we accrue the most likely amount, or at least the minimum of the range of probable loss.

  Income Taxes

     We report current income taxes based on our taxable income and we provide for deferred income taxes to reflect estimated future tax payments or receipts. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

     El Paso maintains a tax accrual policy to record both regular and alternative minimum taxes for companies included in its consolidated federal income tax return. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal income tax, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated return. El Paso pays all federal income taxes directly to the IRS and, under a separate tax billing agreement, El Paso may bill or refund its subsidiaries for their portion of these income tax payments.

  New Accounting Pronouncements Issued Not Yet Adopted

     As of December 31, 2002, there were a number of accounting standards and interpretations that had been issued, but not yet adopted by us. Below is a discussion of the more significant standards that could impact us.

     Accounting for Costs Associated with Exit or Disposal Activities. In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement will require us to recognize costs associated with exit or disposal activities when they are incurred rather than when we commit to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, and will impact any exit or disposal activities we initiate after January 1, 2003.

     Accounting for Guarantees. In November 2002, the FASB issued FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation requires that companies record a liability for all guarantees issued after January 31, 2003, including financial, performance, and fair value guarantees. This liability is recorded at its fair value upon issuance, and does not affect any existing guarantees issued before January 31, 2003. This standard also requires expanded disclosures on all existing guarantees at December 31, 2002. We have included these required disclosures in Notes 7 and 8.

2. WESTERN ENERGY SETTLEMENT

     On March 20, 2003, we and our affiliates entered into an agreement in principle (the Western Energy Settlement) with various public and private claimants, including the states of California, Washington, Oregon and Nevada, to resolve the principal litigation, claims and regulatory proceedings against us and our affiliates relating to the sale or delivery of natural gas and electricity from September 1996 to the date of the Western Energy Settlement. See Note 8 beginning on page F-15 for a discussion of this matter.

     The portion of the Western Energy Settlement allocated to us by El Paso resulted in a one-time charge in the fourth quarter of 2002 of $412 million before tax and approximately $262 million after tax. These amounts represent the present value of the components of the settlement discounted at 10 percent. The settlement will become payable beginning with the execution of a definitive settlement agreement. Components of the settlement were allocated to us, our parent and our affiliate, El Paso Merchant Energy, based on the nature of the component and our individual ability to perform under the agreement. The components that were allocated to us are as follows:

     - a cash payment of $100 million;

     - the delivery of approximately 26.4 million shares of El Paso's common stock valued at $125 million;

     - payments of $22 million per year for 20 years.

     - for a period of five years, our EPNG system will make available at its California delivery points, 3,290 MMcf/d of capacity on a primary delivery point basis; and

     - no admission of wrong doing.

     The settlement is subject to review and approval by state courts and the FERC.

     Our obligation for the settlement is reflected in our balance sheet at $412 million, which represents the notional amount of approximately $665 million, less a discount (at a rate of 10 percent) of approximately $253 million. The components of the obligation for the settlement are as follows (in millions):

Our portion of the Western Energy Settlement................     $  665
Discount at 10 percent......................................       (253)
                                                                 ------
Net present value of settlement.............................        412
Less: Current portion of obligation.........................        100
                                                                 ------
Non-current obligation for Western Energy Settlement........     $  312
                                                                 ======

     The discount will be amortized to interest expense annually at an amount based on a constant rate of interest (10 percent) applied to the declining obligation balance. This amortization is expected to be approximately $12 million for 2003, after income taxes.

3. MERGER-RELATED COSTS

     During the year ended December 31, 2001, we incurred merger-related costs of $98 million associated with El Paso Corporation's (El Paso) 2001 merger with The Coastal Corporation and the relocation of our headquarters from El Paso, Texas to Colorado Springs, Colorado. Our merger-related costs include employee severance, retention and transition costs for severed employees totaling $6 million that occurred as a result of El Paso's merger-related workforce reduction and consolidation. All employee severance, retention and transition costs have been paid. Merger-related costs also include estimated net lease payments on a non-cancelable lease for office space and facility-related costs of $92 million to close our offices in El Paso and relocate our headquarters to Colorado Springs. These charges were accrued in 2001 at the time we completed our relocations and closed these offices. As of December 31, 2002, we have paid $29 million of the accrual leaving a balance of $63 million. The amounts accrued will be paid over the term of the applicable non-cancelable lease agreements. Future developments, such as our ability to terminate the lease or to recover lease costs through sub-leases, could impact the accrued amounts.

4. INCOME TAXES

     The following table reflects the components of income taxes included in net income for each of the three years ended December 31:

                                                              2002      2001     2000
                                                              -----     ----     ----
                                                                   (IN MILLIONS)
Current
  Federal...................................................  $  52     $25      $37
  State.....................................................      6       6        7
                                                              -----     ---      ---
                                                                 58      31       44
                                                              -----     ---      ---
Deferred
  Federal...................................................   (105)     27       36
  State.....................................................     (8)      2       (2)
                                                              -----     ---      ---
                                                               (113)     29       34
                                                              -----     ---      ---
          Total income taxes................................  $ (55)    $60      $78
                                                              =====     ===      ===

     Our income taxes included in net income differ from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons for each of the three years ended December 31:

                                                              2002     2001     2000
                                                              ----     ----     ----
                                                                  (IN MILLIONS)
Income taxes at the statutory federal rate of 35%...........  $(54)    $54      $72
Items creating rate differences:
  State income tax, net of federal income tax benefit.......    (1)      5        3
  Other.....................................................    --       1        3
                                                              ----     ---      ---
Income taxes................................................  $(55)    $60      $78
                                                              ====     ===      ===
Effective tax rate..........................................    36%     38%      38%
                                                              ====     ===      ===

     The following are the components of our net deferred tax liability as of December 31:

                                                              2002     2001
                                                              -----    -----
                                                              (IN MILLIONS)
Deferred tax liabilities
  Property, plant and equipment.............................  $337     $284
  Employee benefits and deferred compensation obligations...    21       27
  Regulatory and other assets...............................    91       86
                                                              ----     ----
          Total deferred tax liability......................   449      397
                                                              ----     ----
Deferred tax assets
  Western Energy Settlement.................................   150       --
  U.S. net operating loss and tax credit carryovers.........    17       20
  Other liabilities.........................................    97       79
                                                              ----     ----
          Total deferred tax asset..........................   264       99
                                                              ----     ----
Net deferred tax liability..................................  $185     $298
                                                              ====     ====

     Under El Paso's tax accrual policy, we are allocated the tax benefit associated with our employees' exercise of non-qualified stock options and the vesting of restricted stock as well as restricted stock dividends. This allocation reduced taxes payable by $1 million in 2002, $4 million in 2001 and $5 million in 2000. These benefits are included in additional paid-in capital in our balance sheet.

     As of December 31, 2002, we had approximately $17 million of alternative minimum tax credits and $1 million of net operating loss carryovers available to offset future regular tax liabilities. The alternative minimum tax credits carryover indefinitely. The net operating loss carryover period ends in 2021. Usage of these carryovers is subject to the limitations provided under Sections 382 and 383 of the Internal Revenue Code as well as the separate return limitation year rules of IRS regulations.

5. FINANCIAL INSTRUMENTS

  Fair Value of Financial Instruments

     As of December 31, 2002 and 2001, the carrying amounts of cash and cash equivalents, short-term borrowings, and trade receivables and payables are representative of fair value because of the short-term maturity of these instruments. The carrying amounts and estimated fair values of our financial instruments are as follows at December 31:

                                                               2002                     2001
                                                       ---------------------    ---------------------
                                                       CARRYING                 CARRYING
                                                        AMOUNT    FAIR VALUE     AMOUNT    FAIR VALUE
                                                       --------   ----------    --------   ----------
                                                                       (IN MILLIONS)
     Balance sheet financial instruments:
       Long-term debt, including current
          maturities(1)..............................    $958        $739         $874        $891

---------------

(1) We estimated the fair value of debt with fixed interest rates based on quoted market prices for the same or similar issues.

6. REGULATORY ASSETS AND LIABILITIES

     Our non-current regulatory assets and liabilities are included in other non-current assets and liabilities in our balance sheet. Below are the details of our regulatory assets and liabilities at December 31:

                                                                        REMAINING AVERAGE
                  DESCRIPTION                       2002      2001       RECOVERY PERIOD
                  -----------                       ----      ----      -----------------
                                                    (IN MILLIONS)
Non-Current Regulatory Assets
  Unamortized loss on reacquired debt...........    $25        27           19 years
  Grossed-up deferred taxes on capitalized
     funds......................................     14        15           11 years
  Retiree medical...............................      9         9            N/A(1)
  Under-collected state income taxes............      5         6            3 years
  Other.........................................     --         1              N/A
                                                    ---       ---
          Total regulatory assets...............    $53       $58
                                                    ===       ===
Non-Current Regulatory Liabilities
  Property and plant depreciation...............    $22       $24            various
  Excess deferred federal income taxes..........      5         5            3 years
                                                    ---       ---
          Total regulatory liabilities..........    $27       $29
                                                    ===       ===

---------------

(1) Amount to be recovered in future rate proceedings.

7. DEBT AND OTHER CREDIT FACILITIES

     We had the following short-term borrowings including current maturities of long-term debt at December 31:

                                                              2002     2001
                                                              -----    -----
                                                              (IN MILLIONS)
Commercial paper(1).........................................  $ --     $439
Current maturities of long-term debt........................   200      215
                                                              ----     ----
                                                              $200     $654
                                                              ====     ====

---------------

(1) At December 31, 2001, our weighted average interest rate on our commercial paper was 3.3%.

     Our long-term debt outstanding consisted of the following at December 31:

                                                              2002     2001
                                                              ----     ----
                                                              (IN MILLIONS)
     7.75% Notes due 2002...................................  $ --     $215
     6.75% Notes due 2003...................................   200      200
     8.625% Debentures due 2022.............................   260      260
     7.50% Debentures due 2026..............................   200      200
     8.375% Notes due 2032..................................   300       --
                                                              ----     ----
                                                               960      875
  Less: Unamortized discount................................     2        1
       Current maturities...................................   200      215
                                                              ----     ----
          Total long-term debt, less current maturities.....  $758     $659
                                                              ====     ====

     In January 2002, we retired $215 million aggregate principal amount of 7.75% notes due 2002. In June 2002, we issued $300 million aggregate principal amount 8.375% notes due 2032 in a private placement. Proceeds were approximately $296 million, net of issuance costs. We have committed to exchange these notes for new notes that will be registered with the SEC. The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes except that the new notes (1) will be registered with the SEC, (2) will not be subject to transfer restrictions and (3) will not be subject, under certain circumstances, to an increase in the stated interest rate.

     Aggregate maturities of the principal amounts of long-term debt for the next 5 years and in total thereafter are as follows:

YEAR                                                          (IN MILLIONS)
----                                                          -------------
2003........................................................      $200
2004........................................................        --
2005........................................................        --
2006........................................................        --
2007........................................................        --
Thereafter..................................................       760
                                                                  ----
          Total long-term debt, including current
           maturities.......................................      $960
                                                                  ====

     We have indentures with cross-acceleration provisions that, if triggered, could result in the acceleration of our long-term debt.

  Other Financing Arrangements

     In May 2002, El Paso renewed its $3 billion, 364-day revolving credit and competitive advance facility. We are a designated borrower under this facility and, as such, are jointly and severally liable for any amounts outstanding under this facility. This facility matures in May 2003 and provides that amounts outstanding on that date are not due until May 2004. In June 2002, El Paso amended its existing $1 billion, 3-year revolving credit and competitive advance facility to permit it to issue up to $500 million in letters of credit and to adjust pricing terms. This facility matures in August 2003, and we are also a designated borrower under this facility and, as such, are jointly and severally liable for any amounts outstanding under this facility. The interest rate under both of these facilities varies based on El Paso's senior unsecured debt rating, and as of December 31, 2002, an initial draw would have had a rate of LIBOR plus 1.0%, and a 0.25% utilization fee for drawn amounts above 25% of the committed amounts. As of December 31, 2002, $1.5 billion was outstanding under the $3 billion facility, and $456 million in letters of credit were issued under the $1 billion facility. In February 2003, an additional draw of $500 million was made under the revolver.

     As a result of El Paso's credit ratings being downgraded to below investment grade status, cash generated by Mojave, our indirect wholly owned subsidiary, can be used only for Mojave's operating and maintenance needs and for purposes of redeeming the preferred interests of Trinity River, an El Paso financing arrangement that Mojave and other El Paso affiliates collateralize. Until the preferred interests were redeemed in full, Mojave was required to distribute a portion of its cash-based earnings to its parent Sabine River Investors V, L.L.C. and was no longer able to provide excess cash to El Paso's cash management program. On January 8, 2003, Mojave, through its parent, paid approximately $3 million under this provision to the preferred interest members of Trinity River. In March 2003, El Paso entered into a $1.2 billion 2-year term loan and the proceeds were used to retire the outstanding balance under the Trinity River financing agreement.

8. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

     Western Energy Settlement. On March 20, 2003, we and our affiliates entered into an agreement in principle (the Western Energy Settlement) with various public and private claimants, including the states of California, Washington, Oregon, and Nevada, to resolve the principal litigation, claims, and regulatory proceedings, which are more fully described below, against us and our affiliates relating to the sale or delivery of natural gas and electricity from September 1996 to the date of the Western Energy Settlement. Among other things, the components of the settlement include:

     - a cash payment of $100 million;

     - a $2 million cash payment from El Paso's officer bonus pool;

     - the issuance of approximately 26.4 million shares of El Paso common stock;

     - delivery to the California border by our affiliate of $45 million worth of natural gas annually for 20 years beginning in 2004;

     - a reduction of the pricing of our affiliate's long-term power supply contracts with the California Department of Water Resources of $125 million over the remaining term of those contracts, which run through the end of 2005;

     - payments of $22 million per year for 20 years;

     - for a period of five years, EPNG will make available at its California delivery points 3,290 MMcf per day of capacity on a primary delivery point basis;

     - for a period of five years, our affiliates will be subject to restrictions in subscribing for new capacity on the EPNG system; and

     - no admission of wrongdoing.

The Western Energy Settlement will result in an after-tax charge to us of approximately $262 million in the fourth quarter of 2002 for the component of the settlement allocated to us.

     The agreement in principle is subject to the negotiation of a formal settlement agreement, portions of which will then be filed with the courts and the FERC for approval. Upon approval, the parties will release us from covered claims that they may have against us and our affiliates for the period covered by the Western Energy Settlement, and the litigation, claims, and regulatory proceedings against us and our affiliates will be dismissed with prejudice.

     California Lawsuits. We have been named as a defendant in fifteen purported class action, municipal or individual lawsuits, filed in California state courts. These suits contend that we acted improperly to limit the construction of new pipeline capacity to California and/or to manipulate the price of natural gas sold into the California marketplace. Specifically, the plaintiffs argue that our conduct violates California's antitrust statute (Cartwright Act), constitutes unfair and unlawful business practices prohibited by California statutes, and amounts to a violation of California's common law restrictions against monopolization. In general, the plaintiffs are seeking (i) declaratory and injunctive relief regarding allegedly anticompetitive actions, (ii) restitution, including treble damages, (iii) disgorgement of profits, (iv) prejudgment and postjudgment interest, (v) costs of prosecuting the actions and
(vi) attorney's fees. All fifteen cases have been consolidated before a single judge, under two omnibus complaints, one of which has been set for trial in September 2003. All of the class action lawsuits and all but one of the individual lawsuits will be resolved upon finalization and approval of the Western Energy Settlement.

     The California cases discussed above are five filed in the Superior Court of Los Angeles County (Continental Forge Company, et al v. Southern California Gas Company, et al, filed September 25, 2000*; Berg v. Southern California Gas Company, et al, filed December 18, 2000*; County of Los Angeles v. Southern California Gas Company, et al, filed January 8, 2002*; The City of Los Angeles, et al v. Southern California Gas Company, et al and The City of Long Beach, et al v. Southern California Gas Company, et al, both filed March 20, 2001*); two filed in the Superior Court of San Diego County (John W.H.K. Phillip v. El Paso Merchant Energy; and John Phillip v. El Paso Merchant Energy, both filed December 13, 2000*); and two filed in the Superior Court of San Francisco County (Sweetie's et al v. El Paso Corporation, et al, filed March 22, 2001*; and California Dairies, Inc., et al v. El Paso Corporation, et al, filed May 21,
2001); and one filed in the Superior Court of the State of California, County of Alameda (Dry Creek Corporation v. El Paso Natural Gas Company, et al filed December 10, 2001*); and five filed in the Superior Court of Los Angeles County (The City of San Bernardino v. Southern California Gas Company, et al; The City of Vernon v. Southern California Gas Company; The City of Upland v. Southern California Gas Company, et al; Edgington Oil Company v. Southern California Gas Company, et al; World Oil Corp. v. Southern California Gas Company, et al, filed December 27, 2002*).

     In November 2002, a lawsuit titled Gus M. Bustamante v. The McGraw-Hill Companies was filed in the Superior Court of California, County of Los Angeles by several individuals, including Lt. Governor Bustamante acting as a private citizen, against numerous defendants, including us, alleging the creation of artificially high natural gas index prices via the reporting of false price and volume information. This purported class action on behalf of California consumers alleges various unfair business practices and seeks restitution, disgorgement of profits, compensatory and punitive damages, and civil fines. This lawsuit will be resolved upon finalization and approval of the Western Energy Settlement.

     In January 2003, a lawsuit titled IMC Chemicals v. EPME, et al. was filed in California state court against us, El Paso and EPME. The suit arises out of a gas supply contract between IMC Chemicals (IMCC) and EPME and seeks to void the Gas Purchase Agreement between IMCC and EPME for gas purchases until December 2003. IMCC contends that EPME and its affiliates manipulated market prices for natural gas and, as part of that manipulation, induced IMCC to enter into the contract. In furtherance of its attempt to void the contract, IMCC repeats the allegations and claims of the California lawsuits described above. EPME intends to enforce the terms of the contract and counterclaim for contract damages. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     In September 2001, we received a civil document subpoena from the California Attorney General, seeking information said to be relevant to the Department's ongoing investigation into the high electricity prices in California. We are continuing to cooperate in responding to their discovery requests. This proceeding will be resolved upon finalization and approval of the Western Energy Settlement.

     Other Energy Market Lawsuits. The state of Nevada and two individuals filed a class action lawsuit in Nevada state court naming us and a number of our affiliates as defendants. The allegations are similar to those in the California cases. The suit seeks monetary damages and other relief under Nevada antitrust and consumer protection laws. This proceeding will be resolved upon finalization and approval of the Western Energy Settlement.

---------------

* Cases to be dismissed upon finalization and approval of the Western Energy Settlement.

     A purported class action suit titled Henry W. Perlman et. al. v. Southern California Gas Company, San Diego Gas & Electric; Sempra Energy, El Paso Corporation, El Paso Natural Gas Company and El Paso Merchant Energy, L.P. was filed in federal court in New York City in December 2002 alleging that the defendants manipulated California's natural gas market by manipulating the spot market of gas traded on the NYMEX. We have not yet been served with the complaint. Our costs and legal exposure related to this lawsuit are not currently determinable.

     In March 2003, the State of Arizona sued us, our affiliates and other unrelated entities on behalf of Arizona consumers. The suit alleges that the defendants conspired to artificially inflate prices of natural gas and electricity during 2000 and 2001. Making factual allegations similar to those alleged in the California cases, the suit seeks relief similar to the California cases as well, but under Arizona antitrust and consumer fraud statutes. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     Shareholder Class Action Suit. In November 2002, we were named as a defendant in a shareholder derivative suit titled Marilyn Clark v. Byron Allumbaugh, David A. Arledge, John M. Bissell, Juan Carlos Braniff, James F. Gibbons, Anthony W. Hall, Ronald L. Kuehn, J. Carleton MacNeil, Thomas McDade, Malcolm Wallop, William Wise, Joe B. Wyatt, El Paso Natural Gas Company and El Paso Merchant Energy Company filed in state court in Houston. This shareholder derivative suit generally alleges that manipulation of California gas supply and gas prices exposed our parent, El Paso, to claims of antitrust conspiracy, FERC penalties and erosion of share value. The plaintiffs have not asked for any relief with regards to us. Our costs and legal exposure related to this proceeding are not currently determinable.

     Carlsbad. In August 2000, a main transmission line owned and operated by us ruptured at the crossing of the Pecos River near Carlsbad, New Mexico. Twelve individuals at the site were fatally injured. On June 20, 2001, the U.S. Department of Transportation's Office of Pipeline Safety issued a Notice of Probable Violation and Proposed Civil Penalty to us. The Notice alleged five violations of DOT regulations, proposed fines totaling $2.5 million and proposed corrective actions. We have fully accrued for these fines. The alleged five probable violations of the regulations of the Department of Transportation's Office of Pipeline Safety are: (1) failure to develop an adequate internal corrosion control program, with an associated proposed fine of $500,000; (2) failure to investigate and minimize internal corrosion, with an associated proposed fine of $1,000,000; (3) failure to conduct continuing surveillance on our pipeline and consider, and respond appropriately to, unusual operating and maintenance conditions, with an associated proposed fine of $500,000; (4) failure to follow company procedures relating to investigating pipeline failures and thereby to minimize the chance of recurrence, with an associated proposed fine of $500,000; and (5) failure to maintain elevation profile drawings, with an associated proposed fine of $25,000. On October 2001, we filed a response with the Office of Pipeline Safety disputing each of the alleged violations. If we are required to pay the proposed fines, it will not have a material adverse effect on our financial position, operations results or cash flows.

     On February 11, 2003, the National Transportation Safety Board conducted a public meeting on its investigation of the Carlsbad rupture at which the NTSB adopted Findings, Conclusions and Recommendation based upon its investigation. In a synopsis of the Safety Board's report, the NTSB stated that it had determined that the probable cause of the August 19, 2000 rupture was a significant reduction in pipe wall thickness due to severe internal corrosion, which occurred because our corrosion control program "failed to prevent, detect, or control internal corrosion" in the pipeline. The NTSB also determined that ineffective federal preaccident inspections contributed to the accident by not identifying deficiencies in our internal corrosion control program. The NTSB's final report is pending.

     On November 1, 2002, we received a federal grand jury subpoena for documents relating to the rupture and we are cooperating fully with the grand jury.

     A number of personal injury and wrongful death lawsuits were filed against us in connection with the rupture. All but one of these suits have been settled, with settlement payments fully covered by insurance. The remaining case is Geneva Smith, et al. vs. EPEC and EPNG filed October 23, 2000 in Harris County,

Texas. In connection with the settlement of the cases, we contributed $10 million to a charitable foundation as a memorial to the families involved. The contribution was not covered by insurance.

     Parties to five settled lawsuits have since filed an additional lawsuit titled Diane Heady et al. v. EPEC and EPNG in Harris County, Texas on November 20, 2002 seeking an additional $180 million based upon their interpretation of earlier agreements. In addition, plaintiffs' counsel for the settled New Mexico state court cases have notified us that they intend to file suit on behalf of about twenty-three firemen and EMS personnel who responded to the fire and who allegedly have suffered psychological trauma. We have not been served with such a lawsuit. Our costs and legal exposure related to these lawsuits and claims are currently not determinable. However, we believe these matters will be fully covered by insurance.

     Grynberg. In 1997, we and a number of our affiliates were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value of natural gas produced from royalty properties been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). In May 2001, the court denied the defendants' motions to dismiss. Discovery is proceeding. Our costs and legal exposure related to these lawsuits and claims are currently not determinable.

     Will Price (formerly Quinque). We and a number of our affiliates were named defendants in Quinque Operating Company et al v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. Quinque has been dropped as a plaintiff and Will Price has been added. This class action complaint alleges that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The plaintiff in this case seeks certification of a nationwide class of natural gas working interest owners and natural gas royalty owners to recover royalties that the plaintiff contends these owners should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorney's fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiff's motion for class certification has been argued and we are awaiting a ruling. Our costs and legal exposure related to these lawsuits and claims are currently not determinable.

     In addition to the above matters, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

     For each of our outstanding legal matters, we evaluate the merits of the case, our exposure in the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As of December 31, 2002, we had accrued approximately $415 million for all outstanding legal matters.

  Environmental Matters

     We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of December 31, 2002, we had accrued approximately $29 million for expected remediation costs at current and former sites and associated onsite, offsite and groundwater technical studies and for related environmental legal costs, which we anticipate incurring through 2027.

     In addition, we expect to make capital expenditures for environmental matters of approximately $4 million in the aggregate for the years 2003 through 2007. These expenditures primarily relate to compliance with clean air regulations. For 2003, we estimate that our total remediation expenditures will be approximately $7 million, which primarily will be expended under government directed clean-up plans.

     CERCLA Matters. We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to four active sites under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or state equivalents. We have sought to resolve our liability as a PRP at these sites through indemnification by third parties and settlements which provide for payment of our allocable share of remediation costs. As of December 31, 2002, we have estimated our share of the remediation costs at these sites to be between $14 million and $18 million. Since the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, and because in some cases we have asserted a defense to any liability, our estimates could change. Moreover, liability under the federal CERCLA statute is joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. Our understanding of the financial strength of other PRPs has been considered, where appropriate, in determining our estimated liabilities.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe the reserves are adequate.

  Rates and Regulatory Matters

     CPUC Complaint Proceeding.  In April 2000, the CPUC filed a complaint under
Section 5 of the Natural Gas Act (NGA) with the FERC alleging that our sale of approximately 1.2 billion cubic feet per day of capacity to our affiliate, El Paso Merchant Energy Company (EPME), raised issues of market power and violation of FERC's marketing affiliate regulations and asked that the contracts be voided. Although the FERC held that we did not violate its marketing affiliate requirements, it established a hearing before an ALJ to address the market power issue. In the spring and summer of 2001, two hearings were held before the ALJ to address the market power issue and, at the request of the ALJ, the affiliate issue. In October 2001, the ALJ issued an initial decision on the two issues, finding that the record did not support a finding that either we or EPME had exercised market power and that accordingly the market power claims against us should be dismissed. The ALJ found, however, that we had violated FERC's marketing affiliate rule. We and other parties filed briefs on exceptions and briefs opposing exceptions to the October initial decision.

     Also, in October 2001, the FERC's Office of Market Oversight and Enforcement filed comments stating that the record at the hearings was inadequate to conclude that we had complied with FERC regulations in the transportation of gas to California. In December 2001, the FERC remanded the proceeding to the ALJ for a supplemental hearing on the availability of capacity at our California delivery points. On September 23, 2002, the ALJ issued his initial decision, again finding that there was no evidence that EPME had exercised market power during the period at issue to drive up California gas prices and therefore recommending that the complaint against EPME be dismissed. However, the ALJ found that we had withheld at least 345 MMcf/d of capacity (and perhaps as much as 696 MMcf/d) from the California market during the period from November 1, 2000 through March 31, 2001. The ALJ found that this alleged withholding violated our certificate obligations and was an exercise of market power that increased the gas price to California markets. He therefore recommended that the FERC initiate penalty procedures against us. We and others filed briefs on exceptions to the initial decision on

October 23, 2002; briefs opposing exceptions were filed on November 12, 2002. This proceeding will be resolved upon finalization and approval of the Western Energy Settlement.

     Systemwide Capacity Allocation Proceeding. In July 2001, several of our contract demand or CD customers filed a complaint against us at the FERC claiming, among other things, that our full requirements contracts or FR contracts (contracts with no volumetric limitations) should be converted to CD contracts, and that we should be required to expand our system and give demand charge credits to CD customers when we are unable to meet their full contract demands. In July 2001, several of our FR customers filed a complaint alleging that we had violated the Natural Gas Act and our contractual obligations to them by not expanding our system, at our cost, to meet their increased requirements.

     On May 31, 2002, the FERC issued an order on the complaints in which it required that (i) FR service, for all FR customers except small volume customers, be converted to CD service; (ii) firm customers be assigned specific receipt point rights in lieu of their existing systemwide receipt point rights;
(iii) reservation charge credits be given to all firm customers for failure to schedule confirmed volumes except in cases of force majeure; (iv) no new firm contracts be executed until we have demonstrated there is adequate capacity on the system; and (v) a process be implemented to allow existing CD customers to turn back capacity for acquisition by FR customers in which process we would remain revenue neutral. These changes were to be made effective November 1, 2002. The order also stated that the FERC expected us to file for certificate authority to add compression to Line 2000 to increase our system capacity by 320 MMcf/d without cost coverage until our next rate case (i.e. January 1, 2006). We had previously informed the FERC that we were willing to add compression to Line 2000 provided we were assured of rate coverage in the next rate case. On July 1, 2002, we and other parties filed for clarification and/or rehearing of the May 31 order.

     On September 20, 2002, at the urging of the FR shippers, the FERC issued an order postponing until May 1, 2003 the effective date of the FR conversions. That order also required us to allocate among our FR customers (i) the 320 MMcf/d of capacity that will be available from the addition of compression to Line 2000, and (ii) any firm capacity that expires under existing contracts between May 31, 2002, and May 1, 2003, thereby precluding us from reselling that capacity. In total, the September 20 order requires that our FR customers pay only their current aggregate reservation charges for existing unsubscribed capacity, for the 230 MMcf/d of capacity made available in November 2002 by our Line 2000 project, for the 320 MMcf/d of capacity from the addition of compression to Line 2000, and for all capacity subject to contracts expiring before May 1, 2003. Beginning May 1, 2003, we will be required to pay reservation charge credits when we are unable to schedule confirmed volumes except in cases of force majeure. Until May 1, 2003, we are required to pay partial reservation charge credits to CD customers when we are unable to schedule 95 percent of their monthly confirmed volumes except for reasons of force majeure and provided that there is no capacity available from other supply basins on our system.

     Several pleadings have been filed in response to the September 20 order, including rehearing requests and requests by several customers to modify the order based on the ALJ's decision in the CPUC Complaint Proceeding discussed above. All such pleadings remain pending before the FERC. In the interim, we are proceeding with the directives contained in the September 20 order.

     On October 7, 2002, we filed tariff sheets in compliance with the September 20 order to implement a partial demand charge credit for the period November 1, 2002 to May 31, 2003, and to allow California delivery points to be used as secondary receipt points to the extent of our backhaul displacement capabilities. We proposed both a reservation and a usage charge for this service. On December 26, 2002, the FERC issued an order (i) denying our request to charge existing CD customers a reservation rate for California receipt service for the remaining term of the settlement, i.e., through December 31, 2005; (ii) allowing us to charge our maximum IT rate for the service; (iii) approving our proposed usage rate for the service until our next rate case; and
(iv) requiring us to make a showing that capacity is available for any new shippers utilizing this service. We made a revised tariff filing on January 10, 2003, in compliance with the December 26 order. On January 27, 2003, we filed a request for rehearing on certain aspects of the December 26 order. That request is pending.

     Rate Settlement. Our current rate settlement establishes our base rates through December 31, 2005. Under the settlement, our base rates began escalating annually in 1998 for inflation. We have the right to increase or decrease our base rates if changes in laws or regulations result in increased or decreased costs in excess of $10 million a year. In addition, all of our settling customers participate in risk sharing provisions. Under these provisions, we will receive cash payments in total of $295 million for a portion of the risk we assumed from capacity relinquishments by our customers (primarily capacity turned back to us by Southern California Gas Company and Pacific Gas & Electric Company which represented approximately one-third of the capacity of our system) during 1996 and 1997. The cash we received was deferred, and we recognize this amount in revenues ratably over the risk sharing period. As of December 31, 2002, we had unearned risk sharing revenues of approximately $32 million and had $13 million remaining to be collected from customers under this provision. Amounts received for relinquished capacity sold to customers, above certain dollar levels specified in our rate settlement, obligate us to refund a portion of the excess to customers. Under this provision, we refunded $46 million of 2001 revenues to customers during 2001 and 2002. During 2002, we established an additional refund obligation of $46 million, of which $32 million was refunded in 2002. The remainder will be refunded in 2003. Both the risk and revenue sharing provisions of the rate settlement extend through 2003.

     Line 2000 Project. On July 31, 2000, we applied with the FERC for a certificate of public convenience and necessity for our Line 2000 project, which was designed to replace old compression on the system with a converted oil pipeline, resulting in no increase in system capacity. In response to demand conditions on our system, however, we filed in March 2001 to amend our application to convert the project to an expansion project of 230 MMcf/d. On May 7, 2001, the FERC authorized the amended Line 2000 project. We placed the line in service in November 2002 at an approximate capital cost of $185 million. The cost of the Line 2000 conversion will not be included in our rates until our next rate case, which will be effective on January 1, 2006.

     On October 3, 2002, pursuant to the FERC's May 31 and September 20 orders in the systemwide capacity allocation proceeding, we filed with the FERC for a certificate of public convenience and necessity to add compression to our Line 2000 project to increase the capacity of that line by an additional 320 MMcf/d at an estimated capital cost of approximately $173 million for all phases. That application has been protested, and remains pending. In our request for clarification of the September 20 order, we have asked for assurances from the FERC that we will be able to begin cost recovery for this project at the time our next rate case becomes effective. That request remains pending.

     Marketing Affiliate NOPR. In September 2001, the FERC issued a Notice of Proposed Rulemaking (NOPR). The NOPR proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. The proposed regulations, if adopted by the FERC, would dictate how we conduct business and interact with our energy affiliates. In December 2001, we filed comments with the FERC addressing our concerns with the proposed rules. A public hearing was held on May 21, 2002, providing an opportunity to comment further on the NOPR. Following the conference, additional comments were filed by El Paso's pipelines and others. At this time, we cannot predict the outcome of the NOPR, but adoption of the regulations in their proposed form would, at a minimum, place additional administrative and operational burdens on us.

     Negotiated Rate NOI.  In July 2002, the FERC issued a Notice of Inquiry
(NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. We have entered into these transactions over the years, and the FERC is now reviewing whether negotiated rates should be capped, whether or not the "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power and other issues related to negotiated rate programs. On September 25, 2002, El Paso's pipelines and others filed comments. Reply comments were filed on October 25, 2002. At this time, we cannot predict the outcome of this NOI.

     Cash Management NOPR. On August 1, 2002, the FERC issued a NOPR requiring that all cash management or money pool arrangements between a FERC regulated subsidiary (like us) and a non-FERC regulated parent must be in writing, and set forth the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, these arrangements. Finally, the NOPR proposed that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. On August 28, 2002, comments were filed. The FERC held a public conference on September 25, 2002, to discuss the issues raised in the comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, we cannot predict the outcome of this NOPR.

     Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, which was effective immediately. The Accounting Release provides guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, it did not address the proposed requirements that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Requests for rehearing were filed on August 30, 2002. The FERC has not yet acted on the rehearing requests.

     Emergency Reconstruction of Interstate Natural Gas Facilities NOPR. On January 17, 2003, FERC issued a NOPR proposing to (1) expand the scope of construction activities authorized under a pipeline's blanket certificate to allow replacement of mainline facilities; (2) authorize a pipeline to commence reconstruction of the affected system without a waiting period; and (3) authorize automatic approval of construction that would be above the normal cost ceiling. Comments on the NOPR were filed on February 27, 2003. At this time, we cannot predict the outcome of this rulemaking.

     Pipeline Safety Notice of Proposed Rulemaking. On January 28, 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. We intend to submit comments on the NOPR, which are due on or before April 30, 2003. At this time, we cannot predict the outcome of this rulemaking.

 Other Matters

     Enron Bankruptcy. In December 2001, Enron Corp. and a number of its subsidiaries, including Enron North America Corp. and Enron Power Marketing, Inc., filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Southern District of New York. Enron North America had transportation contracts on our system. The transportation contracts have now been rejected and we have filed a proof of claim in the amount of approximately $128 million, which included $18 million for amounts due for services provided through the date the contracts were rejected and $110 million for damage claims arising from the rejection of its transportation contracts. The September 20 order capacity allocation proceeding discussed in Rates and Regulatory Matters above prohibits us from remarketing Enron capacity that was not remarketed prior to May 31, 2002. We have sought rehearing of the September 20 order. We have fully reserved for all amounts due from Enron through the date the contracts were rejected, and we have not recognized any amounts under these contracts since the rejection date.

     While the outcome of our outstanding legal matters, environmental matters, and rates and regulatory matters cannot be predicted with certainty, based on current information and our existing accruals, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters. It is also possible that these matters could impact our debt rating and the credit rating of our parent. Further, for environmental matters, it is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As new information for our outstanding legal matters, environmental matters and rates and regulatory matters becomes available, or relevant developments occur, we will review our accruals and make any appropriate adjustments. The impact of these changes may have a material effect on our results of operations, our financial position, and on our cash flows in the period the event occurs.

  Capital Commitments

     At December 31, 2002, we had capital and investment commitments of $30 million for 2003 primarily relating to ongoing capital projects. Our other planned capital and investment projects are discretionary in nature, with no substantial capital commitments made in advance of the actual expenditures.

  Operating Leases

     We lease property, facilities and equipment under various operating leases. Minimum annual rental commitments at December 31, 2002, were as follows:

                        YEAR ENDING
                        DECEMBER 31,                          OPERATING LEASES
------------------------------------------------------------  ----------------
                                                              (IN MILLIONS)
   2003.....................................................        $13
   2004.....................................................         13
   2005.....................................................         14
   2006.....................................................         14
   2007.....................................................          6
   Thereafter...............................................         --
                                                                    ---
          Total.............................................        $60
                                                                    ===

     Aggregate minimum commitments have not been reduced by minimum sublease rentals of approximately $7 million due in the future under noncancelable subleases. In addition, as part of our relocation from El Paso to Colorado Springs, we accrued these minimum lease commitments as merger-related charges. These accruals were reduced by our estimated minimum sublease rentals.

     Rental expense for operating leases for each of the years ended December 31, 2002, 2001 and 2000 was $3 million, $3 million and $10 million.

  Guarantees

     As of December 31, 2002, we had the following guarantees:

     Pipeline Joint Venture -- In 1997, we entered into a joint venture to construct a pipeline that extends from Bolivia to Brazil. In connection with the joint venture, we issued a financial guarantee with a maximum potential exposure of approximately $11 million to cover the need to increase our equity in the project. Our guarantee expires in July 2018. As of December 31, 2002, we do not have a liability recorded for this guarantee.

     Lease -- In 1996, we entered into a lease with Oxford Properties for office space located in Calgary, Canada. In connection with this lease, we issued a financial guarantee with a maximum potential exposure of approximately $500 thousand to cover any non-payments of rental fees on this property. Our guarantee expires in March 2003. As of December 31, 2002, we do not have a liability recorded for this guarantee.

     See Note 7 beginning on page F-13 for a discussion of our obligations related to El Paso's revolving credit facilities.

9. RETIREMENT BENEFITS

  Pension and Retirement Benefits

     Prior to January 1, 1997, El Paso maintained a defined benefit pension plan covering substantially all of our employees. Pension benefits were based on years of credited service and final five year average compensation, subject to maximum limitations as defined in the pension plan. Effective January 1, 1997, the plan was amended to provide benefits determined by a cash balance formula. Employees who were pension plan participants on December 31, 1996, receive the greater of cash balance benefits or prior plan benefits accrued through December 31, 2001. In addition, El Paso maintains a defined contribution plan covering its U.S. employees, including our employees. Prior to May 1, 2002, El Paso matched 75 percent of participant basic contributions up to 6 percent, with the matching contributions being made to the plan's stock fund, which participants could diversify at any time. After May 1, 2002, the plan was amended to allow for matching contributions to be invested in the same manner as that of participant contributions. Effective March 1, 2003, El Paso suspended the matching contribution. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates. See Note 11 beginning on page F-25 for a summary of transactions with affiliates.

  Other Postretirement Benefits

     We provide postretirement medical benefits for a closed group of employees who retired on or before March 1, 1986, and limited postretirement life insurance for employees who retired after January 1, 1985. As such, our obligation to accrue for other postretirement employee benefits (OPEB) is primarily limited to the fixed population of retirees who retired on or before March 1, 1986. The medical plan is pre-funded to the extent employer contributions are recoverable through rates. To the extent actual OPEB costs differ from amounts recovered in rates, a regulatory asset or liability is recorded.

     The following table sets forth the change in benefit obligation, change in plan assets, reconciliation of funded status, and components of net periodic benefit cost for other postretirement benefits as of and for the twelve months ended September 30:

                                                              2002     2001
                                                              -----    -----
                                                              (IN MILLIONS)
Change in benefit obligation
  Benefit obligation at beginning of period.................  $ 95     $ 83
  Interest cost.............................................     7        6
  Actuarial loss............................................     5       13
  Benefits paid.............................................    (7)      (7)
                                                              ----     ----
  Benefit obligation at end of period.......................  $100     $ 95
                                                              ====     ====
Change in plan assets
  Fair value of plan assets at beginning period.............  $ 61     $ 77
  Actual return on plan assets..............................    (5)     (20)
  Employer contributions....................................    11       11
  Benefits paid.............................................    (7)      (7)
                                                              ----     ----
  Fair value of plan assets at end of period................  $ 60     $ 61
                                                              ====     ====
Reconciliation of funded status
  Funded status as of September 30..........................  $(40)    $(34)
  Fourth quarter contributions..............................     3        3
  Unrecognized net actuarial gain...........................    28       14
  Unrecognized net transition obligation....................    23       31
                                                              ----     ----
  Prepaid benefit cost at December 31.......................  $ 14     $ 14
                                                              ====     ====

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              2002    2001    2000
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
Postretirement benefit costs for the plans includes the
  following components
  Interest cost.............................................  $ 7     $ 6     $ 7
  Expected return on plan assets............................   (4)     (5)     (4)
  Amortization of net actuarial gain........................   --      (1)     (1)
  Amortization of transition obligation.....................    8       8       7
                                                              ---     ---     ---
  Net postretirement benefit cost...........................  $11     $ 8     $ 9
                                                              ===     ===     ===

Postretirement benefit obligations are based upon actuarial estimates as described below.

                                                              2002    2001
                                                              -----   -----
Weighted average assumptions
  Discount rate.............................................  6.75%   7.25%
  Expected return on plan assets............................  7.50%   7.50%

     Actuarial estimates for our postretirement benefits plans assume a weighted average annual rate of increase in the per capita costs of covered health care benefits of 11.0 percent in 2002, gradually decreasing to 5.5 percent by the year 2008. Assumed health care cost trends have a significant effect on the amounts reported for other postretirement benefit plans. A one-percentage point change in assumed health care cost trends would have the following effects:

                                                              2002     2001
                                                              -----    -----
                                                              (IN MILLIONS)
One Percentage Point Increase
  Aggregate of Service Cost and Interest Cost...............  $  1     $  1
  Accumulated Postretirement Benefit Obligation.............  $  8     $  8
One Percentage Point Decrease
  Aggregate of Service Cost and Interest Cost...............  $ (1)    $ (1)
  Accumulated Postretirement Benefit Obligation.............  $ (8)    $ (7)

10. PREFERRED STOCK

     In December 1998, we issued 500,000 shares of 8% Cumulative Preferred Stock to El Paso. We used the proceeds of $350 million to reduce our outstanding debt. El Paso is entitled to receive dividends at the rate of 8% on a liquidation value of $700 per share annually. On or after January 1, 2003, these shares are redeemable at our option, in whole or in part, upon not less than 30 days' notice at a redemption price of $700 per share, plus unpaid dividends. For each of the years ended December 31, 2002, 2001 and 2000 we paid $28 million in dividends on our preferred stock. At December 31, 2002, we had accrued $2 million in dividends payable on our 8% preferred stock.

11. TRANSACTIONS WITH AFFILIATES

     Subject to the limitation on Mojave as described in Note 7 beginning on page F-13, we participate in El Paso's cash management program which matches short-term cash surpluses and need requirements of participating affiliates, thus minimizing total borrowing from outside sources. Our continued participation in the program may be dependent on any final rule issued by the FERC in connection with its cash management notice of proposed rulemaking discussed under Note 8 beginning on page F-15. As of December 31, 2002 and December 31, 2001, we had a cumulative net receivable from El Paso of $990 million and $1,294 million. The rate of interest at December 31, 2002 and 2001, was 1.5% and 2.1%. These receivables are due upon demand; however, as of December 31, 2002, we have classified $565 million as non-current because we do not anticipate settlement within the next twelve months.

     At December 31, 2002 and 2001, we had other accounts receivable from related parties of $7 million and $4 million. In addition, we had accounts payable to affiliates of $33 million at December 31, 2002, versus $9 million at December 31, 2001. These balances arose in the normal course of business. As a result of El Paso's credit rating downgrades, we maintained $5 million as of December 31, 2002 in contractual deposits related to an affiliate's transportation contract on our EPNG system.

     During 2002 and 2000, we distributed assets to our parent through a dividend with net book values of $19 million and $9 million.

     El Paso allocated a portion of its general and administrative expenses to us. The allocation is based on the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll. For the years ended December 31, 2002, 2001 and 2000, the annual charges were $49 million, $43 million and $58 million. During 2002 and 2001, Tennessee Gas Pipeline allocated payroll to us and other expenses associated with our shared pipeline services. The allocated expenses are based on the estimated level of staff and their expenses to provide the services. For the years ended 2002 and 2001, the annual charges were $6 million. El Paso Field Services allocated payroll and other expenses to us. During 2002, 2001 and 2000 those amounts were $9 million, $7 million and $6 million. In addition, during 2002 and 2001 we performed operational, financial, accounting and administrative services for, an affiliate, Colorado Interstate Gas Company. These services are recorded as reimbursement of operating expenses and for 2002 and 2001 were $12 million and $7 million. We believe all the allocation methods are reasonable.

     We provided El Paso Merchant Energy L.P. transportation services for the years ended 2002, 2001 and 2000. We recognized revenues of $46 million, $72 million and $35 million for these periods. We entered into these transactions in the ordinary course of business and the services were based on the same terms as non-affiliates.

     The following table shows revenues and charges from our affiliates:

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              2002    2001    2000
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
Revenues from affiliates....................................  $46     $72     $35
Operation and maintenance costs from affiliates.............   64      56      64
Reimbursement of operating expenses.........................   12       7      --

12. TRANSACTIONS WITH MAJOR CUSTOMER

     The following table shows revenues from our major customer for the years ended December 31:

                                                            2002      2001      2000
                                                            ----      ----      ----
                                                                 (IN MILLIONS)
Southern California Gas Company...........................  $139      $135      $132

---------------

(1) Our contracts with Southern California Gas Company include 1,235 BBtu/d which expires in 2006 and 95 BBtu/d which expires 2004 through 2007.

13. SUPPLEMENTAL CASH FLOW INFORMATION

     The following table contains supplemental cash flow information for the years ended December 31:

                                                              2002      2001      2000
                                                              ----      ----      ----
                                                                   (IN MILLIONS)
Interest paid...............................................  $78       $84       $99
Income tax payments.........................................   33        14        23

14. SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Financial information by quarter is summarized below:

                                                        QUARTERS ENDED
                                    -------------------------------------------------------
                                    DECEMBER 31   SEPTEMBER 30   JUNE 30   MARCH 31   TOTAL
                                    -----------   ------------   -------   --------   -----
                                                         (IN MILLIONS)
2002
  Operating revenues..............     $ 129          $139        $144       $152     $ 564
  Operating (loss) income.........      (342)           77          79         81      (105)
  Income (loss) from continuing
     operations...................      (225)           38          44         44       (99)
  Net income (loss)...............      (225)           38          44         44       (99)
2001
  Operating revenues..............     $ 145          $148        $138       $141     $ 572
  Merger-related costs............         1            (5)         94          8        98
  Operating income (loss).........        69            75         (25)        67       186
  Income (loss) from continuing
     operations...................        36            40         (21)        40        95
  Net income (loss)...............        36            40         (21)        40        95

                                  SCHEDULE II

                          EL PASO NATURAL GAS COMPANY
                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                 (IN MILLIONS)

                                          BALANCE AT    CHARGED TO   CHARGED TO                  BALANCE
                                          BEGINNING     COSTS AND      OTHER                     AT END
              DESCRIPTION                 OF PERIOD      EXPENSES     ACCOUNTS     DEDUCTIONS   OF PERIOD
              -----------                 ----------    ----------   ----------    ----------   ---------
2002
  Allowance for doubtful accounts.......     $ 6           $ 12         $ --          $ --        $ 18
  Legal reserves........................       2            423(1)        --           (10)(2)     415
  Environmental reserves................      29             --           --            --          29
  Provision for refunds.................      19             46           --           (52)(3)      13
2001
  Allowance for doubtful accounts.......     $ 2           $  6         $ --          $ (2)       $  6
  Legal reserves........................      --              2           --            --           2
  Environmental reserves................      25              4           --            --          29
  Provision for refunds.................      15              6           --            (2)         19
2000
  Allowance for doubtful accounts.......     $ 1           $  1         $ --          $ --        $  2
  Legal reserves........................       3             --           --            (3)         --
  Environmental reserves................      22              3           --            --          25
  Provision for refunds.................      49              1           --           (35)(4)      15

---------------

(1) Includes a $412 million charge for the Western Energy Settlement.

(2) Relates to settlements paid.

(3) Relates to amounts paid for our risk sharing provisions with customers.

(4) Relates to the resolution of a contested rate matter.

                          EL PASO NATURAL GAS COMPANY


                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                              QUARTER ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2003    2002
                                                              -----   -----
Operating revenues..........................................  $132    $152
                                                              ----    ----
Operating expenses
  Operation and maintenance.................................    34      50
  Depreciation, depletion and amortization..................    17      13
  Gain on long-lived assets.................................    --      (1)
  Taxes, other than income taxes............................     8       8
                                                              ----    ----
                                                                59      70
                                                              ----    ----
Operating income............................................    73      82
Other income................................................     1      --
Interest and debt expense...................................   (20)    (16)
Affiliated interest income, net.............................     3       6
                                                              ----    ----
Income before income taxes..................................    57      72
Income taxes................................................    22      28
                                                              ----    ----
Net income..................................................  $ 35    $ 44
                                                              ====    ====

                            See accompanying notes.

                          EL PASO NATURAL GAS COMPANY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              MARCH 31,   DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
                                        ASSETS
Current assets
  Cash and cash equivalents.................................   $   --        $    3
  Accounts and notes receivable
     Customer, net of allowance of $18 in 2003 and 2002.....       77            79
     Affiliates.............................................      431           432
     Other..................................................        7            13
  Materials and supplies....................................       43            43
  Deferred income taxes.....................................       36            36
  Other.....................................................       26            27
                                                               ------        ------
          Total current assets..............................      620           633
                                                               ------        ------
Property, plant and equipment, at cost......................    3,042         3,060
  Less accumulated depreciation, depletion and
     amortization...........................................    1,151         1,152
                                                               ------        ------
          Total property, plant and equipment, net..........    1,891         1,908
                                                               ------        ------
Notes receivable from affiliate.............................      608           565
Other.......................................................       84            83
                                                               ------        ------
          Total assets......................................   $3,203        $3,189
                                                               ======        ======

                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable
     Trade..................................................   $   34        $   43
     Affiliates.............................................        7            33
     Other..................................................        2            11
  Short-term borrowings (including current maturities of
     long-term debt)........................................      200           200
  Accrued interest..........................................       23            15
  Taxes payable.............................................      127           133
  Contractual deposits......................................       33            35
  Western Energy Settlement.................................      100           100
  Other.....................................................       50            53
                                                               ------        ------
          Total current liabilities.........................      576           623
                                                               ------        ------
Long-term debt, less current maturities.....................      758           758
                                                               ------        ------
Other liabilities
  Deferred income taxes.....................................      252           221
  Western Energy Settlement.................................      316           312
  Other.....................................................      119           122
                                                               ------        ------
                                                                  687           655
                                                               ------        ------
Commitments and contingencies
Stockholder's equity
  Preferred stock, 8%, par value $0.01 per share; authorized
     1,000,000 shares; issued and outstanding 500,000
     shares; stated at liquidation value....................      350           350
  Common stock, par value $1 per share; authorized and
     issued 1,000 shares....................................       --            --
  Additional paid-in capital................................      715           715
  Retained earnings.........................................      117            88
                                                               ------        ------
          Total stockholder's equity........................    1,182         1,153
                                                               ------        ------
          Total liabilities and stockholder's equity........   $3,203        $3,189
                                                               ======        ======

                            See accompanying notes.

                          EL PASO NATURAL GAS COMPANY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                               QUARTER ENDED
                                                                 MARCH 31,
                                                              ---------------
                                                              2003      2002
                                                              ----      -----
Cash flows from operating activities
  Net income................................................  $ 35      $  44
  Adjustments to reconcile net income to net cash from
     operating activities
     Depreciation, depletion and amortization...............    17         13
     Deferred income tax expense............................    31          9
     Net gain on long-lived assets..........................    --         (1)
     Risk-sharing revenue...................................    (8)        (8)
     Bad debt expense.......................................    --          8
     Other non-cash income items............................     5         --
  Working capital changes...................................   (44)        (2)
  Non-working capital changes...............................    12          9
                                                              ----      -----
          Net cash provided by operating activities.........    48         72
                                                              ----      -----
Cash flows from investing activities
  Additions to property, plant and equipment................   (38)       (37)
  Net proceeds from the sale of assets......................    30          1
  Net change in affiliate advances receivable...............   (43)        58
                                                              ----      -----
          Net cash provided by (used in) investing
           activities.......................................   (51)        22
                                                              ----      -----
Cash flows from financing activities
  Net short-term borrowings.................................    --        121
  Payments to retire long-term debt.........................    --       (215)
                                                              ----      -----
          Net cash used in financing activities.............    --        (94)
                                                              ----      -----
Net change in cash and cash equivalents.....................    (3)        --
Cash and cash equivalents
  Beginning of period.......................................     3         --
                                                              ----      -----
  End of period.............................................  $ --      $  --
                                                              ====      =====

                            See accompanying notes.

                          EL PASO NATURAL GAS COMPANY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     We are an indirect wholly owned subsidiary of El Paso Corporation (El
Paso). We prepared these condensed consolidated financial statements under the rules and regulations of the United States Securities and Exchange Commission
(SEC). Because these financial statements are presented using a condensed format, they do not include all of the disclosures required by generally accepted accounting principles. You should read these financial statements along with our 2002 Form 10-K, which includes a summary of our significant accounting policies and other disclosures. The financial statements as of March 31, 2003, and for the quarters ended March 31, 2003 and 2002, are unaudited. We derived the balance sheet as of December 31, 2002, from the audited balance sheet filed in our 2002 Form 10-K. In our opinion, we have made all adjustments, all of which are of a normal, recurring nature, to fairly present our interim period results. Due to the seasonal nature of our business, information for interim periods may not necessarily indicate the results of operations for the entire year. In addition, prior period information presented in these financial statements includes reclassifications which were made to conform to the current period presentation. These reclassifications have no effect on our previously reported net income or stockholder's equity.


     Our accounting policies are consistent with those discussed in our Form 10-K, except as discussed below:

     Accounting for Costs Associated with Exit or Disposal Activities. As of January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that we recognize costs associated with exit or disposal activities when they are incurred rather than when we commit to an exit or disposal plan. There was no initial financial statement impact of adopting this standard.

     Accounting for Guarantees. On January 1, 2003, we adopted Financial Accounting Standards Board Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that we record a liability for all guarantees, including financial performance and fair value guarantees, issued after December 31, 2002, at fair value when they are issued. There was no initial financial statement impact of adopting this standard.

     Accounting for Regulated Operations. We continue to evaluate the application of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, for changes in the competitive environment and our operating cost structures. See a further discussion of our accounting for regulated operations in our 10-K.

2. WESTERN ENERGY SETTLEMENT


     On March 20, 2003, we and our affiliates entered into an agreement in principle with a number of public and private claimants, including the states of California, Washington, Oregon and Nevada, to resolve the principal litigation, claims and regulatory proceedings against us and our affiliates relating to the sale or delivery of natural gas and electricity from September 1996 to the date of the Western Energy Settlement (referred to as the Western Energy Settlement). The settlement, as discussed in our 2002 Form 10-K and Note 4 beginning on page F-34, will include payments of cash, delivery of El Paso's common stock and availability of capacity for five years at our California delivery points.

     The portion of the Western Energy Settlement allocated to us by El Paso Corporation was initially $412 million. This amount represented the settlement amount of $665 million, less a discount (based on a discount rate of 10 percent) of $253 million. During the quarter ended March 31, 2003, we recorded $4 million of amortization expense on the discount associated with the settlement obligation which increased our overall obligation to $416 million as of March 31, 2003. This amortization was reflected as an operation and maintenance expense in our income statement.

     This calculation of our portion of the settlement obligation required us to use estimates and assumptions based on currently available information. These estimates included the discount rate, the timing of final settlement and the timing of payments made to satisfy obligations. As a result, our estimates and assumptions used may change.

3. DEBT AND OTHER CREDIT FACILITIES

     In April 2003, El Paso entered into a new $3 billion revolving credit facility, with a $1.5 billion letter of credit sublimit, which matures in June 2005. This facility replaces the previous $3 billion, 364-day revolving credit facility. El Paso's existing $1 billion revolving credit facility, which matures in August 2003, and approximately $1 billion of other financing arrangements (including leases, letters of credit and other facilities) were also amended to conform El Paso's obligations to the new $3 billion revolving credit facility. We, along with our affiliates, ANR Pipeline Company, Tennessee Gas Pipeline Company (TGP) and El Paso, are borrowers under the $3 billion revolving credit facility, and we, TGP and El Paso are borrowers under the $1 billion revolving credit facility.

     El Paso's equity in several of its subsidiaries, including us and our equity in Mojave Pipeline Company, collateralizes the revolving credit facility and the other financing arrangements. We will remain jointly and severally liable under the $3 billion revolving credit facility through August 19, 2003. After that date, we will only be liable for the amounts we borrow under the facility. We are also jointly and severally liable for any amounts outstanding under the $1 billion revolving credit facility until it matures in August 2003.

     The revolving credit facilities have a borrowing cost of LIBOR plus 350 basis points and letter of credit fees of 350 basis points. A key financial covenant of the facilities is the requirement for El Paso to maintain debt to total capitalization, as defined in the revolving credit facilities, not to exceed 75 percent. In addition, we and the other pipeline company borrowers cannot incur incremental debt if the incurrence of debt would cause our debt to EBITDA ratio, as defined in the revolving credit facilities, to exceed 5 to 1. The proceeds from the issuance of debt by the pipeline company borrowers can be used only for maintenance and expansion capital expenditures or investments in other FERC-regulated assets, and to refinance existing debt. As of March 31, 2003, $1.5 billion was outstanding under the $3 billion facility, none of which was borrowed by us, and $500 million was outstanding and $456 million in letters of credit were issued under the $1 billion facility, none of which was borrowed by us.

     On January 8, 2003, Mojave paid approximately $3 million to the preferred interest members of Trinity River. See our 2002 Form 10-K for a discussion of Mojave's obligations under the Trinity River financing arrangement. In March 2003, El Paso entered into a $1.2 billion 2-year term loan and the proceeds were used to retire the outstanding balance under the Trinity River financing agreement.

4. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

     Western Energy Settlement. On March 20, 2003, we and our affiliates entered into an agreement in principle (the Western Energy Settlement) with various public and private claimants, including the states of California, Washington, Oregon, and Nevada, to resolve the principal litigation, claims, and regulatory proceedings, which are more fully described below, against us and our affiliates relating to the sale or delivery of natural gas and electricity from September 1996 to the date of the Western Energy Settlement. Among other things, the components of the settlement include:

     - a cash payment of $100 million;

     - a $2 million cash payment from El Paso's officer bonus pool;

     - the issuance of approximately 26.4 million shares of El Paso common stock;

     - delivery to the California border by our affiliate of $45 million worth of natural gas annually for 20 years beginning in 2004;

     - a reduction of the pricing of our affiliate's long-term power supply contracts with the California Department of Water Resources of $125 million over the remaining term of those contracts, which run through the end of 2005;

     - payments of $22 million per year for 20 years;

     - for a period of five years, EPNG will make available at its California delivery points 3,290 MMcf per day of capacity on a primary delivery point basis;

     - for a period of five years, our affiliates will be subject to restrictions in subscribing for new capacity on the EPNG system; and

     - no admission of wrongdoing.

The Western Energy Settlement resulted in an after-tax charge to us of approximately $262 million in the fourth quarter of 2002 for the component of the settlement allocated to us.

     The agreement in principle is subject to the negotiation of a formal settlement agreement, portions of which will then be filed with the courts and the FERC for approval. Upon approval, the parties will release us from covered claims that they may have against us and our affiliates for the period covered by the Western Energy Settlement, and the litigation, claims, and regulatory proceedings against us and our affiliates will be dismissed with prejudice.

     California Lawsuits. We have been named as a defendant in fifteen purported class action, municipal or individual lawsuits, filed in California state courts. These suits contend that we acted improperly to limit the construction of new pipeline capacity to California and/or to manipulate the price of natural gas sold into the California marketplace. Specifically, the plaintiffs argue that our conduct violates California's antitrust statute (Cartwright Act), constitutes unfair and unlawful business practices prohibited by California statutes, and amounts to a violation of California's common law restrictions against monopolization. In general, the plaintiffs are seeking (i) declaratory and injunctive relief regarding allegedly anticompetitive actions,
(ii) restitution, including treble damages, (iii) disgorgement of profits, (iv) prejudgment and postjudgment interest, (v) costs of prosecuting the actions and
(vi) attorney's fees. All fifteen cases have been consolidated before a single judge, under two omnibus complaints, one of which has been set for trial in September 2003. All of the class action lawsuits and all but one of the individual lawsuits will be resolved upon finalization and approval of the Western Energy Settlement. As to the remaining individual lawsuit, on May 8, 2003, a settlement agreement between the plaintiffs and defendants in that case became effective and resolved all disputes between the parties in return for a single payment by El Paso. Pursuant to the settlement, the plaintiffs action will be dismissed with prejudice.

     The California cases discussed above are five filed in the Superior Court of Los Angeles County (Continental Forge Company, et al v. Southern California Gas Company, et al, filed September 25, 2000*; Berg v. Southern California Gas Company, et al, filed December 18, 2000*; County of Los Angeles v. Southern California Gas Company, et al, filed January 8, 2002*; The City of Los Angeles, et al v. Southern California Gas Company, et al and The City of Long Beach, et al v. Southern California Gas Company, et al, both filed March 20, 2001*); two filed in the Superior Court of San Diego County (John W.H.K. Phillip v. El Paso Merchant Energy; and John Phillip v. El Paso Merchant Energy, both filed December 13, 2000*); and two filed in the Superior Court of San Francisco County (Sweetie's et al v. El Paso Corporation, et al, filed March 22, 2001*; and California Dairies, Inc., et al v. El Paso Corporation, et al, filed May 21,
2001); and one filed in the Superior Court of the State of California, County of Alameda (Dry Creek Corporation v. El Paso Natural Gas Company, et al filed December 10, 2001*); and five filed in the Superior Court of Los Angeles County (The City of San Bernardino v. Southern California Gas Company, et al; The City of Vernon v. Southern California Gas Company; The City of Upland v. Southern California Gas Company, et al; Edgington Oil Company v. Southern California Gas Company, et al; World Oil Corp. v. Southern California Gas Company, et al, filed December 27, 2002*).


     In November 2002, a lawsuit titled Gus M. Bustamante v. The McGraw-Hill Companies was filed in the Superior Court of California, County of Los Angeles by several individuals, including Lt. Governor Bustamante acting as a private citizen, against numerous defendants, including us, alleging the creation of artificially high natural gas index prices via the reporting of false price and volume information. This purported class action on behalf of California consumers alleges various unfair business practices and seeks restitution, disgorgement of profits, compensatory and punitive damages, and civil fines. This lawsuit will be resolved upon finalization and approval of the Western Energy Settlement.

     In January 2003, a lawsuit titled IMC Chemicals v. EPME, et al. was filed in California state court against us, El Paso and EPME. The suit arises out of a gas supply contract between IMC Chemicals (IMCC) and EPME and seeks to void the Gas Purchase Agreement between IMCC and EPME for gas purchases until December 2003. IMCC contends that EPME and its affiliates manipulated market prices for natural gas and, as part of that manipulation, induced IMCC to enter into the contract. In furtherance of its attempt to void the contract, IMCC repeats the allegations and claims of the California lawsuits described above. EPME intends to enforce the terms of the contract and counterclaim for contract damages. This case was removed to Federal Court. A hearing was held on April 21, 2003 on the respective motions of the El Paso defendants to dismiss, as well as IMCC's motions to remand. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     In September 2001, we received a civil document subpoena from the California Attorney General, seeking information said to be relevant to the Department's ongoing investigation into the high electricity prices in California. We are continuing to cooperate in responding to their discovery requests. This proceeding will be resolved upon finalization and approval of the Western Energy Settlement.

     Other Energy Market Lawsuits. The state of Nevada and two individuals filed a class action lawsuit in Nevada state court naming us and a number of our affiliates as defendants. The allegations are similar to those in the California cases. The suit seeks monetary damages and other relief under Nevada antitrust and consumer protection laws. This proceeding will be resolved upon finalization and approval of the Western Energy Settlement.

     A purported class action suit titled Henry W. Perlman et. al. v. Southern California Gas Company, San Diego Gas & Electric; Sempra Energy, El Paso Corporation, El Paso Natural Gas Company and El Paso Merchant Energy, L.P. was filed in federal court in New York City in December 2002 alleging that the defendants manipulated California's natural gas market by manipulating the spot market of gas traded on the NYMEX. Our costs and legal exposure related to this lawsuit are not currently determinable.

---------------

* Cases to be dismissed upon finalization and approval of the Western Energy Settlement.

     In March 2003, the State of Arizona sued us, our affiliates and other unrelated entities on behalf of Arizona consumers. The suit alleges that the defendants conspired to artificially inflate prices of natural gas and electricity during 2000 and 2001. Making factual allegations similar to those alleged in the California cases, the suit seeks relief similar to the California cases as well, but under Arizona antitrust and consumer fraud statutes. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     On April 21, 2003, Sierra Pacific Resources and its, subsidiary, Nevada Power Company filed a lawsuit titled Sierra Pacific Resources et al. v. El Paso Corporation et al., in the U.S. District Court for the District of Nevada against El Paso Corporation, EPNG, El Paso Tennessee Pipeline, EPME and four other non-El Paso defendants. The lawsuit alleges that the defendants conspired to manipulate supplies and prices of natural gas in the California-Arizona border market from 1996 through 2001. The allegations are similar to those raised in the several cases that are the subject of the Western Energy Settlement described above. The plaintiffs allege that they entered into contracts at inappropriately high prices and hedging transactions because of the alleged manipulated prices. They allege that the defendants' activities constituted (1) a violation of the Nevada Unfair Trade Practices Act; (2) fraud;
(3) both a conspiracy to violate and a violation of Nevada's RICO act; and (4) a civil conspiracy. The complaint seeks $150 million in actual damages from all the defendants, plus an additional $450 million in trebled damages. The El Paso defendants were served with the complaint on May 5, 2003.

     Shareholder Class Action Suit. In November 2002, we were named as a defendant in a shareholder derivative suit titled Marilyn Clark v. Byron Allumbaugh, David A. Arledge, John M. Bissell, Juan Carlos Braniff, James F. Gibbons, Anthony W. Hall, Ronald L. Kuehn, J. Carleton MacNeil, Thomas McDade, Malcolm Wallop, William Wise, Joe B. Wyatt, El Paso Natural Gas Company and El Paso Merchant Energy Company filed in state court in Houston. This shareholder derivative suit generally alleges that manipulation of California gas supply and gas prices exposed our parent, El Paso, to claims of antitrust conspiracy, FERC penalties and erosion of share value. The plaintiffs have not asked for any relief with regards to us. Our costs and legal exposure related to this proceeding are not currently determinable.

     Carlsbad. In August 2000, a main transmission line owned and operated by us ruptured at the crossing of the Pecos River near Carlsbad, New Mexico. Twelve individuals at the site were fatally injured. On June 20, 2001, the U.S. Department of Transportation's Office of Pipeline Safety issued a Notice of Probable Violation and Proposed Civil Penalty to us. The Notice alleged five violations of DOT regulations, proposed fines totaling $2.5 million and proposed corrective actions. We have fully accrued for these fines. The alleged five probable violations of the regulations of the Department of Transportation's Office of Pipeline Safety are: (1) failure to develop an adequate internal corrosion control program, with an associated proposed fine of $500,000; (2) failure to investigate and minimize internal corrosion, with an associated proposed fine of $1,000,000; (3) failure to conduct continuing surveillance on our pipeline and consider, and respond appropriately to, unusual operating and maintenance conditions, with an associated proposed fine of $500,000; (4) failure to follow company procedures relating to investigating pipeline failures and thereby to minimize the chance of recurrence, with an associated proposed fine of $500,000; and (5) failure to maintain elevation profile drawings, with an associated proposed fine of $25,000. On October 2001, we filed a response with the Office of Pipeline Safety disputing each of the alleged violations. If we are required to pay the proposed fines, it will not have a material adverse effect on our financial position, operations results or cash flows.

     On February 11, 2003, the National Transportation Safety Board (NTSB) conducted a public hearing on its investigation of the Carlsbad rupture at which the NTSB adopted Findings, Conclusions and Recommendation based upon its investigation. In April 2003, the NTSB published its final report. The NTSB stated that it had determined that the probable cause of the August 19, 2000 rupture was a significant reduction in pipe wall thickness due to severe internal corrosion, which occurred because our corrosion control program "failed to prevent, detect, or control internal corrosion" in the pipeline. The NTSB also determined that ineffective federal preaccident inspections contributed to the accident by not identifying deficiencies in our internal corrosion control program.

     On November 1, 2002, we received a federal grand jury subpoena for documents relating to the rupture and we are cooperating fully with the grand jury.

     A number of personal injury and wrongful death lawsuits were filed against us in connection with the rupture. All but one of these suits have been settled, with settlement payments fully covered by insurance. The remaining case is Geneva Smith, et al. vs. EPEC and EPNG filed October 23, 2000 in Harris County, Texas. Trial is set to begin on August 11, 2003. In connection with the settlement of the cases, we contributed $10 million to a charitable foundation as a memorial to the families involved. The contribution was not covered by insurance.

     Parties to four settled lawsuits have since filed an additional lawsuit titled Diane Heady et al. v. EPEC and EPNG in Harris County, Texas on November 20, 2002 seeking an additional $85 million based upon their interpretation of earlier agreements. Parties to another of the settled lawsuits have filed a lawsuit titled In the Matter of Jennifer Smith, in Eddy County, New Mexico, on May 7, 2003, seeking an additional $86 million based upon their interpretation of earlier agreements. In addition, plaintiffs' counsel for the settled New Mexico state court cases have notified us that they intend to file suit on behalf of about twenty-three firemen and EMS personnel who responded to the fire and who allegedly have suffered psychological trauma. We have not been served with such a lawsuit. Our costs and legal exposure related to these lawsuits and claims are currently not determinable. However, we believe these matters will be fully covered by insurance.

     Grynberg. In 1997, we and a number of our affiliates were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value of natural gas produced from royalty properties been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). In May 2001, the court denied the defendants' motions to dismiss. Discovery is proceeding. Our costs and legal exposure related to these lawsuits and claims are currently not determinable.

     Will Price (formerly Quinque). We and a number of our affiliates were named defendants in Quinque Operating Company et al v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. Quinque has been dropped as a plaintiff and Will Price has been added. This class action complaint alleges that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The plaintiff in this case seeks certification of a nationwide class of natural gas working interest owners and natural gas royalty owners to recover royalties that the plaintiff contends these owners should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorney's fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiff's motion for class certification was denied on April 10, 2003. Our costs and legal exposure related to these lawsuits and claims are currently not determinable.

     In addition to the above matters, we and our subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

     For each of our outstanding legal matters, we evaluate the merits of the case, our exposure in the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As of March 31, 2003, we had accrued approximately $419 million for all outstanding legal matters.

  Environmental Matters

     We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of March 31, 2003, we had accrued approximately $28 million for expected remediation costs at current and former sites and associated onsite, offsite and groundwater technical studies and for related environmental legal costs, which we anticipate incurring through 2027. Our reserve estimates range from a low estimate of approximately $27 million to a high estimate of approximately $54 million. Our accrual at March 31, 2003 was based on the probability of the range of reasonably possible outcomes. Below is a reconciliation of our accrued liability as of March 31, 2003 (in millions).

Balance as of January 1.....................................  $29
Additions/adjustments for remediation activities............   (1)
                                                              ---
Balance as of March 31......................................  $28
                                                              ===

     In addition, we expect to make capital expenditures for environmental matters of approximately $3 million in the aggregate for the years 2003 through 2008. These expenditures primarily relate to compliance with clean air regulations. For 2003, we estimate that our total remediation expenditures will be approximately $1 million, which primarily will be expended under government directed clean-up plans.

     CERCLA Matters. We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to four active sites under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or state equivalents. We have sought to resolve our liability as a PRP at these sites through indemnification by third parties and settlements which provide for payment of our allocable share of remediation costs. As of March 31, 2003, we have estimated our share of the remediation costs at these sites to be between $14 million and $18 million. Since the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, and because in some cases we have asserted a defense to any liability, our estimates could change. Moreover, liability under the federal CERCLA statute is joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. Our understanding of the financial strength of other PRPs has been considered, where appropriate, in determining our estimated liabilities.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe the reserves are adequate.

  Rates and Regulatory Matters

     CPUC Complaint Proceeding.  In April 2000, the CPUC filed a complaint under
Section 5 of the Natural Gas Act (NGA) with the FERC alleging that our sale of approximately 1.2 billion cubic feet per day of capacity to our affiliate, El Paso Merchant Energy Company (EPME), raised issues of market power and violation of FERC's marketing affiliate regulations and asked that the contracts be voided. Although the FERC held that we did not violate its marketing affiliate requirements, it established a hearing before an ALJ to address the market power issue. In the spring and summer of 2001, two hearings were held before the ALJ to address the market power issue and, at the request of the ALJ, the affiliate issue. In October 2001, the ALJ issued an initial decision on the two issues, finding that the record did not support a finding that either we or EPME had exercised market power and that accordingly the market power claims against us should be dismissed. The ALJ found, however, that we had violated FERC's marketing affiliate rule. We and other parties filed briefs on exceptions and briefs opposing exceptions to the October initial decision.

     Also, in October 2001, the FERC's Office of Market Oversight and Enforcement filed comments stating that the record at the hearings was inadequate to conclude that we had complied with FERC regulations in the transportation of gas to California. In December 2001, the FERC remanded the proceeding to the ALJ for a supplemental hearing on the availability of capacity at our California delivery points. On September 23, 2002, the ALJ issued his initial decision, again finding that there was no evidence that EPME had exercised market power during the period at issue to drive up California gas prices and therefore recommending that the complaint against EPME be dismissed. However, the ALJ found that we had withheld at least 345 MMcf/d of capacity (and perhaps as much as 696 MMcf/d) from the California market during the period from November 1, 2000 through March 31, 2001. The ALJ found that this alleged withholding violated our certificate obligations and was an exercise of market power that increased the gas price to California markets. He therefore recommended that the FERC initiate penalty procedures against us. We and others filed briefs on exceptions to the initial decision on October 23, 2002; briefs opposing exceptions were filed on November 12, 2002. This proceeding will be resolved upon finalization and approval of the Western Energy Settlement.

     Systemwide Capacity Allocation Proceeding. In July 2001, several of our contract demand or CD customers filed a complaint against us at the FERC claiming, among other things, that our full requirements contracts or FR contracts (contracts with no volumetric limitations) should be converted to CD contracts, and that we should be required to expand our system and give demand charge credits to CD customers when we are unable to meet their full contract demands. In July 2001, several of our FR customers filed a complaint alleging that we had violated the Natural Gas Act and our contractual obligations to them by not expanding our system, at our cost, to meet their increased requirements.

     On May 31, 2002, the FERC issued an order on the complaints in which it required that (i) FR service, for all FR customers except small volume customers, be converted to CD service; (ii) firm customers be assigned specific receipt point rights in lieu of their existing systemwide receipt point rights;
(iii) reservation charge credits be given to all firm customers for failure to schedule confirmed volumes except in cases of force majeure; (iv) no new firm contracts be executed until we have demonstrated there is adequate capacity on the system; and (v) a process be implemented to allow existing CD customers to turn back capacity for acquisition by FR customers in which process we would remain revenue neutral. These changes were to be made effective November 1, 2002. The order also stated that the FERC expected us to file for certificate authority to add compression to Line 2000 to increase our system capacity by 320 MMcf/d without cost coverage until our next rate case (i.e. January 1, 2006). We had previously informed the FERC that we were willing to add compression to Line 2000 provided we were assured of rate coverage in the next rate case. On July 1, 2002, we and other parties filed for clarification and/or rehearing of the May 31 order.

     On September 20, 2002, at the urging of the FR shippers, the FERC issued an order postponing until May 1, 2003 the effective date of the FR conversions. That order also required us to allocate among our FR customers (i) the 320 MMcf/d of capacity that will be available from the addition of compression to Line 2000, and (ii) any firm capacity that expires under existing contracts between May 31, 2002, and May 1, 2003, thereby precluding us from reselling that capacity. In total, the September 20 order requires that our FR customers pay only their current aggregate reservation charges for existing unsubscribed capacity, for the 230 MMcf/d of capacity made available in November 2002 by our Line 2000 project, for the 320 MMcf/d of capacity from the addition of compression to Line 2000, and for all capacity subject to contracts expiring before May 1, 2003.

     On April 14, 2003, the FERC issued an order granting a motion by the FR shippers for deferral of the May 1 implementation date pending FERC review of the Western Energy Settlement. The order reset the implementation date to September 1, 2003. Beginning on that date and subject to the substantive requirements of the September 20, 2002 order, we will be required to pay reservation charge credits when we are unable to schedule confirmed volumes except in cases of force majeure. Until September 1, 2003, we are required to pay partial reservation charge credits to CD customers when we are unable to schedule 95 percent of their monthly confirmed volumes except for reasons of force majeure and provided that there is no capacity available from other supply basins on our system.

     Several pleadings have been filed in response to the September 20 order, including rehearing requests and requests by several customers to modify the order based on the ALJ's decision in the CPUC Complaint Proceeding discussed above. All such pleadings remain pending before the FERC.

     On October 7, 2002, we filed tariff sheets in compliance with the September 20 order to implement a partial demand charge credit for the period November 1, 2002 to May 6, 2003, and to allow California delivery points to be used as secondary receipt points to the extent of our backhaul displacement capabilities. We proposed both a reservation and a usage charge for this service. On December 26, 2002, the FERC issued an order (i) denying our request to charge existing CD customers a reservation rate for California receipt service for the remaining term of the settlement, i.e., through December 31, 2005; (ii) allowing us to charge our maximum IT rate for the service; (iii) approving our proposed usage rate for the service until our next rate case; and
(iv) requiring us to make a showing that capacity is available for any new shippers utilizing this service. We made a revised tariff filing on January 10, 2003, in compliance with the December 26 order. On January 27, 2003, we filed a request for rehearing on certain aspects of the December 26 order. That request is pending.

     Rate Settlement. Our current rate settlement establishes our base rates through December 31, 2005. Under the settlement, our base rates began escalating annually in 1998 for inflation. We have the right to increase or decrease our base rates if changes in laws or regulations result in increased or decreased costs in excess of $10 million a year. In addition, all of our settling customers participate in risk sharing provisions. Under these provisions, we will receive cash payments in total of $295 million for a portion of the risk we assumed from capacity relinquishments by our customers (primarily capacity turned back to us by Southern California Gas Company and Pacific Gas & Electric Company which represented approximately one-third of the capacity of our system) during 1996 and 1997. The cash we received was deferred, and we recognize this amount in revenues ratably over the risk sharing period. As of March 31, 2003, we had unearned risk sharing revenues of approximately $24 million and had $10 million remaining to be collected from customers under this provision. Amounts received for relinquished capacity sold to customers, above certain dollar levels specified in our rate settlement, obligate us to refund a portion of the excess to customers. Under this provision, we refunded a total of $46 million of 2002 revenues to customers during 2002 and the first quarter of 2003. During 2003, we established an additional refund obligation of $10 million. Both the risk and revenue sharing provisions of the rate settlement extend through 2003.

     Line 2000 Project. On July 31, 2000, we applied with the FERC for a certificate of public convenience and necessity for our Line 2000 project, which was designed to replace old compression on the system with a converted oil pipeline, resulting in no increase in system capacity. In response to demand conditions on our system, however, we filed in March 2001 to amend our application to convert the project to an expansion project of 230 MMcf/d. On May 7, 2001, the FERC authorized the amended Line 2000 project. We placed the line in service in November 2002 at an approximate capital cost of $185 million. The cost of the Line 2000 conversion will not be included in our rates until our next rate case, which will be effective on January 1, 2006.

     On October 3, 2002, pursuant to the FERC's May 31 and September 20 orders in the systemwide capacity allocation proceeding, we filed with the FERC for a certificate of public convenience and necessity to add compression to our Line 2000 project to increase the capacity of that line by an additional 320 MMcf/d at an estimated capital cost of approximately $173 million for all phases. That application has been protested, and remains pending. In our request for clarification of the September 20 order, we have asked for assurances from the FERC that we will be able to begin cost recovery for this project at the time our next rate case becomes effective. That request remains pending.

     Marketing Affiliate NOPR. In September 2001, the FERC issued a Notice of Proposed Rulemaking (NOPR). The NOPR proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. The proposed regulations, if adopted by the FERC, would dictate how we conduct business and interact with our energy affiliates. In December 2001, we filed comments with the FERC addressing our concerns with the proposed rules. A public hearing was held on May 21, 2002, providing an opportunity to comment further on the NOPR. Following the conference, additional comments were filed by El Paso's pipelines and others. At this time, we cannot predict the outcome of the NOPR, but adoption of the regulations in their proposed form would, at a minimum, place additional administrative and operational burdens on us.

     Negotiated Rate NOI.  In July 2002, the FERC issued a Notice of Inquiry
(NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. We have entered into these transactions over the years, and the FERC is now reviewing whether negotiated rates should be capped, whether or not the "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power and other issues related to negotiated rate programs. On September 25, 2002, El Paso's pipelines and others filed comments. Reply comments were filed on October 25, 2002. At this time, we cannot predict the outcome of this NOI.

     Cash Management NOPR. On August 1, 2002, the FERC issued a NOPR requiring that all cash management or money pool arrangements between a FERC regulated subsidiary (like us) and a non-FERC regulated parent must be in writing, and set forth the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, these arrangements. Finally, the NOPR proposed that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. On August 28, 2002, comments were filed. The FERC held a public conference on September 25, 2002, to discuss the issues raised in the comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, we cannot predict the outcome of this NOPR.

     Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, which was effective immediately. The Accounting Release provides guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, it did not address the proposed requirements that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Requests for rehearing were filed on August 30, 2002. The FERC has not yet acted on the rehearing requests.

     Emergency Reconstruction of Interstate Natural Gas Facilities NOPR. On January 17, 2003, FERC issued a NOPR proposing, in emergency situations, to (1) expand the scope of construction activities authorized under a pipeline's blanket certificate to allow replacement of mainline facilities; (2) authorize a pipeline to commence reconstruction of the affected system without a waiting period; and (3) authorize automatic approval of construction that would be above the normal cost ceiling. Comments on the NOPR were filed on February 27, 2003. At this time, we cannot predict the outcome of this rulemaking.

     Pipeline Safety Notice of Proposed Rulemaking. On January 28, 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. Comments on the NOPR were filed on April 30, 2003. At this time, we cannot predict the outcome of this rulemaking.

 Other Matters

     Enron Bankruptcy. In December 2001, Enron Corp. and a number of its subsidiaries, including Enron North America Corp. and Enron Power Marketing, Inc., filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Southern District of New York. Enron North America had transportation contracts on our system. The transportation contracts have now been rejected and we have filed a proof of claim in the amount of approximately $128 million, which included $18 million for amounts due for services provided through the date the contracts were rejected and $110 million for damage claims arising from the rejection of its transportation contracts. The September 20 order capacity allocation proceeding discussed in Rates and Regulatory Matters above currently prohibits us from remarketing Enron capacity that was not remarketed prior to May 31, 2002. We have sought rehearing of the September 20 order. We have fully reserved for all amounts due from Enron through the date the contracts were rejected, and we have not recognized any amounts under these contracts since the rejection date.

     While the outcome of our outstanding legal matters, environmental matters, and rates and regulatory matters cannot be predicted with certainty, based on current information and our existing accruals, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters. It is also possible that these matters could impact our debt rating and the credit rating of our parent. Further, for environmental matters, it is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As new information for our outstanding legal matters, environmental matters and rates and regulatory matters becomes available, or relevant developments occur, we will review our accruals and make any appropriate adjustments. The impact of these changes may have a material effect on our results of operations, our financial position, and on our cash flows in the period the event occurs.

5. RELATED PARTY TRANSACTIONS


     We participate in El Paso's cash management program which matches short-term cash surpluses and need requirements of participating affiliates, thus minimizing total borrowings from outside sources. Our continued participation in the program may be dependent on any final rule issued by the FERC in connection with its cash management notice of proposed rulemaking discussed in Note 4 beginning on page F-34. As of March 31, 2003 and December 31, 2002, we had advanced to El Paso $1,033 million and

$990 million. The market rate of interest at March 31, 2003 and December 31, 2002, was 1.3% and 1.5%. As of March 31, 2003 and December 31, 2002, we have classified $608 million and $565 million of these advances as non-current notes receivable from affiliates. These receivables were due upon demand; however, we do not anticipate settlement within the next twelve months.

     At March 31, 2003 and December 31, 2002, we had other accounts receivable from related parties of $6 million and $7 million. Accounts payable to affiliates was $7 million at March 31, 2003, versus $33 million at December 31, 2002. These balances arose in the normal course of business.

     As of March 31, 2003, we had accrued $7 million in dividends associated with our preferred stock. On April 3, 2003, El Paso contributed its 500,000 shares of our 8% preferred stock to us, including the accrued dividends.

     The following table shows revenues and charges from our affiliates for the quarters ended March 31:

                                                              2003     2002
                                                              -----    -----
                                                              (IN MILLIONS)
Revenues from affiliates....................................   $ 4      $13
Operations and maintenance from affiliates..................    18       17
Reimbursement for operating expenses from affiliates........     4        1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NOTES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE NOTES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE OF THIS PROSPECTUS.

     UNTIL           , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.

                          EL PASO NATURAL GAS COMPANY

                                  $300,000,000

                               OFFER TO EXCHANGE
                   REGISTERED 8 3/8% NOTES DUE JUNE 15, 2032

                                      FOR

                 ALL OUTSTANDING 8 3/8% NOTES DUE JUNE 15, 2032

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                          , 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article X of the by-laws of El Paso Natural Gas requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the by-laws of El Paso Natural Gas provide an unconditional right to indemnification for all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer or employee of El Paso Natural Gas, such person or is or was serving at the request of El Paso Natural Gas as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. The by-laws of El Paso Natural Gas also provide that El Paso Natural Gas may, by action of its board of directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article 10 of El Paso Natural Gas' restated certificate of incorporation, as amended, provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of El Paso Natural Gas shall not be liable to El Paso Natural Gas or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of El Paso Natural Gas for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     El Paso Natural Gas maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of El Paso Natural Gas and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act of 1933, as amended ("Securities Act") for acts or omissions by such persons while acting as directors or officers of El Paso Natural Gas and/or its subsidiaries, as the case may be.

     Certain directors and officers of El Paso Natural Gas are directors, officers and/or employees of El Paso.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 **1.1    --   Purchase Agreement dated as of June 4, 2002, between El Paso
               Natural Gas and Credit Suisse First Boston Corporation.
   4.1    --   Indenture dated as of November 13, 1996, by and between El
               Paso Natural Gas and Wilmington Trust Company (as successor to JPMorgan Chase Bank (formerly known as The Chase
               Manhattan Bank)), as Trustee (incorporated by reference to
               El Paso Natural Gas' Current Report on Form 8-K filed
               November 13, 1996).
 **4.2    --   First Supplemental Indenture dated as of June 10, 2002, by and between El Paso Natural Gas and Wilmington Trust Company
               (as successor to JPMorgan Chase Bank (formerly known as The
               Chase Manhattan Bank)), as Trustee, including the form of
               8 3/8% Note Due June 15, 2032.
 **4.3    --   Registration Rights Agreement dated as of June 10, 2002,
               between El Paso Natural Gas and Credit Suisse First Boston
               Corporation.
 **5.1    --   Opinion of Locke Liddell & Sapp LLP as to the legality of
               the New Notes.
 **8.1    --   Opinion of Locke Liddell & Sapp LLP regarding tax matters.
  12.1    --   Computation of Ratio of Earnings to Fixed Charges
               (incorporated by reference to El Paso Natural Gas' Current
               Report on Form 8-K filed June 5, 2003).
  23.1    --   Consent of PricewaterhouseCoopers LLP.
**23.2    --   Consent of Locke Liddell & Sapp LLP (included in Exhibit
               5.1).
**24.1    --   Power of Attorney (included on signature page).
  25.1    --   Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939 of Wilmington Trust Company, as Trustee.
**99.1    --   Form of Letter to Holder of Old Notes.
**99.2    --   Form of Letter of Transmittal (with accompanying Substitute
               Form W-9 and related Guidelines).
**99.3    --   Form of Notice of Guaranteed Delivery.
**99.4    --   Form of Letter to Registered Holders and Depository Trust
               Company Participants.
**99.5    --   Form of Letter to Clients (with form of Instructions to
               Registered Holder and/or Depository Trust Company
               Participant).
**99.6    --   Form of Exchange Agent Agreement.


---------------

** Previously filed.

     All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.

ITEM 22. UNDERTAKINGS.

     (A) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) The undersigned Registrant hereby undertakes:

          (1) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (D) The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (E) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (G) The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 11, 2003.


                                          EL PASO NATURAL GAS COMPANY

                                          By:  /s/ JOHN W. SOMERHALDER II
                                            ------------------------------------
                                                   John W. Somerhalder II
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.


                        SIGNATURE                                   TITLE                       DATE
                        ---------                                   -----                       ----

            /s/ JOHN W. SOMERHALDER II                  Chairman of the Board, Chief       July 11, 2003
 ------------------------------------------------      Executive Officer and Director
             (John W. Somerhalder II)                   (Principal Executive Officer)


             /s/ PATRICIA A. SHELTON                       President and Director          July 11, 2003
 ------------------------------------------------
              (Patricia A. Shelton)


                /s/ GREG G. GRUBER                      Senior Vice President, Chief       July 11, 2003
 ------------------------------------------------     Financial Officer, Treasurer and
                 (Greg G. Gruber)                                 Director
                                                       (Principal Accounting Officer)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 **1.1    --   Purchase Agreement dated as of June 4, 2002, between El Paso
               Natural Gas and Credit Suisse First Boston Corporation.
   4.1    --   Indenture dated as of November 13, 1996, by and between El
               Paso Natural Gas and Wilmington Trust Company (as successor to JPMorgan Chase Bank (formerly known as The Chase
               Manhattan Bank)), as Trustee (incorporated by reference to
               El Paso Natural Gas' Current Report on Form 8-K filed
               November 13, 1996).
 **4.2    --   First Supplemental Indenture dated as of June 10, 2002, by and between El Paso Natural Gas and Wilmington Trust Company
               (as successor to JPMorgan Chase Bank (formerly known as The
               Chase Manhattan Bank)), as Trustee, including the form of
               8 3/8% Note Due June 15, 2032.
 **4.3    --   Registration Rights Agreement dated as of June 10, 2002,
               between El Paso Natural Gas and Credit Suisse First Boston
               Corporation.
 **5.1    --   Opinion of Locke Liddell & Sapp LLP as to the legality of
               the New Notes.
 **8.1    --   Opinion of Locke Liddell & Sapp LLP regarding tax matters.
  12.1    --   Computation of Ratio of Earnings to Fixed Charges
               (incorporated by reference to El Paso Natural Gas' Current
               Report on Form 8-K filed June 5, 2003).
  23.1    --   Consent of PricewaterhouseCoopers LLP.
**23.2    --   Consent of Locke Liddell & Sapp LLP (included in Exhibit
               5.1).
**24.1    --   Power of Attorney (included on signature page).
  25.1    --   Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939 of Wilmington Trust Company, as Trustee.
**99.1    --   Form of Letter to Holder of Old Notes.
**99.2    --   Form of Letter of Transmittal (with accompanying Substitute
               Form W-9 and related Guidelines).
**99.3    --   Form of Notice of Guaranteed Delivery.
**99.4    --   Form of Letter to Registered Holders and Depository Trust
               Company Participants.
**99.5    --   Form of Letter to Clients (with form of Instructions to
               Registered Holder and/or Depository Trust Company
               Participant).
**99.6    --   Form of Exchange Agent Agreement.


---------------

** Previously filed.